    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 25, 2000
                                                      REGISTRATION NO. 333-43098
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                               LTI HOLDINGS, INC.

             (Exact Name of Registrant as specified in its charter)

           DELAWARE                        2671                    58-2044990
 (State or other jurisdiction        (Primary Standard           (IRS Employer
              of                        Industrial           Identification Number)
incorporation or organization)  Classification Code Number)

                       5115 NEW PEACHTREE ROAD, SUITE 200
                             ATLANTA, GEORGIA 30341
                                 (770) 454-7403
   (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                         ------------------------------
                               MICHAEL E. NOONAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               LTI HOLDINGS, INC.
                       5115 NEW PEACHTREE ROAD, SUITE 200
                             ATLANTA, GEORGIA 30341
                                 (770) 454-7403
(Name, address, including zip code and telephone number, including area code of agent for service)

                         ------------------------------
                                   COPIES TO:

        THOMAS L. HANLEY, ESQ.                          EDWIN D. MASON, ESQ.
      CHARLES A. BERARDESCO, ESQ.                       LINDA Y. KELSO, ESQ.
       STEVEN E. FRIEDMAN, ESQ.                       CHARLES R. HAYWOOD, ESQ.
   PIPER MARBURY RUDNICK & WOLFE LLP                       FOLEY & LARDNER
         1200 19TH STREET, NW                               ONE IBM PLAZA
         WASHINGTON, DC 20036                          330 NORTH WABASH AVENUE
            (202) 861-3900                                CHICAGO, IL 60611
                                                           (312) 755-1900

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after this Registration Statement becomes effective and upon consummation of the Merger described herein.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                        CALCULATION OF REGISTRATION FEE

                                                              PROPOSED MAXIMUM     PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF               AMOUNT TO         OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
     SECURITIES TO BE REGISTERED           BE REGISTERED          PER SHARE              PRICE          REGISTRATION FEE
Common Stock, $0.01 par value.........     11,989,551(1)             N/A             $1,230,778(2)           $325(3)

(1) Based upon the sum of the number of shares of LTI common stock expected to be issued in the merger in exchange for issued and outstanding shares of Speedcom Wireless International Corporation common stock issued and outstanding, the number of shares of LTI common stock issuable pursuant to outstanding stock options of Speedcom which, as a result of the merger, will be converted into options to purchase LTI common stock, and the number of shares of LTI common stock issuable pursuant to outstanding warrants of Speedcom which, as a result of the merger, will be converted into warrants to purchase LTI common stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) of the Securities Act, based upon the book value of Speedcom common stock as of June 30, 2000.

(3) Previously paid.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           PROXY STATEMENT/PROSPECTUS

                                 LTI HOLDINGS, INC.

    We are sending you this document to describe a proposed merger transaction in which LTI will acquire Speedcom Wireless International Corporation. If we complete the merger, Speedcom stockholders will receive shares of LTI common stock in exchange for their shares of Speedcom common stock according to formulas specified in the merger agreement and described in the attached materials. Cash will be paid to Speedcom stockholders in lieu of fractional shares that would otherwise be issuable. Following completion of the merger, current Speedcom stockholders will own shares, in the aggregate, representing approximately 92% of the equity ownership interest in the post-merger combined company (subject to certain adjustments based upon the cash position of LTI at the closing of the merger). LTI's common stock is traded on the OTC-Bulletin Board under the symbol "LAMT." On August 24, 2000 the closing price of LTI's common stock was $3.437. There is no public market for the Speedcom common stock.

    We cannot complete the merger unless the stockholders of LTI and Speedcom approve the merger. The board of directors of LTI also is submitting proposals for approval of a 1 for 4.26 reverse stock split and certain changes to its certificate of incorporation. If approved by the LTI stockholders, the 1 for
4.26 reverse stock split will be implemented just prior to completion of the merger and the changes to the LTI certificate of incorporation will be implemented at the time the merger is completed.

    This document is a proxy statement of LTI to solicit the vote of stockholders of LTI to adopt and approve the merger agreement and to approve the other proposals, all of which are described in greater detail in this document. Neither LTI nor Speedcom is asking Speedcom stockholders for a proxy and they are requested not to send a proxy.

    This document is also a prospectus of LTI for the issuance of the shares of LTI common stock to Speedcom stockholders in connection with the merger, including shares issuable upon the exercise of outstanding Speedcom options and warrants that will be assumed by LTI upon completion of the merger.

    We encourage you to read this entire document carefully.

    SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 18 FOR A DISCUSSION OF RISKS ASSOCIATED WITH THE MERGER AND AN INVESTMENT IN THE COMMON STOCK.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE LTI COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY SECURITIES IN ANY JURISDICTION WHERE OFFERS OR SALES ARE NOT PERMITTED.

The date of this proxy statement/prospectus is August 28, 2000, and it is being first mailed or delivered to LTI stockholders on or about August 29, 2000.

                               LTI HOLDINGS, INC.
                       5115 NEW PEACHTREE ROAD, SUITE 200
                             ATLANTA, GEORGIA 30341

                            ------------------------

                        SPECIAL MEETING OF STOCKHOLDERS
                          YOUR VOTE IS VERY IMPORTANT

                            ------------------------

Dear LTI Stockholders:

    On behalf of the board of directors of LTI Holdings, Inc., I cordially invite you to attend a Special Meeting of the stockholders of LTI, to be held on September 26, 2000, at 9:00 a.m., local time, at LTI's offices at 5115 New Peachtree Road, Suite 200, Atlanta, Georgia 30341. As previously announced, LTI has agreed to merge with Speedcom Wireless International Corporation. The terms of the merger are described more fully in the attached document. Your board of directors is soliciting your approval of a proposal to approve and adopt the merger agreement dated August 4, 2000 by and between Speedcom and LTI. We are also soliciting your approval of certain additional proposals that are related to the proposed merger with Speedcom, including a 1 for 4.26 reverse stock split and certain changes to our certificate of incorporation (including a change in the company's name to Speedcom Wireless Corporation). These additional proposals will be implemented only if the merger is approved and, if approved, the reverse stock split will be implemented just prior to completion of the merger and the other changes to the certificate of incorporation will be implemented at the time the merger is completed.

    We believe that the merger is a positive development for LTI. After careful consideration, your Board of Directors has unanimously determined that the merger is advisable, fair to and in the best interests of LTI and its stockholders and unanimously recommends that LTI stockholders vote "FOR" the merger and "FOR" each of the other proposals. Please take the time to vote by completing and mailing the enclosed proxy card. If you do not vote, it will have the same effect as if you voted against the merger.

    The attached document describes the terms and conditions of the merger agreement and the other proposals, and includes the complete text of the merger agreement as Appendix A. We urge you to read the enclosed materials carefully for a complete description of the merger and the other proposals.

    In arriving at our recommendation regarding the merger, your board of directors has given careful consideration to a number of factors which are described in the attached document, including an opinion of Marshall & Stevens Incorporated, the company's financial advisor, that the transaction is fair to the stockholders of LTI from a financial point of view.

    Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. YOUR VOTE IS VERY IMPORTANT.

Very truly yours
/s/ MICHAEL E. NOONAN
Michael E. Noonan
Chairman of the Board, President and Chief Executive Officer

                               LTI HOLDINGS, INC.
                       5115 NEW PEACHTREE ROAD, SUITE 200
                             ATLANTA, GEORGIA 30341
                                 (770) 454-7403

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD SEPTEMBER 26, 2000

                            ------------------------

    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of LTI Holdings, Inc. will be held on September 26, 2000, at 9:00 a.m., local time, at LTI's offices at 5115 New Peachtree Road, Suite 2000, Atlanta Georgia 30341 for the following purposes:

    1. To approve and adopt an Agreement and Plan of Merger dated as of August 4, 2000 by and between Speedcom Wireless International Corporation and LTI Holdings, Inc.;

    2. To approve an amendment to the certificate of incorporation to provide for a 1 for 4.26 reverse stock split of the outstanding common stock, to become effective just prior to completion of the merger, and to authorize the filing of an amendment to the Certificate of Incorporation in connection herewith;

    3. To approve certain additional changes to the certificate of incorporation, to become effective on the completion of the merger, and to authorize the filing of an Amended and Restated Certificate of Incorporation in connection therewith; and

    4. To transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof, including potential adjournments for the purpose of soliciting additional proxies.

    A copy of the Agreement and Plan of Merger is attached as Appendix A. A copy of the form of the Amended and Restated Certificate of Incorporation is attached as Appendix B.

    The Board of Directors of LTI has fixed the close of business on August 24, 2000 as the record date for the determination of LTI stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. You may examine a list of the LTI stockholders who are entitled to vote at the Special Meeting during ordinary business hours at LTI's principal offices during the ten days prior to the Special Meeting. Pursuant to Delaware law, holders of LTI common stock are entitled to appraisal rights in connection with the merger.

    YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF EACH OF THE PROPOSALS LISTED ABOVE.

    YOUR VOTE IS IMPORTANT. All LTI stockholders are cordially invited to attend the Special Meeting. Whether or not you expect to attend, please sign, date and return the enclosed proxy card(s) as soon as possible. No postage is necessary if the proxy is mailed in the United States. Sending in your proxy will not prevent you from voting in person at the Special Meeting, but will assure that your vote is counted if you are unable to attend. Properly executed proxies will be voted in the manner you direct. If no direction is specified, those proxies will be voted "FOR" the proposals listed above.

                                          By Order of the Board of Directors
                                          /s/ Donald Aldridge

                                          SECRETARY

Atlanta, Georgia
August 28, 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Questions and Answers About the Merger......................      6
Summary.....................................................      8
Summary Financial Information...............................     14
Comparative Per Share Data..................................     15
Comparative Market Price Data...............................     16
Note Regarding Forward-Looking Statements...................     17
Risk Factors................................................     18
General Information About the LTI Special Meeting of
  Stockholders..............................................     24
  Date, Time and Place of the Special Meeting...............     24
  Record Date and Outstanding Shares........................     24
  Purpose of the Special Meeting............................     24
  Vote Required.............................................     25
  Voting of Proxies.........................................     25
  Revocation of Proxies.....................................     25
  Solicitation of Proxies...................................     26
Proposal 1: The Merger......................................     27
  General...................................................     27
  Background of the Merger..................................     27
  LTI's Reasons for the Merger; Recommendation of the Board
    of Directors............................................     28
  Opinion of LTI's Financial Advisor........................     30
  Speedcom's Reasons for the Merger.........................     32
  Interests of Certain Persons in the Merger................     32
  What Speedcom Stockholders Will Receive in the Merger.....     32
  Treatment of Speedcom Options and Warrants in the
    Merger..................................................     33
  Effective Time of the Merger..............................     33
  Government and Regulatory Matters.........................     33
  Accounting Treatment......................................     33
  Certain Material United States Federal Income Tax
    Consequences of the Merger..............................     33
  Resale of LTI Common Stock Following the Merger...........     36
  Appraisal Rights of LTI Stockholders......................     37
  Nasdaq SmallCap Market Listing............................     39
  Procedures for Exchange of Speedcom Common Stock
    Certificates............................................     39
The Merger Agreement........................................     41
  General...................................................     41
  Conversion Ratio; Fractional Shares.......................     41
  Speedcom Options and Warrants.............................     41
  Certain Representations and Warranties....................     42
  Certain Covenants and Agreements..........................     43
  Conditions to Completion of the Merger....................     44
  Termination...............................................     45
  Amendment; Waiver.........................................     46
  Expenses..................................................     46
Proposal 2: Reverse Stock Split.............................     47
  General...................................................     47
  Reasons for the Reverse Split.............................     47
  Effective Time of the Reverse Split; Certain Effects of
    the Reverse Split.......................................     48
  Certain United States Federal Income Tax Consequences of
    the Reverse Split.......................................     49

                                                                PAGE
                                                              --------
  Exchange of Stock Certificates--Holders of LTI Stock Prior
    to the Merger...........................................     50
  Recommendation of the Board of Directors; Vote Required
    for Approval............................................     50
Proposal 3: Amendments to the LTI Certificate of
  Incorporation.............................................     51
  General...................................................     51
  Summary of the Proposed Changes...........................     51
  Recommendation of the Board of Directors; Vote Required
    for Approval............................................     52
Description of LTI Capital Stock............................     53
  General...................................................     53
  Common Stock..............................................     53
  Preferred Stock...........................................     54
  Warrants..................................................     54
  Unit Purchase Options.....................................     55
  Registration Rights.......................................     55
  Delaware General Corporation Law..........................     55
Comparison of the Rights of LTI Stockholders and Speedcom
  Stockholders..............................................     57
Business of LTI.............................................     65
LTI Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................     67
Principal Stockholders of LTI...............................     69
Business of Speedcom........................................     71
Speedcom Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................     73
Changes In and Disagreements with Accountants on Accounting
  and Financial Disclosure..................................     74
Management Following the Merger.............................     75
Principal Stockholders of Speedcom..........................     78
Other Matters...............................................     79
Legal Matters...............................................     79
Experts.....................................................     79
Where You Can Find More Information.........................     80
Index to Financial Statements...............................    F-1
Appendices
  Appendix A--Agreement and Plan of Merger..................    A-1
  Appendix B--Amended and Restated Certificate of
    Incorporation...........................................    B-1
  Appendix C--Opinion of Marshall & Stevens Incorporated....    C-1
  Appendix D--Section 262 of the Delaware General
    Corporation Law.........................................    D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We are working to complete the merger as quickly as possible. We hope to complete the merger shortly after the LTI stockholder meeting.

Q:  AS A SPEEDCOM STOCKHOLDER, WHAT WILL I RECEIVE IN THE MERGER?

A: Common stockholders of Speedcom will receive one share of LTI common stock for each share of Speedcom common stock that you own. The number of shares you receive may be increased if LTI does not meet certain financial tests at the time of closing of the merger. This exchange ratio assumes that LTI stockholders approve the proposed 1 for 4.26 reverse stock split.

    Speedcom stockholders will not receive any fractional shares of LTI common stock. Instead, you will receive cash in an amount equal to $4.00 multiplied by the appropriate fraction.

    Each outstanding Speedcom option and warrant will be converted into an option or a warrant, as appropriate, to acquire, on substantially the same terms and conditions currently applicable to the Speedcom option or warrant, shares of LTI common stock equal to the number of shares that the holder would have been entitled to receive in the merger had the holder fully exercised the option or warrant immediately prior to the effective date of the merger.

Q: AS AN LTI STOCKHOLDER, WILL I RECEIVE ADDITIONAL SHARES OF LTI COMMON STOCK IN THE MERGER?

A: No, we will issue LTI common stock only to Speedcom stockholders in the merger. You will continue to hold shares of LTI common stock after the merger, provided that if the proposed 1 for 4.26 reverse split is approved, each share of LTI that you currently own will automatically be converted into .235 of a share of stock in the post-merger combined company. The merger exchange ratio assumes that LTI stockholders approve the proposed 1 for 4.26 reverse stock split.

Q:  WILL THE MERGER DILUTE THE OWNERSHIP OF LTI STOCKHOLDERS?

A. Yes. The issuance of shares of LTI common stock to Speedcom stockholders will dilute the ownership of existing LTI stockholders. Immediately after the merger, the current stockholders of LTI will hold approximately 8% of the outstanding LTI common stock. The number of shares that will be issued to Speedcom stockholders may be increased if LTI does not meet certain financial tests at the time of closing of the merger. If this occurs, you will experience additional dilution.

    The proposed reverse split, in and of itself, if approved and completed, will not have a dilutive effect on the ownership of LTI stockholders.

Q:  WHO WILL MANAGE THE COMBINED COMPANY AFTER THE MERGER?

A. At the effective time of the merger, the current management of Speedcom Wireless International Corporation will serve as the management of the combined company. One member of the board of directors of the post-merger combined company will be designated by the current LTI board of directors.

Q:  WHO MAY VOTE AT THE LTI STOCKHOLDER MEETING?

A: All LTI stockholders of record as of the close of business on August 24, 2000 may vote at the LTI stockholder meeting.

Q: WHAT ARE LTI STOCKHOLDERS BEING ASKED TO VOTE UPON IN CONNECTION WITH THE STOCKHOLDER MEETING?

A: LTI stockholders are being asked to vote for the approval and adoption of the merger agreement. LTI stockholders also are being asked to vote on two additional proposals, each related to the merger, including the reverse stock split and certain amendments to the certificate of incorporation. Approval of these additional proposals is a condition to closing of the merger.

Q:  WHAT DO I NEED TO DO NOW IF I AM AN LTI STOCKHOLDER?

A: After you have read this proxy statement/ prospectus carefully, please complete and sign your proxy card and return it in the enclosed envelope. This will enable your shares to be represented at the LTI stockholder meeting. If you fail to return a proxy card or abstain from voting, the effect will be the same as a vote against the merger.

Q: IF MY LTI SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares and then follow the directions your broker provides. Without instructions, your LTI shares will not be voted by your broker and the effect will be the same as a vote against the merger.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE SUBMITTED MY PROXY WITH VOTING
    INSTRUCTIONS?

A: Yes. There are three ways you can change your vote. First, you may send a written notice to the secretary of LTI stating that you wish to revoke your proxy. Second, you may complete and submit a new proxy card with new voting instructions. The proxy card dated latest and actually received prior to the LTI stockholder meeting will be your vote. Any earlier proxies or votes will be revoked. Third, you may attend the stockholder meeting and vote in person. Any earlier votes will be revoked by your vote at the meeting. Simply attending the LTI stockholder meeting without voting, however, will not revoke your proxy.

    If you have instructed a broker to vote your shares, you must follow your broker's directions to change or revoke your proxy or vote your shares at the special meeting.

Q:  HOW WILL MY LTI SHARES BE VOTED IF I RETURN A BLANK PROXY CARD?

A. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposals submitted at the LTI stockholder meeting.

Q:  SHOULD I SEND IN MY SPEEDCOM STOCK CERTIFICATES NOW?

A: No. After the merger, the exchange agent acting on behalf of LTI will send Speedcom stockholders written instructions for exchanging their stock certificates. Speedcom stockholders should not send in their stock certificates now.

Q:  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO SPEEDCOM AND LTI
    STOCKHOLDERS?

A. The exchange of shares by Speedcom stockholders generally will be tax-free to them for U.S. federal income tax purposes, except for taxes payable on any gain recognized as a result of receiving cash in lieu of fractional shares of LTI common stock. The merger generally will have no tax consequences to LTI stockholders.

Q:  WHO CAN ANSWER MY QUESTIONS?

A: LTI stockholders should contact the following person with any questions about the merger and the related transactions:

    Michael Noonan
    LTI Holdings, Inc.
    5115 New Peachtree Road, Suite 200
    Atlanta, Georgia 30341
    770-454-7403

    Speedcom stockholders should contact the following person with any questions about the merger and the related transactions:

    Jay O. Wright
    Speedcom Wireless
    International Corporation
    1748 Independence Blvd. D-4
    Sarasota, FL 34234
    941-358-9283

Q:  WHERE CAN I FIND MORE INFORMATION ABOUT LTI?

A: LTI files reports and other information with the SEC. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at WWW.SEC.GOV. You can also request copies of these documents from us.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER AND THE OTHER PROPOSALS FULLY, YOU SHOULD READ CAREFULLY THE ENTIRE DOCUMENT, INCLUDING THE DOCUMENTS ATTACHED AS APPENDICES. THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A AND THE FORM OF PROPOSED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS. WE HAVE INCLUDED PAGE REFERENCES PARENTHETICALLY IN THIS SUMMARY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS DISCUSSED HEREIN.

THE COMPANIES

                          LTI HOLDINGS, INC. (PAGE 65)
                       5115 NEW PEACHTREE ROAD, SUITE 200
                             ATLANTA, GEORGIA 30341
                                 (770) 454-7403

    Laminating Technologies, Inc. was incorporated in Georgia in March 1993, as New Cooler Corp., and subsequently changed its name to Laminating
Technologies, Inc. In April 1996, the company was merged into Laminating Merger Corporation, a Delaware corporation, which changed its name to Laminating Technologies, Inc. On June 30, 1999, Laminating Technologies, Inc. sold all of its operating assets to Packaging Atlanta Corporation and changed its name to LTI Holdings, Inc. Prior to the asset sale, the company was a development stage company organized to research, develop, design and market value-added packaging and specialty display products manufactured using a proprietary processing method known as "LTI Processed-Registered Trademark-".

             SPEEDCOM WIRELESS INTERNATIONAL CORPORATION (PAGE 71)
       1748 INDEPENDENCE BOULEVARD C-5 SARASOTA, FL 34234 (941) 358-9283

    Speedcom was incorporated in Florida in 1994 as M-Com Network Systems, Corporation. The company initially served as a reseller of computer equipment and wireless communications equipment. In 1997, Speedcom changed its name to Speedcom Wireless International Corporation and started selling its own branded products. Speedcom does business under the tradenames Wave Wireless Networking and Installguys.com.

LTI'S REASONS FOR THE MERGER (page 28)

    Since the completion of the sale of all of LTI's operating assets to Packaging Atlanta Corporation last June, LTI's management has been focusing its efforts on identifying suitable candidates for a business combination with the company. At that time, the board of directors of LTI determined not to liquidate the company or otherwise distribute any of its remaining assets because the board believed that a business combination with a suitable operating company had the potential to create a greater value for LTI stockholders than a liquidation or similar distribution. The board believes that the proposed merger with Speedcom presents a significant opportunity to enhance stockholder value by enabling our stockholders to participate in an operating business with growth potential.

SPEEDCOM'S REASONS FOR THE MERGER (page 32)

    Speedcom has been evaluating methods of obtaining access to significant amounts of financial capital for some time. Speedcom has determined that becoming a publicly traded corporation presents significant advantages at this time relative to other financing alternatives such as venture capital. Speedcom believes that merging with LTI presents several advantages, including:

    - Obtaining approximately $1.5 million in working capital pursuant to the merger;

    - Utilizing its common stock as a currency to acquire one or more companies which complement its product offerings;

    - Raising additional capital at more favorable prices, assuming an increase in Speedcom's valuation;

    - Enhancing its ability to: recruit employees, obtain favorable terms from suppliers and promote its brand name; and

    - Creating liquidity for its common shareholders by providing them with the option of selling part or all of their holdings.

    In sum, Speedcom believes that a merger with LTI presents an excellent opportunity to enhance shareholder value for Speedcom shareholders.

STRUCTURE OF THE MERGER (page 27)

    Speedcom will merge with and into LTI, with LTI as the surviving corporation. Assuming that the merger and Proposal 3 relating to changes to the current LTI certificate of incorporation are approved, in conjunction with the closing of the merger, LTI will change its name to Speedcom Wireless Corporation.

    A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

WHAT SPEEDCOM STOCKHOLDERS WILL RECEIVE IN THE MERGER (page 32)

    Common stockholders of Speedcom will receive one share of LTI common stock for each share of Speedcom common stock that they own. The number of shares to be received by Speedcom stockholders may be increased if LTI does not meet certain financial tests at the time of closing of the merger. This exchange ratio assumes that LTI stockholders approve the proposed 1 for 4.26 reverse stock split.

    Speedcom stockholders will not receive any fractional shares of LTI common stock. Instead, they will receive cash in an amount equal to $4.00 multiplied by the appropriate fraction. Following completion of the merger, current Speedcom stockholders will own shares, in the aggregate, representing approximately 92% of the equity ownership interest in the post-merger company.

    Speedcom stockholders should not send in their stock certificates now. After the merger, the exchange agent acting on behalf of LTI will send Speedcom stockholders written instructions for exchanging their stock certificates.

TREATMENT OF SPEEDCOM OPTIONS AND WARRANTS IN THE MERGER (page 33)

    Each outstanding option and warrant to acquire shares of Speedcom common stock will be converted into an option or a warrant, as appropriate, to acquire, on substantially the same terms and conditions currently applicable to the Speedcom option or warrant, the number of shares of LTI common stock equal to the number of shares that the holder would have been entitled to receive in the merger had the holder fully exercised the option or warrant immediately prior to the effective date of the merger.

DETERMINATION OF BOARD OF DIRECTORS OF LTI AND RECOMMENDATION TO LTI
  STOCKHOLDERS (page 28)

    The LTI board of directors believes that the merger is advisable, fair to and in the best interests of LTI and its stockholders and the LTI board unanimously approved the merger agreement and the merger. The board recommends that LTI stockholders vote "FOR" the proposal to approve and adopt the merger agreement.

OPINION OF LTI'S FINANCIAL ADVISOR (page 30)

    In deciding to approve the merger, one of the factors that the LTI board of directors considered was the opinion of its financial advisor, Marshall & Stevens Incorporated, that as of the date of the opinion and subject to the considerations set forth in the opinion, the merger is fair to the stockholders of LTI from a financial point of view. Marshall & Stevens' opinion was provided for the information and assistance of the LTI board of directors in connection with its consideration of the transactions contemplated by the merger agreement and its opinion does not constitute a recommendation as to how any holder of LTI common stock should vote with respect to the proposed merger. The full text of the Marshall & Stevens opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken by Marshall & Stevens in connection with its opinion, is attached as Appendix C to this proxy statement/prospectus. We urge you to read the opinion carefully.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (page 32)

    In connection with the completion of the merger, all current LTI officers and directors are required to resign their positions. Upon such resignation, Michael Noonan, LTI's current Chairman, President and Chief Executive Officer, will be entitled to a severance payment of $144,000 (equal to his annual base salary), payable over twelve months, and subject to a fifty percent offset during the second six months for salary received from subsequent employment.

THE LTI SPECIAL MEETING (page 24)

    The special meeting of the stockholders of LTI will be held on September 26, 2000, at 9:00 a.m., local time, at LTI's offices at 5115 New Peachtree Road, Suite 200, Atlanta, Georgia 30341. At the special meeting, LTI stockholders will be asked to consider and approve the merger agreement with Speedcom and certain additional matters outlined below.

    You are entitled to vote at the LTI stockholders meeting if you held shares of LTI common stock of record at the close of business on August 24, 2000.

    Approval and adoption of the merger agreement requires the favorable vote of the holders of a majority of the issued and outstanding common stock of LTI.

    Each share of LTI common stock is entitled to one vote on each matter to be voted on at the meeting.

OTHER MATTERS TO BE VOTED UPON BY LTI STOCKHOLDERS (pages 47 and 51)

    Pursuant to the merger agreement, LTI is obligated to submit certain merger-related proposals to a vote of LTI stockholders. In addition to the merger, stockholders will consider and vote upon:

    - a 1 for 4.26 reverse split; and

    - additional amendments to the current LTI certificate of incorporation.

    Approval of the 1 for 4.26 reverse stock split and the additional changes to the certificate of incorporation require the favorable vote of the holders of a majority of the issued and outstanding common stock of LTI. Approval of these proposals is a condition to closing of the merger. If LTI stockholders do not approve these additional proposals, the merger will not be completed unless Speedcom waives compliance with this condition to closing.

    The LTI board of directors recommends that LTI stockholders vote "FOR" each of these proposals.

CONDITIONS TO THE MERGER (page 44)

    LTI and Speedcom are not obligated to complete the merger unless several conditions are satisfied, including:

    - approval of the merger by LTI stockholders;

    - LTI meeting certain minimum net worth tests;

    - approval of the merger by Speedcom stockholders;

    - approval of the 1 for 4.26 reverse split and the other amendments to the LTI certificate of incorporation;

    - the absence of legal restraints that prevent the completion of the merger;

    - compliance by each of the parties with all agreements and covenants included in the merger agreement;

    - the receipt of required opinions of counsel;

    - the receipt by LTI of a "fairness" opinion from its financial advisor;

    - the continuing accuracy of the representations in the merger agreement;
      and

    - the continuing effectiveness of the registration statement filed with the SEC.

    These, and other conditions, are set forth in the merger agreement. Some of the conditions to the merger may be waived.

TERMINATION AND AMENDMENT OF THE MERGER AGREEMENT (pages 45 and 46)

    LTI and Speedcom may mutually agree at any time to terminate the merger agreement without completing the merger. Either party may also terminate the merger agreement if, among other reasons:

    - the merger has not been completed by October 15, 2000, if all the conditions precedent to be performed by the other party have not been performed by that date;

    - the other party has breached or violated a representation, warranty, covenant or agreement and the breach or violation is not cured or cannot be cured within a specified time period; or

    - the board of directors exercises its rights under the "fiduciary out" provisions of the merger agreement.

    LTI and Speedcom also may amend the merger agreement before the completion of the merger by mutual written consent.

NO OTHER NEGOTIATIONS (page 43)

    The merger agreement provides that neither LTI nor Speedcom will permit any of its employees, officers, agents or other affiliates to directly or indirectly solicit or initiate any discussions or negotiations concerning a sale or merger, unless a written proposal is submitted to LTI or Speedcom by a third party, and the board of directors of LTI or Speedcom, as the case may be, determines in its good faith judgment that continued compliance with the non-solicitation provision set forth in the merger agreement may cause the board of directors to breach or violate its fiduciary duties under applicable law.

APPRAISAL RIGHTS OF LTI STOCKHOLDERS (page 37)

    LTI stockholders have the right to object to the merger and be paid cash for their shares in an amount determined in accordance with the provisions of Delaware law.

    Speedcom stockholders also have the right to object to the merger and be paid cash for their shares in an amount determined in accordance with the provisions of Florida law.

RESALES OF LTI COMMON STOCK (page 36)

    The shares of LTI common stock issued to Speedcom stockholders pursuant to the merger will be registered under the Securities Act of 1933, as amended. These shares will be freely transferable under the Securities Act following completion of the merger, except for shares issued to any Speedcom stockholder who may be deemed to be an "affiliate" of Speedcom for purposes of Rule 145 under the Securities Act. Affiliates may not sell their shares of LTI common stock acquired in the merger except pursuant to (1) an effective registration statement under the Securities Act covering the resale of those shares, (2) an exemption under Rule 145 under the Securities Act or (3) any other applicable exemption under the Securities Act.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (page 33)

    The merger is intended to qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code. Assuming that the merger qualifies as a reorganization, holders of Speedcom common stock will generally not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of their shares of Speedcom common stock for shares of LTI common stock in the merger, except for cash received instead of fractional shares of LTI common stock.

    TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

ANTICIPATED ACCOUNTING TREATMENT (page 33)

    We expect to account for the merger as a recapitalization of Speedcom since LTI has been a non-operating public shell for greater than twelve months and because Speedcom stockholders will own the majority of the outstanding common stock following the merger. As a result, Speedcom will record the merger as an issuance of common stock for the net monetary assets of LTI, accompanied by a recapitalization of its equity.

MANAGEMENT AND BOARD OF DIRECTORS AFTER THE MERGER (page 75)

    At the effective time of the merger, the current management of Speedcom will serve as the management of the combined company. The Chairman and Chief Executive Officer will be Michael W. McKinney and the Chief Financial Officer will be Jay O. Wright. Bruce Sanguinetti will become the President of Speedcom, effective September 1, 2000.

    After the effective time of the merger, the board of directors will consist initially of five members: Michael W. McKinney, Bruce Sanguinetti, Jay O. Wright, R. Craig Roos and a director to be appointed by the current LTI board of directors.

EFFECTS OF THE MERGER ON THE RIGHTS OF SPEEDCOM STOCKHOLDERS (page 57)

    The rights of stockholders of Speedcom after the merger will be governed by Delaware law and LTI's certificate of incorporation and bylaws (as modified by the other proposals being put to a vote of

LTI stockholders at its special meeting). Those rights will differ from rights of current Speedcom stockholders under Florida law and Speedcom's current articles of incorporation and bylaws.

COMPARATIVE MARKET PRICE INFORMATION (page 16)

    Shares of LTI common stock are quoted on the National Association of Securities Dealer's Over-the-Counter Electronic Bulletin Board (also referred to as the OTC-Bulletin Board). On June 5, 2000, the last full trading day prior to the public announcement of the merger, the last reported sale price of LTI common stock was $1.375 per share. On August 3, 2000, the last full trading day prior to execution of the definitive merger agreement, the last sale price of LTI common stock, as reported on the OTC-Bulletin Board was $4.125. On
August 24, 2000, the last reported sale price of LTI common stock was $3.437 per share. The foregoing market quotations have not been adjusted to give effect to the proposed 1 for 4.26 reverse stock split. Stock prices can fluctuate dramatically--we urge you to obtain more recent quotes for LTI's common stock.

    Shares of Speedcom common stock are not listed or traded on an exchange or quotation system. Therefore, no meaningful basis exists to determine the market price of Speedcom common stock.

REGULATORY APPROVALS (page 33)

    Other than with respect to compliance with federal and state securities law and filings to be made with the Secretary of State of Delaware and the Secretary of State of Florida, no federal or state regulatory filings or approvals are necessary to complete the merger.

EXPENSES (page 46)

    Each of LTI and Speedcom will bear all expenses it incurs in connection with the merger, except that LTI and Speedcom will share certain costs of filing with the SEC the registration statement of which this proxy statement/prospectus is a part and printing and mailing this proxy statement/ prospectus.

                         SUMMARY FINANCIAL INFORMATION

    In the tables below, we are providing you with summary historical and pro forma financial data of Speedcom to aid you in your analysis of the financial aspects of the merger. We have prepared this information using the financial statements of Speedcom for the two years ended December 31, 1999, and the six months ended June 30, 1999 and 2000. The financial statements for the two fiscal years ended December 31, 1999 have been audited by Ernst & Young LLP, independent auditors. The financial statements for the six months ended
June 30, 1999 and 2000 have not been audited. The pro forma information assumes that the merger, accounted for as a recapitalization, occurred at the beginning of the respective period in the case of operating information or at June 30, 2000 in the case of balance sheet information. Pro forma net loss per share equals historical net loss per share because the contemplated exchange ratio is on a one for one basis.

    When you read this summary financial data, it is important that you read along with it the historical financial statements and related notes, and "Speedcom Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this proxy statement/ prospectus.

SUMMARY HISTORICAL AND PRO FORMA OPERATING INFORMATION

                                               YEAR ENDED DECEMBER 31,    SIX MONTHS ENDED JUNE 30,
                                               ------------------------   -------------------------
                                                  1998          1999         1999          2000
                                               -----------   ----------   -----------   -----------
                                                                          (UNAUDITED)   (UNAUDITED)
Historical Operating Information:
Revenues.....................................  $ 5,171,070   $5,052,043   $2,011,825    $4,000,982
                                               ===========   ==========   ==========    ==========
Net loss.....................................  $(1,265,178)  $ (790,508)  $ (344,644)   $ (678,700)
                                               ===========   ==========   ==========    ==========
Net loss per share: basic and diluted........  $     (0.21)  $    (0.13)  $    (0.06)   $    (0.10)
                                               ===========   ==========   ==========    ==========

Pro Forma Information:
Pro forma net per share: basic and diluted                   $    (0.13)                $    (0.10)
                                                             ==========                 ==========

SUMMARY HISTORICAL AND PRO FORMA BALANCE SHEET INFORMATION

                                                            HISTORICAL    HISTORICAL     JUNE 30,
                                                           DECEMBER 31,    JUNE 30,        2000
                                                               1999          2000        PRO FORMA
                                                           ------------   -----------   -----------
                                                                          (UNAUDITED)   (UNAUDITED)
Cash.....................................................   $  108,564    $  105,026    $1,871,707
                                                            ==========    ==========    ==========
Total assets.............................................   $1,463,059    $3,015,543    $4,790,454
                                                            ==========    ==========    ==========
Total long-term obligations, including current
  maturities.............................................   $  427,935    $  137,913    $  137,913
                                                            ==========    ==========    ==========
Total stockholders' equity (deficit).....................   $ (348,362)   $1,230,778    $2,827,661
                                                            ==========    ==========    ==========
Cash dividends paid......................................   $       --    $       --    $       --
                                                            ==========    ==========    ==========
Book value (deficit) per common share....................   $    (0.05)   $     0.18    $     0.37
                                                            ==========    ==========    ==========

                           COMPARATIVE PER SHARE DATA

    The following table summarizes certain historical per share data of LTI for its year ended March 31, 2000 and three month period ended June 30, 2000 and certain historical and equivalent pro forma per share data of Speedcom for its year ended December 31, 1999 and six month period ended June 30, 2000. The information presented below should be read in conjunction with the historical financial statements of LTI and Speedcom, which are included in this proxy statement/prospectus. You should also read the information in conjunction with the unaudited pro forma financial information included in this proxy statement/prospectus. You should not rely on the unaudited pro forma financial information to indicate the results that would have been achieved had the companies combined at an earlier date or the future results the combined company may experience after the merger. Earnings per share data are calculated using the diluted weighted average shares outstanding during the periods, while book value per share is calculated using the outstanding shares at period end. The pro forma information gives effect to the merger accounted for as a recapitalization (see page 33--"Anticipated Accounting Treatment").

                                                                                 THREE MONTHS
                                                                YEAR ENDED          ENDED
                                                              MARCH 31, 2000    JUNE 30, 2000
                                                              ---------------   --------------
LTI HISTORICAL:
Net loss per common share--basic and diluted................      $(0.37)           $ (.03)
Book value (deficit) per common share.......................      $ 0.57            $  .55

                                                                                     SIX MONTHS
                                                                  YEAR ENDED           ENDED
                                                              DECEMBER 31, 1999    JUNE 30, 2000
                                                              ------------------   --------------
SPEEDCOM HISTORICAL:
Net loss per common share--basic and diluted................        $(0.13)            $(0.10)
Book value (deficit) per common share.......................        $(0.05)            $ 0.18
EQUIVALENT PRO FORMA COMBINED:
Net loss per common share--basic and diluted (1)............        $(0.13)            $(0.10)
Book value (deficit) per common share (1)...................        $(0.05)            $ 0.18

------------------------

(1) Equivalent pro forma per share data equals the Speedcom historical per share data because the contemplated exchange ratio is on a one for one basis.

                         COMPARATIVE MARKET PRICE DATA

    LTI's common stock is traded on the OTC-Bulletin Board under the symbol "LAMT." The common stock was listed on the Nasdaq SmallCap market under the same symbol from October 9, 1996 to December 17, 1998, at which time it was delisted for failing to meet certain Nasdaq continued listing requirements. The following table presents certain historical trading information for the LTI common stock. These quotations represent prices between dealers and do not include retail mark-up, mark-down or commission or necessarily represent actual transactions. The market for the common stock has been thin or illiquid at times, with no or few trades occurring on a number of days.

                                                                HIGH       LOW
                                                              --------   --------
QUARTER ENDED
June 30, 1998...............................................   1.0000     0.2500
September 30, 1998..........................................   0.6870     0.1875
December 31, 1998...........................................   0.3437     0.1875
March 31, 1999..............................................   0.3125     0.1875

June 30, 1999...............................................   0.5625     0.2400
September 30, 1999..........................................   0.5938     0.4063
December 31, 1999...........................................   0.5625     0.3800
March 31, 2000..............................................   0.8438     0.5000

June 30, 2000...............................................   3.1875     0.5938
September 30, 2000 (through August 24, 2000)                   5.3750     2.1875

    On June 5, 2000, the last full trading day prior to the public announcement of the merger, the last sale price of LTI common stock, as reported on the OTC-Bulletin Board was $1.375. On August 3, 2000, the last full trading day prior to the execution and public announcement of the definitive merger agreement, the last sale price of LTI common stock, as reported on the OTC-Bulletin Board was $4.125. On August 24, 2000, the last full trading date prior to the printing of this document, the last sale price of LTI common stock, as reported on the OTC-Bulletin Board was $3.437. The foregoing market quotations have not been adjusted to give effect to the proposed 1 for 4.26 reverse stock split.

    THE MARKET PRICE OF LTI'S COMMON STOCK FLUCTUATES AND YOU ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS.

    The number of shares of LTI common stock issuable to holders of Speedcom stock in the merger will not be affected by any changes in the market price of LTI common stock. Therefore, the market value of the shares of LTI common stock that holders of Speedcom common stock will receive in the merger may increase or decrease prior to the completion of the merger because the market price of LTI is subject to fluctuation but the exchange ratio is fixed.

    As of August 24, 2000 there were approximately 92 holders of record of the LTI common stock.

    In addition to the common stock, LTI's class A warrants and class B warrants are traded on the OTC-Bulletin Board under the symbol "LAMTW" and "LAMTZ," respectively. These warrants also were listed on the Nasdaq SmallCap market under the same symbols until they were delisted for failing to meet certain Nasdaq continued listing requirements.

    Because there is no established trading market for shares of any class of Speedcom stock, information with respect to market prices of Speedcom stock has been omitted.

    Neither LTI nor Speedcom has ever paid any cash dividends with respect to its shares of common stock and neither anticipates that dividends will be declared in the foreseeable future. After the merger, the company expects that all available cash will be utilized to further the growth of its business.

    Following the merger, LTI expects that its common stock will continue to be quoted on the OTC-Bulletin Board. LTI intends to change its trading symbol to reflect the change in the company's name in connection with the merger. As discussed elsewhere in this proxy statement/prospectus, following the merger the company intends to apply for listing of the common stock on the Nasdaq SmallCap Market. There can be no assurance, however, that the company will meet the requirements for listing on the Nasdaq SmallCap Market after the merger, or that it will be able to take the additional steps necessary to meet those requirements.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This proxy statement/prospectus contains or incorporates by reference statements that constitute "forward-looking statements" within the safe harbor provisions of the Private Securities Litigation Reform Act. These statements include statements with respect to LTI's and Speedcom's financial condition, results of operations and business and on the expected impact of the merger on the financial performance of the combined companies. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions generally identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

       - LTI and Speedcom may not achieve the benefits they expect from the merger which may have a material adverse effect on the combined company's business, financial condition and operating results and/or could result in loss of key personnel;

       - The merger could adversely affect combined financial results;

       - The market price of LTI common stock may decline as a result of the merger;

       - Certain officers and directors may have conflicts of interest that may influence them to support or approve the merger;

       - Failure to complete the merger could negatively impact LTI's stock price, future business and operations.

    In evaluating the merger, you should carefully consider the discussion of these and other factors in the section entitled "Risk Factors" on page 18.

    Should one or more of these risks or uncertainties affect the business of LTI or Speedcom or should underlying assumptions prove incorrect, actual results, performance or achievements in 2000 and beyond could differ materially from those expressed in, or implied by, such forward-looking statements.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION PROVIDED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT, YOU SHOULD CONSIDER THE FOLLOWING FACTORS CAREFULLY IN EVALUATING THE MERGER AND AN INVESTMENT IN THE COMMON STOCK. YOU SHOULD ALSO REFER TO "NOTE REGARDING FORWARD LOOKING STATEMENTS" ON PAGE 17.

                          RISKS RELATED TO THE MERGER

SPEEDCOM STOCKHOLDERS WILL RECEIVE A FIXED NUMBER OF SHARES OF LTI COMMON STOCK DESPITE CHANGES IN THE MARKET VALUE OF LTI COMMON STOCK.

    Upon the completion of the merger, each share of Speedcom common stock will be exchanged for one share of LTI common stock. This exchange ratio assumes that LTI stockholders approve the proposed 1 for 4.26 reverse stock split. There will be no adjustment for changes in the market price of LTI common stock. In addition, neither LTI nor Speedcom may terminate the merger agreement solely because of changes in the market price of LTI common stock. The specific dollar value of LTI common stock that Speedcom stockholders will receive upon completion of the merger will depend on the market value of LTI common stock when the merger is completed and may decrease or increase after the date of this proxy statement/prospectus. We urge you to obtain recent market quotations for LTI common stock. Neither LTI nor Speedcom can predict or give any assurances as to the market price of LTI common stock at any time before or after the completion of the merger.

IF LTI COMMON STOCK IS DEEMED TO BE A "PENNY STOCK" FOLLOWING THE MERGER, RESTRICTIONS ON BROKER-DEALERS' ABILITY TO MAKE MARKETS IN THE COMMON STOCK ARE LIKELY TO ADVERSELY AFFECT LIQUIDITY.

    LTI's common stock may be covered by SEC rules regarding so-called "penny stocks." These rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and "accredited investors." For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. As a result, the rules may affect the ability of broker-dealers to sell shares of LTI common stock and also may affect the ability of persons receiving shares of LTI common stock to sell them in the public market. Costs of transactions in penny stocks may also be higher than the costs of transactions in other stocks. After completion of the merger, LTI common stock will initially continue to be quoted on the OTC-Bulletin Board rather than on the Nasdaq or an exchange, and assuming LTI stockholder approval of the proposed 1 for 4.26 reverse stock split, is expected to command a market price of $5 per share, the price required for a non-Nasdaq-quoted security to avoid the SEC "penny stock" trading restrictions. However, there can be no assurance that LTI's stock will continue to avoid "penny stock" restrictions in the future.

ALTHOUGH IT IS OUR INTENTION TO APPLY FOR LISTING OF THE COMMON STOCK ON THE NASDAQ SMALLCAP MARKET, WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO DO SO.

    LTI intends to apply for listing of its common stock on the Nasdaq SmallCap Market after the merger. The requirements for listing on the Nasdaq SmallCap Market include a number of standards which LTI does not currently meet, and it is uncertain whether the combined company will meet all of the standards after the completion of the merger. There can be no assurance that the company will meet the requirements for listing on the Nasdaq SmallCap Market after the merger, or that it will be able to take the additional steps necessary to meet those requirements. Further, we cannot assure you that, even if the company is able to meet all of the requirements for the initial listing of the common stock on the Nasdaq SmallCap Market, it will be able to satisfy the continued listing requirements on an ongoing basis in the future. If LTI fails to satisfy the initial listing requirements or fails to satisfy the continued listing requirements in the future, the market price for and liquidity of the common stock may be adversely affected.

THE MARKET PRICE OF THE LTI COMMON STOCK IS LIKELY TO BE VOLATILE.

    Although the LTI common stock is currently quoted on the OTC-Bulletin Board, at times during the recent past there has been only a limited market for those shares and there is no assurance that an active market for the shares will develop after the merger or that, if one develops, that it will be maintained. It is likely that any market that develops will be highly volatile and that the trading volume may be limited. Further, the market price of the LTI common stock may fluctuate significantly before and after the completion of the merger due to a variety of factors, including:

    - revenue or income below analysts' expectations;

    - quarterly fluctuations in financial results;

    - general business conditions in the wireless telecommunications industry;

    - changes in prices for products of the company or its competitors;

    - changes in revenue growth rates for the company or its competitors;

    - the exercise of options and warrants to acquire LTI common stock;

    - sales of large blocks of LTI common stock; and

    - conditions in the financial markets generally and the markets for smaller companies in particular, whose stock may experience extreme price and volume fluctuations without regard to operating performance.

                     RISKS RELATED TO THE COMBINED COMPANY

THE MARKET FOR WIRELESS NETWORKING IS AT AN EARLY STAGE OF DEVELOPMENT.

    The wireless networking market is at an early stage of development and is rapidly evolving. As is typical for a new and rapidly evolving industry, demand and market acceptance for recently introduced wireless networking products and services are subject to a high level of uncertainty. Market acceptance of particular products cannot be predicted; however, it is likely that new wireless LAN products will not be generally accepted unless they operate at higher speeds and are sold at lower prices. While the number of businesses recognizing the increased value of wireless solutions is increasing, it is not known whether this market will continue to develop such that sufficient demand for our products will emerge and become sustainable. Our prospects must be evaluated due to the risks encountered by a company in the early stages of marketing new products or services, particularly in light of the uncertainties relating to the new and evolving markets in which we operate. There can be no assurance that we will succeed in addressing any or all of these risks, and the failure to do so would have a material adverse effect on our business, financial condition and operating results.

THERE IS INTENSE COMPETITION IN THE WIRELESS LAN MARKET.

    The market for our products is very competitive, and we expect that competition will increase in the future, both with respect to our current products and future products which we may develop. Within the wireless industry, business is intensely competitive and is characterized by rapid technological change, frequent introduction of new products and evolving industry standards. Increased competition could adversely affect our revenues and profitability through pricing pressure, loss of market share and other factors. We believe that the principal competitive factors in the wireless LAN market include:

    - expertise and familiarity with 2.4 GHz spread spectrum technology, wireless data communication protocols and LAN technology;

    - product performance, features, functionality and reliability;

    - price/performance characteristics;

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
    - timeliness of new product introductions;

    - adoption of emerging industry standards;

    - customer service and support;

    - size and scope of distribution network; and

    - brand name.

    While we believe that we are competitive in these regards, there can be no assurance that we will be able to successfully compete as to these or other factors or that competitive pressures we face will not materially and adversely affect our business and operating results. We also cannot assure you that these will continue to be competitive factors in the wireless LAN market and, if not, whether we will be able to successively identify future competitive factors or be successful competing as to those factors.

    Within the wireless LAN industry, our primary competitors are Lucent Technologies, Aironet (part of Cisco Systems) and BreezeCom. We also experience competition from a number of smaller companies that provide wireless data communication products, and we may encounter future competition from other companies, both that have and have not announced their intentions to offer competitive products and solutions. In addition, we could encounter future competition from larger wireless, computer and networking equipment companies. We also face competition from our OEM customers who have, or could acquire, their own wireless data communications research and development capabilities.

    We could also encounter future competition from companies that offer products that replace or are alternatives to radio frequency wireless solutions including, for example, products based on infra-red technology or laser technology and systems that utilize existing telephone wires or cables within a building as a wired network backbone or satellite systems outside of buildings.

    Many of our current and potential competitors have significantly greater financial, marketing, technical and other resources than us and, as a result, may be able to respond more quickly to new or emerging technologies or standards and to changes in customer requirements, or to devote greater resources to the development, promotion and sale of products or to deliver competitive products at a lower end user price. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of our existing and prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced operating margins and loss of market share, any of which could have a material adverse effect on our business and operating results.

OUR RELIANCE ON LIMITED SOURCES OF WIRELESS AND COMPUTER COMPONENTS COULD ADVERSELY AFFECT OUR BUSINESS.

    Many of the key components necessary for the assembly of our products are only available from a single supplier or from a limited number of suppliers. We have experienced delays and shortages in the supply of components in the past and could experience delays and shortages in the future. We generally do not maintain a significant inventory of components and do not have long-term supply contracts with our suppliers. Our reliance on sole or limited source suppliers involves several risks, including:

    - suppliers could increase component prices significantly, without notice and with immediate effect;

    - suppliers could discontinue the manufacture or supply of components or delay delivery of components used in our products for reasons such as inventory shortages, new product offerings, increased cost of materials, destruction of manufacturing facilities, labor disputes and bankruptcy; and

    - in order to compensate for potential component shortages or discontinuance, we may in the future hold more inventory than is immediately required, resulting in increased inventory costs.

    If our suppliers are unable to deliver or ration components to us, we could experience interruptions and delays in manufacturing and sales which could result in cancellation of orders for our products or the need to modify our products. This may cause substantial delays in our product shipments, increased manufacturing costs and increased product prices. Further, we may not be able to develop alternative sources for these components in a timely way, if at all, and may not be able to modify our products to accommodate alternative components. For example, we have a contract with an important software licensor on which three years remain. If this contract were to be terminated, our ability to perform our business would be adversely affected.

    These factors could damage our relationships with current and prospective customers lasting longer than any underlying shortage or discontinuance. Any of these risks, if realized, could materially and adversely affect our business operating results and financial condition.

EXPANDING OUR DISTRIBUTION CHANNELS MIGHT ADVERSELY AFFECT OUR BUSINESS.

    To increase revenues, we believe we must increase the number of our distribution partners. Our strategy includes an effort to reach a greater number of end users through indirect channels. We are currently investing, and plan to continue to invest, significant resources to develop these indirect channels. This could adversely affect our operating results if these efforts do not generate the revenues necessary to offset such investments. We will be dependent upon the acceptance of our products by distributors and their active marketing and sales efforts relating to our products. The distributors to whom we sell our products are independent and are not obligated to deal with us exclusively or to purchase any specified amount of our products. Because we do not generally fulfill orders by end users of our products sold through distributors, we will be dependent upon the ability of distributors to accurately forecast demand and maintain appropriate levels of inventory.

    We expect that our distributors will also sell competing products. These distributors may not continue, or may not give a high priority to, marketing and supporting our products. This and other channel conflicts could result in diminished sales through the indirect channels and adversely affect our operating results. Additionally, because lower prices are typically charged on sales made through indirect channels, increased indirect sales could adversely affect our average selling prices and result in lower gross margins.

WE MAY NOT BE ABLE TO MANAGE OUR GROWTH.

    We have expanded our operations in recent years, and we anticipate that further expansion will be required to address potential growth in our customer base and market opportunities. This expansion has placed, and future expansion is expected to place, a significant strain on our management, technical, operational, administrative and financial resources. We have recently hired new employees, including a number of key managerial and operations personnel, who have not yet been fully integrated into our operations.

    Our current and planned expansion of personnel, systems, procedures and controls may be inadequate to support our future operations. We may be unable to attract, retain, motivate and manage required personnel, including finance, administrative and operations staff, or to successfully identify, manage and exploit existing and potential market opportunities because of inadequate staffing. We may also be unable to manage further growth in our multiple relationships with our OEMs, distributors and other third parties. If we are unable to manage growth effectively, our business, financial condition and results of operations could be adversely affected.

                                       21
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WE MAY FACE RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS AND SALES.

    We anticipate that revenues from customers outside North America will continue to account for a significant portion of our total revenues for the foreseeable future. Expansion of our international operations has required, and will continue to require, significant management attention and resources. In addition, we remain heavily dependent on distributors to market, sell and support our products internationally. Our international operations are subject to additional risks, including the following:

    - difficulties of staffing and managing foreign operations;

    - longer customer payment cycles and greater difficulties in collecting accounts receivable;

    - unexpected changes in regulatory requirements, exchange rates, trading policies, tariffs and other barriers;

    - uncertainties of laws and enforcement relating to the protection of intellectual property;

    - language barriers;

    - limits on our ability to sue and enforce a judgment for accounts receivable;

    - potential adverse tax consequences; and

    - political and economic instability.

    Similarly, we cannot accurately predict the impact that any future fluctuations in foreign currency exchange rates may have on our operating results and financial condition.

RAPID TECHNOLOGICAL CHANGE MAY ADVERSELY AFFECT THE MARKET ACCEPTANCE FOR OUR PRODUCTS.

    The markets for our products and the technologies utilized in the industry in which we operate evolve rapidly and depend on key technologies, including wireless LAN, wireless packet data, modem and radio technologies. These technologies may be replaced with alternative technologies or may otherwise not achieve market acceptance that we are seeking. In particular, there is substantial risk that the wireless packet data technology underlying the wireless Internet access and broadband wireless local loop products may not achieve market acceptance for use in application. Major changes could render our products and technologies obsolete or subject to intense competition from alternative products or technologies or by improvements in existing products or technologies. For example, Internet access and wireless local loop equipment markets may stop growing, whether as a result of the development of alternative technologies, such as fiber optic, coaxial cable, satellite systems or otherwise. Also, new or enhanced products developed by other companies may be technologically incompatible to our products and render our products obsolete.

WE HAVE A HISTORY OF LOSSES, EXPECT FUTURE LOSSES AND MAY NEVER ACHIEVE OR
  SUSTAIN PROFITABILITY.

    We have incurred significant losses since our inception, and we expect to continue to incur net losses for the foreseeable future. We intend to increase our operating expenses, however our revenues may not grow or even continue at their current level. If our revenues do not rapidly increase or if our expenses increase at a greater pace than our revenues, we will never become profitable.

WE ARE DEPENDENT ON KEY PERSONNEL.

    There are a limited number of executives, skilled design, process and testing engineers and marketing professionals involved in the wireless data communication industry. The competition for these employees is intense. It is not uncommon for skilled professionals to move among the various competitors in this industry, and we have taken steps to limit our employees from unfairly competing with us or using our trade secrets. Our future growth depends in large part on retaining our current employees and attracting new technical, marketing and management personnel. The loss of key employees or failure to attract new key employees could materially affect our business.

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
OUR COMMON STOCK PRICE MAY BE VOLATILE.

    The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies have been highly volatile. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. Such litigation could result in substantial costs and diversion of management's attention.

WE WILL HAVE LIMITS TO OUR MANUFACTURING CAPACITIES AND ABILITIES.

    Speedcom currently has limited manufacturing capability and has no experience in large scale manufacturing. If, after the completion of the merger, our customers were to place orders for unexpectedly large quantities of our products, Speedcom's present manufacturing capacity could be inadequate to meet such demand. There can be no assurance that we will be able to develop or contract for additional manufacturing capacity on acceptable terms on a timely basis.

WE WILL BE SUBJECT TO EXTENSIVE AND UNPREDICTABLE GOVERNMENT REGULATION.

    We will be subject to various FCC rules and regulations in the United States. Current FCC regulations permit license-free operation in certain FCC-certified bands in the radio spectrum. The combined company's spread spectrum wireless products are intended for unlicensed operation primarily in the 2.4-2.4835 GHz frequency bands. Operation in these frequency bands is governed by rules set forth in Part 15 of the FCC regulations. The Part 15 rules are designed to minimize the probability of interference to other users of the spectrum and, thus, accord Part 15 systems secondary status. In the event that there is interference between a primary user and a Part 15 user, a higher priority user can require the Part 15 user to curtail transmissions that create interference. In this regard, if users of the combined company's products experience excessive interference from primary users, market acceptance of our products could be adversely affected, thereby materially and adversely affecting our business and results of operations. The FCC, however, has established certain standards which create an irrefutable presumption of noninterference for
Part 15 users and we believe that our products will comply with these requirements.

    Our products also will be subject to regulatory requirements in international markets and, therefore, we will need to monitor the development of spread spectrum regulations in certain countries that represent potential markets for our products. We have limited experience in gaining regulatory approval outside of the United States. There can be no assurance that new regulations will not be promulgated which could have a material adverse effect on our business and results of operations, or that existing regulations outside of the United States would not adversely affect our international marketing of our products.

    Regulatory changes, including changes in the allocation of available frequency spectrum, could significantly impact our operations by restricting our development efforts, rendering current products obsolete or increasing the opportunity for additional competition. In September 1993 and in February 1995, the FCC allocated additional spectrum for personal communications services. In January 1997, the FCC authorized 300 MHz of additional unlicensed frequencies in the 5 GHz frequency range. These changes in the allocation of available frequency spectrum could create opportunities for other wireless networking products and services. There can be no assurance that new regulations will not be promulgated which could have a material adverse effect on our business and results of operations.

                       GENERAL INFORMATION ABOUT THE LTI
                        SPECIAL MEETING OF STOCKHOLDERS

DATE, TIME AND PLACE OF THE SPECIAL MEETING

    The special meeting of the LTI stockholders will be held on September 26, 2000, at 9:00 a.m., local time, at LTI's offices at 5115 New Peachtree Road, Atlanta, Georgia 30341.

RECORD DATE AND OUTSTANDING SHARES

    The LTI board of directors has fixed the close of business on August 24, 2000 as the record date for the determination of the holders of LTI common stock entitled to receive notice of and to vote at the LTI special meeting. Only stockholders of record on the record date are entitled to receive notice of and to vote at the LTI special meeting or any adjournments or postponement of the special meeting. As of the record date, there were 2,775,100 shares of LTI common stock issued and outstanding and held by approximately 92 holders of record. The number of outstanding shares on the record date does not give effect to the proposed 1 for 4.26 reverse stock split. Each holder of shares of LTI common stock is entitled to one vote per share held of record on the record date on all matters being submitted to a vote.

PURPOSE OF THE SPECIAL MEETING

    The LTI board of directors is soliciting proxies from its stockholders for use at the special meeting. The purpose of the special meeting is to consider and vote upon the proposals to:

    1. To approve and adopt a merger agreement dated as of August 4, 2000 by and between Speedcom and LTI;

    2. To approve an amendment to the certificate of incorporation to provide for a 1 for 4.26 reverse stock split of the outstanding LTI common stock, to become effective just prior to completion of the merger;

    3. To approve an amended and restated certificate of incorporation to make additional changes to the current certificate of incorporation, to become effective on the completion of the merger, and to authorize the filing of an amended and restated certificate of incorporation; and

    4. To transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof, including potential adjournments of the purpose of soliciting additional proxies.

    Pursuant to the merger agreement, at the effective time of the merger, the former stockholders of Speedcom will receive shares of LTI common stock in exchange for their shares of Speedcom common stock.

    No fractional shares will be issued to the Speedcom stockholders. Instead of fractional shares, Speedcom stockholders will be paid in cash the amount equal to the fractional share multiplied by $4.00.

    IN UNANIMOUSLY APPROVING THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED IN CONNECTION WITH THE MERGER, THE MEMBERS OF THE LTI BOARD OF DIRECTORS HAVE DETERMINED THAT THE MERGER IS ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF LTI AND ITS STOCKHOLDERS AND RECOMMEND THAT THE LTI STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT. THE BOARD OF DIRECTORS OF LTI ALSO HAS DETERMINED THAT THE OTHER PROPOSALS ARE ADVISABLE AND IN THE BEST INTERESTS OF LTI AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE LTI STOCKHOLDERS VOTE "FOR" EACH OF THE OTHER PROPOSALS.

VOTE REQUIRED

    Approval and adoption of the merger agreement and approval of the 1 for 4.26 reverse stock split and the other proposed changes to our certificate of incorporation requires the favorable vote of the holders of a majority of the issued and outstanding common stock of LTI. Only shares affirmatively voted for a proposal, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. Abstentions and broker non-votes are not affirmative votes and, therefore, will have the same effect as votes against approval of those proposals.

    LTI stockholders are entitled to one vote for each share of LTI common stock on all matters submitted to a vote of LTI stockholders. The presence at the LTI special meeting, either in person or by proxy, of the holders of a majority of the votes entitled to vote at the meeting constitutes a quorum for the transaction of business at the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Under Delaware law, an adjournment proposal requires the affirmative vote of a majority of the votes cast by LTI stockholders present or represented at the meeting. No proxy voted against the proposals will be voted in favor of an adjournment or postponement.

    If an executed proxy is returned and the stockholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the special meeting for purposes of determining a quorum.

    Brokers who hold shares in street name for customers will not have the authority to vote on the proposed merger and the other proposals unless they receive specific instructions from the beneficial owners. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum.

    LTI stockholders have the right to object to the merger and be paid cash for their shares in an amount determined in accordance with the provisions of Delaware law.

VOTING OF PROXIES

    If the accompanying proxy card is properly signed and returned to LTI and not revoked before a vote is taken at the LTI special meeting, it will be voted in accordance with the instructions indicated on the proxy card. If the proxy card is signed and returned without indicating any voting directions, the proxy will be voted "FOR" each of the proposals. Brokers who hold shares in street name for customers do not have authority to vote on the proposed merger and other proposals unless they receive specific instructions from the beneficial owners. If you hold your shares in street name, please see the voting form provided by your broker for additional information regarding the voting of your shares.

    LTI is not aware of any business to be acted on at the LTI special meeting, except as described in this document. If any other matters are properly presented to the LTI special meeting, or any adjournments or postponements of the meeting, the persons appointed as proxies or their substitutes will have discretion to vote or act on the matter according to their best judgment and applicable law unless the proxy indicates otherwise.

REVOCATION OF PROXIES

    A stockholder of LTI may revoke a proxy at any time before it is voted by:

    - filing written notice of revocation with the Secretary of LTI which is actually received prior to the vote of stockholders;

    - filing a duly executed proxy bearing a later date;

    - attending the LTI meeting and voting in person, although attendance at the special meeting will not by itself revoke the proxy; or

    - following the instructions received from your broker for any shares held by the broker in street name.

    LTI stockholders should send any notice of revocation or later-dated proxy cards to LTI at 5115 New Peachtree Road, Suite 200, Atlanta, Georgia 30341,
Attention: Secretary.

    If you hold your LTI shares in street name, please see the instructions provided by your broker regarding revocation of your proxy. If you vote your LTI shares through your broker, you may not change or revoke your vote by contacting LTI directly. You also will need additional documentation from your broker to vote your LTI shares in person at the special meeting if they are held in street name.

SOLICITATION OF PROXIES

    LTI will bear the costs of soliciting proxies from LTI stockholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from our stockholders by telephone or personal communication or by other means. These persons will not receive additional compensation, but they may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation.

    We also will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of LTI common stock held of record by such persons, and we will reimburse custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with this service.

    We may engage one or more proxy solicitation firms to assist in obtaining proxies from LTI stockholders on a timely basis, and we will pay any fees related to these services.

                             PROPOSAL 1: THE MERGER

GENERAL

    In the merger, Speedcom and LTI will merge, with LTI surviving the merger. If the merger is completed, shares of Speedcom common stock outstanding immediately prior to the merger will be converted into shares of LTI common stock. Speedcom stockholders will (i) become stockholders in LTI and (ii) will no longer hold any interest in Speedcom other than through their interest in shares of the post-merger combined company. The rights of Speedcom stockholders will be governed by the LTI certificate of incorporation and bylaws (as amended or supplemented, including by the other proposals being submitted to a vote of LTI stockholders at the LTI special meeting). We anticipate that the closing date will occur as promptly as practicable after the LTI special meeting of stockholders.

BACKGROUND OF THE MERGER

    In connection with the completion of the sale of all of LTI's operating assets to Packaging Atlanta Corporation last June, LTI's management began focusing its efforts on identifying suitable candidates for a business combination. At that time, the board of directors determined not to liquidate LTI or otherwise distribute any of its remaining assets because the board believed that a business combination with a suitable operating company had the potential to create a greater value for LTI stockholders than a liquidation or similar distribution.

    LTI was first introduced to Speedcom in June 1999 by Paul Mannion of J.W. Genesis Securities, Inc. During June 1999, LTI received and reviewed information regarding Speedcom, and Michael Noonan, LTI's President and CEO, had a series of telephone conversations with Michael McKinney, Speedcom's CEO.

    On July 22, 1999, Mr. Noonan visited Speedcom's headquarters in Sarasota, Florida to meet with Mr. McKinney and some of Speedcom's other key personnel, tour Speedcom's facilities, look at its production operations and perform some additional preliminary due diligence. Subsequent to that meeting, the parties began preliminary negotiations of the terms and conditions of a possible business combination of LTI and Speedcom. While these preliminary negotiations were ongoing, Mr. Noonan consulted with certain key stockholders of LTI concerning the possible business combination. As a result of those discussions, Mr. Noonan decided not to pursue further negotiations with Speedcom at that time.

    After suspending negotiations with Speedcom, LTI continued to explore other business combination opportunities, exchanging information with a number of different business combination candidates. During this period, Mr. Noonan also continued to be in contact with Speedcom representatives.

    In early 2000, after reviewing the status of the company's search for a suitable business combination partner, Mr. Noonan again discussed the possibility of a transaction with Speedcom with certain key LTI stockholders. Based upon these discussions and Mr. Noonan's belief that a transaction with Speedcom remained an attractive opportunity, LTI, through Mr. Mannion, approached Speedcom to determine if Speedcom was still interested in pursuing a transaction. Mr. Mannion had discussions with Jay Wright, who had recently joined Speedcom as its Chief Financial Officer, who communicated Speedcom's interest in renewing negotiations.

    Following Mr. Mannion's contact with Speedcom, representatives of LTI and Speedcom began negotiating the terms of a merger. The parties exchanged additional financial and business information and began negotiations and due diligence during April 2000. These negotiations resulted in a merger proposal dated May 12, 2000 from Speedcom to LTI.

    The parties continued to negotiate the terms of the merger, and in a letter to LTI dated May 31, 2000, Speedcom formalized its merger proposal. The parties and their legal counsel met by telephone to discuss and further negotiate the terms of the proposal. Speedcom's legal counsel prepared a revised letter of intent based on those discussions. The terms of the letter of intent provided for the parties to enter into a definitive merger agreement whereby LTI would acquire Speedcom in return for shares of LTI's common stock. Upon completion of the transaction, current LTI's stockholders would own approximately 8% of the post-merger combined company and current Speedcom stockholders would own approximately 92% of the post-merger combined company, subject to certain adjustments based upon the cash position of LTI at the closing of the merger. The letter of intent also provided that the completion of the merger was subject to a number of conditions, including completion of due diligence, negotiation of a definitive merger agreement, stockholder approval and the filing and effectiveness of a registration statement with the SEC.

    The LTI board of directors held a special meeting on June 5, 2000 by telephone to discuss the terms of the proposed merger. LTI's legal counsel also attended the meeting. At the meeting, the board discussed the Speedcom proposal and authorized LTI's management to execute the letter of intent and move forward with negotiations of a definitive merger agreement. The board also authorized management to engage Marshall & Stevens Incorporated to render advice to the board concerning the fairness, from a financial point of view, of the proposed merger. The parties executed the letter of intent on June 5, 2000 and issued a joint press release on June 6, 2000 announcing the proposed merger.

    During June and July 2000, LTI, Speedcom and their respective advisors completed their due diligence reviews and negotiated the terms of a definitive merger agreement.

    The LTI board of directors held a special meeting on August 4, 2000 by telephone to discuss the terms of the draft definitive merger agreement. LTI's legal counsel and a representative of Marshall & Stevens also attended the meeting. At that meeting, Marshall & Stevens reviewed the financial terms of the merger and rendered its oral opinion, subsequently confirmed by delivery of a written opinion dated as of August 4, 2000, to the effect that as of that date, based upon and subject to the assumptions, limitations and qualifications set forth in its written opinion, the merger was fair to LTI's stockholders from a financial point of view. Following Marshall & Steven's presentation of its opinion, the board of directors considered the terms and provisions of the draft definitive merger agreement. After further discussion, and consideration of the factors described under "--LTI's Reasons for the Merger; Recommendation of the Board Of Directors" the LTI board of directors concluded that the merger was advisable, fair to and in the best interests of LTI and its stockholders and unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The board authorized Mr. Noonan to complete negotiations with Speedcom and execute the definitive merger agreement, and that the merger agreement and the additional proposals relating to the merger be submitted to LTI stockholders for their approval in accordance with Delaware law and LTI's charter and bylaws.

    On August 4, 2000, after negotiation of the final terms of the merger agreement and accompanying exhibits and schedules, Messrs. Noonan and McKinney executed the merger agreement. On August 4, 2000, LTI and Speedcom also issued a joint press release announcing the execution of the definitive merger agreement.

LTI'S REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

    The LTI board of directors believes that the merger is advisable, fair to and in the best interests of LTI and its stockholders and has approved the merger agreement and the merger. The LTI board of directors believes that the opportunities created by the merger to increase the value of the LTI common stock more than offset any risks inherent in the merger. In reaching its decision to approve and recommend the merger agreement and merger, the board evaluated the information at its disposal, consulted with LTI's management and outside advisors, and considered certain factors, including the following:

    - information regarding the financial condition, results of operations, business and prospects of LTI and Speedcom;

    - the opportunity for current LTI stockholders to share, through their equity interest in the combined company, in the growth and prospects of Speedcom;

    - the judgment and advice of LTI's senior management, including its favorable recommendation for the merger;

    - the ownership interest in the combined company that would be held by the current stockholders of LTI;

    - the analyses prepared by Marshall & Stevens and presented to the LTI board of directors on August 4, 2000, and the oral opinion of Marshall & Stevens presented that date (subsequently confirmed in writing on August 4, 2000) that, as of the date of the opinion and based upon and subject to certain considerations set forth in the opinion, the merger was fair to LTI's stockholders from a financial point of view, as described more fully under "Opinion of LTI's Financial Advisor;"

    - the terms of the merger agreement;

    - the possibility of pursuing alternative transactions or liquidating the company;

    - current industry, economic and market conditions;

    - the interests of certain persons in the merger as discussed under the heading "--Interests of Certain Persons in the Merger;"

    - the possibility that the merger may not be completed, and the negative impact the failure to consummate the merger might have on LTI's stock price; and

    - the risks related to the merger. See "Risk Factors."

    The terms of the merger were the result of arms-length negotiations between representatives of LTI and representatives of Speedcom. Based upon its consideration of the foregoing factors, the LTI board of directors approved the merger agreement and the transactions contemplated thereby as being advisable, fair to and in the best interests of LTI and its stockholders.

    The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive, but includes a summary of all of the material factors that the board took into account in making its recommendation. The board of directors considered these factors in light of its knowledge of the business, the industry in general, the information provided by LTI's management and the opinion of Marshall & Stevens. The board did not attempt to quantify or assign relative weights to the specific factors, nor did it determine that any factor or factors was or were of particular importance. The board viewed its determination as being based on the totality of the information presented to and considered by the board, and did not believe it to be practical to assign weights to the various factors.

    THE LTI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF AND ADOPTION OF THE MERGER AGREEMENT.

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
OPINION OF LTI'S FINANCIAL ADVISOR

    LTI retained Marshall & Stevens Incorporated to render an opinion to the board of directors of LTI regarding the fairness, from a financial point of view, to the stockholders of LTI of the contemplated merger with Speedcom Wireless International Corporation. On August 4, 2000, Marshall & Stevens delivered its oral opinion to the LTI board of directors, subsequently confirmed in writing dated August 4, 2000, that, as of such date and based upon and subject to the assumptions, limitations and qualifications set forth in the written opinion, the merger was fair to LTI's stockholders from a financial point of view.

    The full text of the Marshall & Stevens opinion, which sets forth certain assumptions made, procedures followed, matters considered, limitations on, and scope of its review in rendering the opinion, is attached to this proxy statement as Appendix C and is incorporated by reference herein. THE SUMMARY OF THE MARSHALL & STEVENS OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS. LTI STOCKHOLDERS ARE URGED TO CAREFULLY READ THE OPINION IN ITS ENTIRETY.

    You should note that the Marshall & Stevens opinion is addressed to the LTI board of directors and addresses the fairness of the merger from a financial point of view and does not address any other aspect of the proposed merger or the merger agreement, nor does it constitute a recommendation to any LTI stockholder as to how to vote at the special meeting. Marshall & Stevens did not, and was not requested by LTI, to make any recommendations as to the exchange ratio or to solicit third party indications of interest in acquiring all or part of LTI.

    In arriving at its opinion, Marshall & Stevens reviewed, among other things:

    - drafts of the merger agreement;

    - Forms 10-KSB for the years ended March 31, 1997, 1998, 1999 and 2000 and LTI's internal financial statements for June 30, 2000;

    - information concerning the efforts to market the company;

    - historical trading prices and trading volume of the LTI common stock; and

    - certain operating and financial information, including projections, provided by Speedcom management relating to Speedcom's business plan.

    Marshall & Stevens also held discussions with members of the senior management of Speedcom regarding Speedcom's history, financial performance and future prospects. In addition, Marshall & Stevens performed valuation tests and analysis of the proposed combined company and conducted such other studies, analyses, inquiries and investigations as it deemed appropriate.

    In preparing its opinion, Marshall & Stevens relied on the accuracy and completeness of all information that was publicly available, supplied or communicated to Marshall & Stevens by or on behalf of LTI or Speedcom and Marshall & Stevens has not assumed any responsibility to independently verify that information. Marshall & Stevens also assumed that the financial forecasts provided to it were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of LTI and Speedcom. The opinion does not address the relative merits of the proposed merger and any other transactions or strategies which may have been discussed as alternatives to the proposed merger. LTI did not place any limitations on Marshall & Stevens with respect to the procedures followed or factors considered in rendering the opinion. In addition, Marshall & Stevens did not make an independent evaluation or appraisal of the assets and liabilities of LTI or Speedcom and was not furnished with any such evaluation or appraisal.

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
    The following is a summary of the material financial analyses used by Marshall & Stevens in connection with providing its oral opinion to the LTI board of directors on August 4, 2000. Marshall & Stevens utilized substantially the same type of financial analyses in connection with providing the written opinion attached as Appendix C.

    Marshall and Stevens reviewed the historical financial statements of LTI to ascertain the financial position of the company. The prospects of the company, which has no operating assets or active business, were evaluated to determine the long run viability of LTI on a standalone basis.

    Marshall & Stevens reviewed the historical financial statements and the current business plan of Speedcom to ascertain the financial position of Speedcom and its expected performance in the immediate future, based on their business plan.

    Marshall & Stevens reviewed the economic outlook for the wireless communication and internet service industries. In addition, companies which compete in these markets and are publicly traded were analyzed and compared to the combined LTI-Speedcom entity.

    Marshall and Stevens performed a hypothetical valuation of the combined business operations of LTI and Speedcom, as if the companies had merged. We utilized both the discounted cash flow approach and the capital market approach to estimate the potential range of value of the combined entity. This range of value exceeded the nominal price per share from the merger agreement of $4.00 per share after the reverse split as contemplated in the agreement.

    The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Accordingly, Marshall & Stevens believes that its analysis must be considered in its entirety, and to do otherwise could create a misleading or incomplete view of the process underlying the opinion. In its analysis, Marshall & Stevens made numerous assumptions regarding the performance of LTI and Speedcom, the industry and the economy, many of which are beyond the control of LTI and Speedcom. The estimates used in the analysis are not necessarily indicative of actual values or predictive of future values which may vary significantly from those set forth herein and in the written opinion. In addition, analyses relating to the value of the businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty and none of LTI, Speedcom or Marshall & Stevens assumes responsibility for the accuracy of such analyses and estimates.

    The analyses were prepared solely for purposes of Marshall & Stevens providing its opinion to the LTI board of directors as to the fairness of the merger from a financial point of view and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of LTI, Speedcom, Marshall & Stevens or any other person assumes responsibility if future results are materially different from those forecast. As described above, Marshall & Stevens' opinion to the LTI board of directors was one of many factors taken into consideration by the LTI board of directors in making its determination to approve and adopt the merger agreement. The foregoing summary describes material financial analyses used by Marshall & Stevens in connection with providing its opinion to the LTI board of directors, but does not purport to be a complete description of the analysis performed by Marshall & Stevens in connection with such opinion and is qualified by reference to the written opinion of Marshall & Stevens set forth in Appendix C hereto.

    Marshall & Stevens is continually engaged in the valuation of businesses and their securities. Marshall & Stevens is familiar with LTI, having been engaged by LTI to provide a fairness opinion in connection with the sale of assets to Packaging Atlanta Corporation and the proposed transaction (which was not completed) with Pen Interconnect.

    In connection with rendering its opinion, Marshall & Stevens will be paid a fee of $23,000. LTI has also agreed to reimburse Marshall & Stevens for its reasonable out-of-pocket expenses. No portion of Marshall & Stevens' fee is contingent upon the successful completion of the proposed merger. In addition, LTI has agreed to indemnify Marshall & Stevens and its employees, directors, officers, control persons, affiliates and agents against certain liabilities incurred in connection with its services, including liabilities under federal securities laws

SPEEDCOM'S REASONS FOR THE MERGER

    Speedcom has been evaluating methods of obtaining access to significant amounts of financial capital for some time. Speedcom has determined that becoming a publicly traded corporation presents significant advantages at this time relative to other financing alternatives such as venture capital. Speedcom believes that merging with LTI presents several advantages, including:

    - Obtaining approximately $1.5 million in working capital pursuant to the merger;

    - Utilizing its common stock as a currency to acquire one or more companies which complement its product offerings;

    - Raising additional capital at more favorable prices, assuming an increase in Speedcom's valuation;

    - Enhancing its ability to: recruit employees, obtain favorable terms from suppliers and promote its brand name; and

    - Creating liquidity for its common shareholders by providing them with the option of selling part or all of their holdings.

In sum, Speedcom believes that a merger with LTI presents an excellent opportunity to enhance shareholder value for Speedcom shareholders.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In connection with the completion of the merger, all current LTI officers and directors are required to resign their positions. Upon such resignation, Michael Noonan, LTI's current Chairman, President and Chief Executive Officer, will be entitled to a severance payment of $144,000 (equal to his annual base salary), payable over twelve months, and subject to a fifty percent offset during the second six months for salary received from subsequent employment.

WHAT SPEEDCOM STOCKHOLDERS WILL RECEIVE IN THE MERGER

    Common stockholders of Speedcom will receive one share of LTI common stock for each share of Speedcom common stock that they own. Speedcom stockholders will not receive any fractional shares of LTI common stock. Instead, they will receive cash in an amount equal to $4.00 multiplied by the appropriate fraction. Following completion of the merger, current Speedcom stockholders will own shares, in the aggregate, representing approximately 92% of the equity ownership interest in the post-merger company.

    If, at the effective time of the merger, LTI has net cash of less than $1.5 million, the number of shares of LTI common stock to be issued to the Speedcom stockholders will be increased by an aggregate amount equal to (i) the difference between $1.5 million and the net cash of LTI at the time

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
the merger becomes effective, divided by (ii) 4, multiplied by (iii) 11.5. In that event, current Speedcom stockholders will own shares, in the aggregate, representing more than approximately 92% of the equity ownership interest in the post-merger company.

    Speedcom stockholders should not send in their stock certificates now. After the merger, the exchange agent acting on behalf of LTI will send Speedcom stockholders written instructions for exchanging their stock certificates.

TREATMENT OF SPEEDCOM OPTIONS AND WARRANTS IN THE MERGER

    Each outstanding option and warrant to acquire shares of Speedcom common stock will be converted into an option or a warrant, as appropriate, to acquire, on substantially the same terms and conditions currently applicable to the Speedcom option or warrant, the number of shares of LTI common stock equal to the number of shares of Speedcom common stock that the holder would have been entitled to receive in the merger had such holder fully exercised the option or warrant immediately prior to the effective date of the merger.

EFFECTIVE TIME OF THE MERGER

    The effective time of the merger will occur upon the filing of a certificate of merger with the Secretary of State of Delaware and the Secretary of State of Florida or at such other time as specified in the certificate of merger. This filing is expected to be made at the same time as the closing of the merger.

GOVERNMENT AND REGULATORY MATTERS

    Neither LTI or Speedcom is aware of any governmental regulatory approvals or filings that are necessary to complete the merger, other than with respect to compliance with federal and state securities law and filings to be made with the Secretary of State of Delaware and the Secretary of State of Florida.

ANTICIPATED ACCOUNTING TREATMENT

    We expect to account for the merger as a recapitalization of Speedcom since LTI has been a non-operating public shell for greater than twelve months and because Speedcom stockholders will own the majority of the outstanding common stock following the merger. As a result, Speedcom will record the merger as an issuance of common stock for the net monetary assets of LTI, accompanied by a recapitalization of its equity.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

CONSEQUENCES TO LTI AND LTI STOCKHOLDERS

    The following is a discussion, based on the advice of Piper Marbury Rudnick & Wolfe LLP, counsel to LTI, of the material United States federal income tax consequences of the merger to LTI and to stockholders of LTI.

    The discussion does not address all aspects of United States federal income taxation that may be important to you in light of your particular circumstances. For example, it does not address tax consequences that may apply to you if you are a taxpayer that is subject to special treatment under the federal income tax laws, such as a bank, financial institution, broker-dealer, insurance company, foreign person, or tax-exempt entity, or if you acquired your LTI common stock by exercising employee stock options or otherwise as compensation or through a tax-qualified retirement plan. It also does not address any aspect of state, local or foreign taxation. The discussion assumes that you will hold your

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
LTI common stock as a capital asset at all times. This discussion also does not address any consequences to you if, in addition to holding stock in LTI, you also own stock in Speedcom.

    You are urged to consult with your own tax advisor concerning the tax consequences of the merger to you.

    Neither LTI nor its stockholders will recognize gain or loss as a result of the merger, except that any stockholders of LTI who exercise their dissenter's rights and who receive cash upon such exercise will, in general, recognize capital gain or loss (which will be long-term capital gain or loss if such LTI shares have been held for more than one year at the time of the merger) equal to the difference between the amount received and such holders' basis in their shares. Any stockholders of LTI who intend to exercise dissenters' rights should consult their own tax advisors as to the possibility of dividend treatment.

    Although LTI will not recognize any gain as a result of the merger, as the surviving corporation it will succeed to all liabilities (including tax liabilities) of Speedcom. Accordingly, to the extent, if any, that Speedcom recognizes gain as a result of the merger (see "--Certain Material United States Federal Income Tax Consequences of the Merger--Consequences to Speedcom and Speedcom Stockholders) LTI will be responsible for any tax on such gain.

    For a summary of certain material Federal income tax consequences of the proposed reverse split, see "Proposal 2: Reverse Split--Certain Material United States Federal Income Tax Consequences of the Reverse Split."

    This discussion is based on the Internal Revenue Code, Treasury regulations promulgated thereunder, administrative rulings and practice, and judicial precedent, all as of the date hereof. All of these authorities are subject to change, possibly with retroactive effect. Any change in any of these authorities could alter the tax consequences to LTI and its stockholders discussed herein. The parties will not request, and the merger is not conditioned upon, a ruling from the Internal Revenue Service as to any of the United States federal income tax consequences of the merger. As a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions concerning the merger set forth in this discussion.

    CONSEQUENCES TO SPEEDCOM AND SPEEDCOM STOCKHOLDERS.

    The following is a discussion, based on the advice of Foley & Lardner, counsel to Speedcom, of the material United States federal income tax consequences of the merger to Speedcom and to stockholders of Speedcom.

    The following is a discussion of certain material federal income tax consequences of the merger to Speedcom and the holders of Speedcom common stock who are citizens or residents of the United States or who are domestic corporations. This discussion is for general information only and does not address all tax consequences of the merger that may be important to you in light of your particular circumstances. The summary may not apply to Speedcom stockholders in special situations (such as dealers in securities or currencies, traders in securities, financial institutions, tax-exempt organizations, insurance companies, persons holding shares of Speedcom common stock as part of a hedging, "straddle," conversion or other integrated transaction or through an individual retirement account or tax-qualified retirement plan, non-United States persons, persons whose functional currency is not the United States dollar or persons who acquired their shares of Speedcom common stock pursuant to the exercise of employee stock options or warrants, or otherwise as compensation and Speedcom stockholders who also hold stock in LTI). The discussion assumes that the shares of Speedcom common stock are held as capital assets. In addition, no information is provided herein with respect to the tax consequences of the merger under applicable foreign, state or local laws.

    The consummation of the merger is conditioned upon the receipt by Speedcom of an opinion from Foley & Lardner in form and substance reasonably satisfactory to Speedcom, on the basis of certain facts, representations and assumptions set forth therein, that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that LTI and Speedcom will each be a party to that reorganization within the meaning of section 368(b) of the Code. Foley & Lardner will provide such opinion based upon certain customary assumptions and representations of fact, including representations of fact contained in certificates of officers of LTI and Speedcom, all of which must be true, correct and complete in all material respects as of the effective time of the merger.

    This discussion is based on the Internal Revenue Code, Treasury Regulations promulgated thereunder, administrative rulings and practice, and judicial precedent, all as of the date hereof. All of these authorities are subject to change, possibly with retroactive effect. Any change in any of these authorities could alter the tax consequences to Speedcom and its stockholders discussed herein. No ruling has been sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. The opinion of counsel is not binding upon the Internal Revenue Service or any court. Accordingly, there can be no assurances that the Internal Revenue Service will not contest the conclusions expressed therein or that a court will not sustain such contest.

    Assuming the merger will qualify as a reorganization, no gain or loss will be recognized by Speedcom as a result of the merger except to the extent the sum of the liabilities assumed by LTI, plus the amount of liabilities (if any) to which the Speedcom assets transferred to LTI in the merger are subject, exceed the aggregate adjusted tax basis in the Speedcom assets transferred to LTI in the merger. Speedcom expects, as of the effective time of the merger, that it will not have such liabilities in excess of adjusted tax basis.

    Assuming that the merger will qualify as a reorganization, the federal income tax consequences of the merger to a Speedcom stockholder are as follows:

    Except as discussed below with respect to cash received in lieu of a fractional share of LTI common stock, a Speedcom stockholder that receives shares of LTI common stock in exchange for such holder's shares of Speedcom common stock will not recognize gain or loss. The tax basis of the shares of LTI common stock received in the merger will be the same as the tax basis of the shares of Speedcom common stock exchanged therefor. The holding period of the shares of LTI common stock received will include the holding period of shares of Speedcom common stock exchanged therefor.

    If a Speedcom stockholder receives cash in lieu of a fractional share of LTI common stock in the merger, such cash amount will generally be treated as received in exchange for the fractional share of LTI common stock. Any gain or loss recognized as a result of that exchange will be equal to the difference between the cash amount received for the fractional share of LTI common stock and the proportion of the stockholder's tax basis in shares of Speedcom common stock exchanged and allocable to the fractional share of LTI common stock. Such gain or loss will be a long-term or short-term capital loss, depending upon the holding period of the Speedcom common stock exchanged.

    The payment of cash in lieu of a fractional share of LTI common stock to a Speedcom stockholder, other than exempt persons or entities, may be subject to "backup withholding" for federal income tax purposes, unless specified requirements are met. LTI or a third-party paying agent, as the case may be, must withhold 31% of the cash paid to that stockholder, unless that stockholder:

    - is a corporation or comes within other exempt categories and, when required, demonstrates this fact; or

    - provides LTI or the third-party paying agent, as the case may be, with his or her taxpayer identification number and completes a form in which he or she certifies that he or she has not been notified by the Internal Revenue Service that he or she is subject to backup withholding as a result of a failure to report interest and dividends.

    The taxpayer identification number of an individual is his or her Social Security number. Any amount paid as backup withholding will be credited against the stockholders' federal income tax liability.

    THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, SPEEDCOM STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

RESALE OF LTI COMMON STOCK FOLLOWING THE MERGER

    The shares of LTI common stock issued to Speedcom stockholders pursuant to the merger will be registered under the Securities Act of 1933, as amended. These shares will be freely transferable under the Securities Act following completion of the merger, except for shares issued to any Speedcom stockholder who may be deemed to be an "affiliate" of Speedcom for purposes of Rule 145 under the Securities Act.

    THIS DOCUMENT DOES NOT COVER RESALES OF SHARES OF LTI COMMON STOCK RECEIVED BY ANY PERSON WHO MAY BE DEEMED TO BE AN AFFILIATE OF SPEEDCOM.

    Persons who may be deemed to be affiliates of Speedcom generally include individuals or entities that control, are controlled by, or are under common control with Speedcom, and generally include the executive officers and directors of Speedcom and entities controlled by executive officers and directors of Speedcom. Affiliates may not sell their shares of LTI common stock acquired in connection with the merger, except pursuant to an effective registration under the Securities Act covering the resale of such shares or in compliance with Rule 145 under the Securities Act (or Rule 144 under the Securities Act in the case of persons who become affiliates of LTI subsequent to the merger) or another applicable exemption from the registration requirements of the Securities Act.

    In general, Rule 145 under the Securities Act provides that, for one year following the effective time of the merger, an affiliate (together with certain related persons) would be entitled to sell shares of LTI common stock acquired in connection with the merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 under the Securities Act may not exceed the greater of 1% of the outstanding shares of LTI common stock or the average weekly trading volume of such shares during the four calendar weeks preceding such sale. Rule 145 under the Securities Act will remain available to affiliates if LTI timely files reports under the Securities Exchange Act of 1934 with the SEC. One year after the effective time of the merger, an affiliate of Speedcom will be able to sell such shares of LTI common stock without being subject to such manner of sale or volume limitations, provided that LTI is current with its Exchange Act informational filings and such affiliate is not then an affiliate of the post-merger combined company. Two years after the effective time of the merger, an affiliate will be able to sell such shares of LTI common stock without any restrictions so long as such affiliate had not been an affiliate of the post-merger combined company for at least three months prior to the date of such sale.

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
APPRAISAL RIGHTS OF LTI STOCKHOLDERS

    If the merger is consummated, a holder of record of LTI stock on the date of making a demand for appraisal, as described below, will be entitled to have those shares appraised by the Delaware Court of Chancery pursuant to
Section 262 of the Delaware corporation statute and to receive payment for the "fair value" of those shares.

    LTI stockholders who are entitled to appraisal of the fair value of their shares are those who (1) hold shares of LTI stock on the date on which they make a demand for appraisal rights, (2) continuously hold such shares through the effective date of the merger, (3) strictly comply with the procedures discussed in Section 262 and (4) have neither voted in favor of the merger nor consented thereto in writing.

    Holders of outstanding LTI options or warrants are not entitled to appraisal rights in connection with the merger.

    This proxy statement/prospectus is being sent to all holders of record of LTI common stock on the record date for the LTI special meeting and constitutes notice of the appraisal rights available to those holders under Section 262. THE STATUTORY RIGHT OF APPRAISAL GRANTED BY SECTION 262 IS COMPLEX AND REQUIRES STRICT COMPLIANCE WITH THE PROCEDURES IN SECTION 262. FAILURE TO FOLLOW ANY OF THESE PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF DISSENTERS' RIGHTS UNDER SECTION 262. THE FOLLOWING IS A SUMMARY OF THE PRINCIPAL PROVISIONS OF
SECTION 262.

    The following summary is not a complete statement of Section 262 of the Delaware corporation statute, and is qualified in its entirety by reference to
Section 262 which is incorporated herein by reference, together with any amendments to the laws that may be adopted after the date of this proxy statement/prospectus. A copy of Section 262 is attached as Appendix D to this proxy statement/ prospectus.

    Any LTI stockholder entitled to appraisal rights and electing to seek appraisal of such stockholder's shares must demand in writing from LTI the appraisal of such holder's shares prior to the taking of the vote on the merger. Such demand will be sufficient if it reasonably informs LTI of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. Voting against approval of the merger, abstaining from voting or failing to vote with respect to approval of the merger will not constitute a demand for appraisal within the meaning of Section 262. All demands should be delivered to: President, LTI Holdings, Inc., 5115 New Peachtree Road, Suite 200, Atlanta, Georgia 30341.

    BENEFICIAL OWNERS WHO ARE NOT RECORD OWNERS AND WHO INTEND TO EXERCISE APPRAISAL RIGHTS SHOULD INSTRUCT THE RECORD OWNER TO COMPLY WITH THE STATUTORY REQUIREMENTS WITH RESPECT TO THE EXERCISE OF APPRAISAL RIGHTS BEFORE THE DATE OF THE LTI SPECIAL MEETING.

    Within 10 days after the effective date of the merger, LTI, as the surviving corporation in the merger, must notify each stockholder of LTI who has complied with the procedures set forth above and has not voted in favor of or consented to the merger that the merger has become effective.

    Within 120 days of the effective date of the merger, LTI, as the surviving corporation in the merger, or any stockholder who has complied with Section 262 and who is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock. Stockholders seeking to exercise appraisal rights should not assume that LTI will file a petition with respect to the appraisal of the fair value of their shares or that LTI will initiate any negotiations with respect to the fair value of those shares. LTI is under no obligation, and has no present intention, to take any action in this regard. Accordingly, stockholders who wish to seek appraisal of their shares should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. FAILURE TO FILE THE PETITION ON A TIMELY BASIS WILL CAUSE THE STOCKHOLDERS' RIGHT TO AN APPRAISAL TO CEASE.

    Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, any stockholder shall have the right to withdraw the demand for appraisal and to accept the terms offered in the merger. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262, upon written request, shall be entitled to receive from LTI a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received. Such written statement must be mailed to a stockholder making such a request within 10 days after the written request is received by LTI or within 10 days after the expiration of the period for delivery of demands for appraisal under subsection (d) of Section 262, whichever is later.

    Upon the filing of any such petition by a stockholder in the Court of Chancery, service of a copy thereof shall be made upon LTI. Within 20 days after such service, LTI shall file, in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of such shares have not been reached. If the petition is filed by LTI, the petition shall be accompanied by such a duly verified list.

    At the hearing on such petition, the Court shall determine the stockholders who have complied with Section 262 and who have become entitled to appraisal rights. After determining the stockholders entitled to appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining the fair value, the Court shall take into account all relevant factors, including the rate of interest which LTI would have had to pay to borrow money during the pendency of the proceeding.

    Stockholders who consider seeking appraisal should consider that the fair value of their shares under Section 262 could be more than, the same as, or less than, the value of the consideration provided for in the merger agreement without the exercise of appraisal rights.

    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by LTI to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct.

    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to appraisal.

    Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the merger, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on the LTI stock, except for dividends or distributions, if any, payable to stockholders of record at a date prior to the merger.

    IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF THE DELAWARE CORPORATION STATUTE, ANY LTI STOCKHOLDER WHO IS CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT A LEGAL ADVISOR.

NASDAQ SMALLCAP MARKET LISTING

    LTI intends to apply for listing of the common stock on the Nasdaq SmallCap Market after the merger. The initial Nasdaq SmallCap Market listing requirements provide for a number of minimum standards, including:

    - minimum net tangible assets of $4 million or minimum market capitalization of $50 million or minimum net income of $750,000;

    - public float of at least 1 million shares;

    - public float value of at least $5 million;

    - minimum bid price of $4;

    - three or more market makers;

    - 300 or more "round lot" stockholders;

    - minimum operating history of one year or minimum market capitalization of $50 million; and

    - compliance with certain Nasdaq-mandated corporate governance standards.

    LTI does not currently meet a number of these standards, and it is uncertain whether the combined company will meet all of the standards after the completion of the merger. We cannot assure you that the company will meet the requirements for listing on the Nasdaq SmallCap Market after the merger, or that it will be able to take the additional steps necessary to meet those requirements. Further, the Nasdaq imposes certain continued listing requirements that would apply to the company on an ongoing basis even after the company met all of the requirements for the initial listing of the common stock on the Nasdaq SmallCap Market. We cannot assure you that the company will be able to satisfy the continued listing requirements on an ongoing basis in the future. If LTI fails to satisfy the initial listing requirements or fails to satisfy the continued listing requirements in the future, the market price for and liquidity of the common stock may be adversely affected.

PROCEDURES FOR EXCHANGE OF SPEEDCOM COMMON STOCK CERTIFICATES

    LTI intends to authorize American Stock Transfer and Trust Company to act as exchange agent to assist in the exchange of Speedcom stock certificates for certificates of LTI. As soon as practicable after the effective time of the merger, LTI will deliver to the exchange agent, for the benefit of holders of issued and outstanding shares of Speedcom common stock, certificates representing the shares of LTI common stock issuable as a result of the merger and cash required to make payments in lieu of fractional shares.

    As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail a letter of transmittal, together with exchange instructions, to the holders of record of Speedcom common stock. After receiving the letter of transmittal, the Speedcom stockholders will be able to surrender their certificates to the exchange agent, and will receive in exchange a certificate representing the number of whole shares of LTI common stock (and cash in lieu of any fractional shares) to which they are entitled. The letter of transmittal will be accompanied by instructions specifying other details of the exchange.

    SPEEDCOM STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

    After the effective time of the merger and until surrendered, each certificate representing shares of Speedcom common stock will represent only the right to receive upon surrender a certificate representing shares of LTI common stock and cash in lieu of fractional shares. No dividends or other distributions declared or made on LTI common stock with a record date after the effective time of the merger and no payment in lieu of fractional shares will be paid to the holder of any unsurrendered Speedcom stock certificate until the holder of record surrenders his, her or its Speedcom stock certificate. Subject to the effect of applicable laws, after a Speedcom stockholder surrenders his, her or its Speedcom stock certificate, he, she or it will be paid, without interest, (i) at the time of surrender, the amount of any cash payable in lieu of fractional shares of LTI common stock to which he, she or it is entitled and the amount of dividends or other distributions with a record date after the effective time of the merger previously paid with respect to whole shares of his, her or its LTI common stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the merger but prior to surrender and with a payment date after surrender payable with respect to whole shares of his, her or its LTI common stock.

    LTI and the exchange agent are entitled to deduct and withhold from the consideration otherwise payable such amounts as they are required to deduct and withhold under the Internal Revenue Code of 1986 or any provision of state, local or foreign tax law. LTI and Speedcom will treat any amounts so withheld as having been paid to the person in respect of whom such deduction and withholding was made.

                              THE MERGER AGREEMENT

    THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS INCORPORATED BY REFERENCE IN ITS ENTIRETY AND ATTACHED TO THIS DOCUMENT AS APPENDIX A. YOU ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE MERGER.

GENERAL

    Pursuant to the merger agreement, Speedcom will merge with and into LTI, with LTI surviving the merger. The stockholders of Speedcom will receive the consideration described below. The effective date of the merger will occur following the satisfaction or waiver, where permissible, of all conditions to completion of the merger specified in the merger agreement. Speedcom and LTI may also mutually agree on a different date. We expect that the effective date of the merger will occur shortly after the LTI stockholder meeting.

    Speedcom or LTI may terminate the merger agreement if, among other reasons, the merger does not occur on or before October 15, 2000.

CONVERSION RATIO; FRACTIONAL SHARES

    At the effective time of the merger, each issued and outstanding share of Speedcom common stock will be canceled and cease to be outstanding and will be converted into the right to receive one share of LTI common stock. The exchange ratio assumes that LTI stockholders approve the proposed 1 for 4.26 reverse stock split. If, however, at the effective time of the merger, LTI has net cash of less than $1.5 million, the number of shares of LTI common stock to be issued to the Speedcom stockholders will be increased by an aggregate amount equal to
(i) the difference between $1.5 million and the net cash of LTI at the time the merger becomes effective, divided by (ii) 4, multiplied by (iii) 11.5, and each Speedcom stockholder will receive a pro rata portion of such increase.

    No fractional shares of LTI common stock will be issued to Speedcom stockholders. Instead, Speedcom stockholders who would otherwise be entitled to a fractional share of LTI common stock will be paid in cash an amount equal to $4.00 multiplied by the appropriate fraction.

SPEEDCOM OPTIONS AND WARRANTS

    At the effective time of the merger, each outstanding option to acquire shares of Speedcom common stock will be converted into an option to acquire, on substantially the same terms and conditions as were applicable under such Speedcom option, the number of shares of LTI common stock equal to the number of shares that the holder would have been entitled to receive in the merger had such holder exercised such option in full immediately prior to the effective date of the merger (not taking into account whether or not such option was in fact exercisable).

    Similarly, at the effective time of the merger, each outstanding warrant to acquire shares of Speedcom common stock will be converted into a warrant to acquire, on substantially the same terms and conditions as were applicable under such Speedcom warrant, the number of shares of LTI common stock equal to the number of shares that the holder would have been entitled to receive in the merger had such holder exercised such warrant in full immediately prior to the effective date of the merger (not taking into account whether or not such warrant was in fact exercisable).

CERTAIN REPRESENTATIONS AND WARRANTIES

    The merger agreement contains various representations and warranties made by LTI and Speedcom regarding the following matters, among others:

    - corporate existence, organization, standing, authority and capitalization;

    - that the merger agreement and the related transactions will not result in a violation of the LTI or Speedcom charter documents or contracts to which LTI or Speedcom are a party, or any law, rule or regulation;

    - obligations with respect to the capital stock issued or issuable by LTI and Speedcom;

    - consistency of financial statements with generally accepted accounting principles;

    - absence of certain material adverse events, changes or effects;

    - that neither LTI nor Speedcom is in default with respect to any material contract or agreement to which it is a party;

    - filing of tax returns and payment of taxes;

    - accuracy of information supplied in connection with this proxy statement/prospectus;

    - compliance with laws and required licenses and permits;

    - absence of pending or threatened suits, actions or other proceedings not already disclosed in the merger agreement;

    - consents and regulatory approvals necessary to complete the merger;

    - intellectual property, including ownership, use and the absence of infringement;

    - amount of brokers' fees and commissions in connection with the merger;

    - quality of title to properties and assets;

    - validity of material contracts and agreements;

    - absence of material environmental violations, actions or liabilities;

    - labor matters;

    - retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974;

    - filings required to be made under the federal and state securities laws;

    - vote required to approve merger;

    - bank accounts;

    - existence and extent of guaranties or advances by or on behalf of affiliates; and

    - maintenance of adequate insurance.

    Some of these representations and warranties are qualified as to materiality and with respect to matters or items which are specifically disclosed to the other party. The representations and warranties of each party will not be deemed waived or otherwise affected by any investigation made by the other party and, except with respect to breaches occurring prior to the effective time of the merger, do not survive beyond the effective time of the merger.

CERTAIN COVENANTS AND AGREEMENTS

    The merger agreement contains several covenants and agreements of LTI and Speedcom. The discussion below summarizes certain of the key covenants and conditions.

CONDUCT OF BUSINESS PENDING MERGER

    Pursuant to the merger agreement, LTI and Speedcom have each agreed, except as permitted by the other party or as otherwise expressly contemplated by the merger agreement:

    - not to take or cause to be taken any action which would cause the representations and warranties made by it in the merger agreement to become untrue;

    - to deliver to the other party, within 15 days following the end of each calendar month prior to the merger, certain financial statements presenting its financial condition, assets, liabilities and stockholder's equity as of the end of each such month; and

    - to furnish such information as to its financial condition, business, net worth, assets, properties or operations as may be reasonably requested by the other party prior to the consummation of the merger.

PREPARATION OF PROXY STATEMENT/PROSPECTUS AND REGISTRATION STATEMENT

    Pursuant to the merger agreement, LTI has agreed to prepare and file with the SEC a registration statement relating to the registration of the shares of LTI common stock that will be delivered to Speedcom stockholders at the effective time of the merger and that are issuable upon the exercise of Speedcom options and warrants that will become LTI options and warrants upon completion of the merger, and a related proxy seeking stockholder approval of the merger, all in accordance with applicable rules and regulations of the SEC. Speedcom is obligated to supply LTI with all information necessary for LTI to meet this obligation.

JOINT OBLIGATIONS OF LTI AND SPEEDCOM

    LTI and Speedcom have jointly agreed:

    - to submit the merger agreement and other related documents to their respective stockholders for their consideration;

    - to use commercially reasonable best efforts to obtain all required regulatory approvals and required third party consents necessary to consummate the transactions contemplated by the merger agreement; and

    - to take all actions necessary to complete the transactions contemplated by the merger agreement.

NO SOLICITATION

    The merger agreement provides that neither LTI nor Speedcom will permit any of its employees, officers, agents or other affiliates to directly or indirectly solicit or initiate any discussions or negotiations concerning a sale or merger, unless a written proposal is submitted to LTI or Speedcom by a third party, and the board of directors of LTI or Speedcom, as the case may be, determines in its good faith judgment that continued compliance with the non-solicitation provision set forth in the merger agreement may cause the board of directors to breach or violate its fiduciary duties under applicable law.

    In the event either party exercises its rights pursuant to the merger agreement to terminate the merger agreement because of the receipt of a third-party proposal and enters into a letter of intent or definitive agreement to merge or otherwise combine with a third party on or prior to October 30, 2000, the terminating party is obligated to pay to the other party, immediately upon the execution of such letter of intent or definitive agreement, a fee of $100,000.

MANAGEMENT OF LTI FOLLOWING THE MERGER

    In connection with the merger, LTI has agreed to cause each of its employees, directors and officers to resign, effective as of the effective date of the merger. Following the merger, the executive officers and directors of LTI will be:

    - Michael W. McKinney, Chairman, Chief Executive Officer and Director;

    - Jay O. Wright, Chief Financial Officer and Director;

    - Bruce Sanguinetti, President (effective September 1, 2000) and Director;

    - R. Craig Roos, Director; and

    - a director to be named by the current LTI Board.

CONDITIONS TO COMPLETION OF THE MERGER

    LTI and Speedcom are not obligated to complete the merger unless certain conditions have been satisfied or waived, if waiver is permitted. The discussion below summarizes some of the key conditions to completion of the merger.

    At any time prior to the effective time of the merger, each of LTI and Speedcom may waive the compliance with any condition that may legally be waived. Neither LTI nor Speedcom may, however, waive compliance with conditions that are required by law to complete the merger, including (i) the requirement for stockholder approval; (ii) the requirement for regulatory approval; and
(iii) the requirement that the registration statement be effective on the closing date.

REPRESENTATIONS, WARRANTIES AND COVENANTS

    Each of the representations and warranties of the parties contained in the merger agreement must be true and correct in all material respects, as of the date of the merger agreement and as of the effective time of this merger, except for (i) representations and warranties made as of a specific date, which must be true and correct as of such date and (ii) any inaccuracies which, taken as a whole, will not have a material adverse effect on such party's financial condition, business, net worth, assets, properties, liabilities, or results of operations.

    Each party must perform in all material respects all of the agreements and covenants required by the merger agreement to be performed prior to the closing date of the merger.

MATERIAL ADVERSE CHANGE

    No material adverse change in the financial condition, business, net worth, assets, properties, or operations of either party shall have occurred since the date of the merger agreement. No circumstance shall have occurred, which may reasonably result in any such material adverse change prior or subsequent to the closing date of the merger.

REGULATORY APPROVALS

    Each of the parties must obtain all permits, authorizations, consents and approvals of governmental authorities and other third parties that are necessary in connection with the merger as contemplated by the merger agreement.

STOCKHOLDER APPROVAL

    LTI must obtain the approval of the stockholders of LTI of the merger agreement, 1 for 4.26 reverse stock split and amendments to its certificate of incorporation on or prior to the closing date of the merger.

EFFECTIVENESS OF REGISTRATION STATEMENT

    The registration statement on Form S-4 of which this proxy statement/prospectus is a part must become effective in accordance with the provisions of the Securities Act.

DELIVERY OF CORPORATE RECORDS

    LTI must deliver or cause to be delivered its minute books, stock record and stock transfer books to Speedcom on or prior to the closing date of the merger.

RESIGNATIONS

    LTI must deliver the resignations of each of its employees, directors and officers to Speedcom, effective as of the closing date of the merger.

FINANCIAL CONDITION

    The net worth and total cash of LTI, determined in accordance with GAAP, shall not be less than $1 million as of the effective time of the merger.

NO LITIGATION

    No final order, decree or ruling, or other action shall have been taken, which restrains, enjoins or otherwise prohibits the merger or other transactions contemplated by the merger agreement. No litigation, proceeding or investigation is pending or threatened, which may materially and adversely affect the merger or other transactions contemplated by the merger agreement.

OPINION OF FINANCIAL ADVISOR

    LTI must have received an opinion of its financial advisor to the effect that the merger is fair from a financial point of view to LTI's stockholders.

CLOSING CERTIFICATES

    Each party is obligated to furnish to the other party an officer's certificate evidencing its compliance with the conditions described herein upon request.

TERMINATION

    LTI and Speedcom may terminate the merger agreement at any time prior to the effective time of the merger by mutual written consent.

    Either LTI or Speedcom may terminate the merger agreement at any time prior to the effective time of the merger:

    - if the other party has materially breached any of its representations, warranties or covenants and the breach is not cured within 15 days after written notice of such breach;

    - if the other party has failed to perform all conditions set forth in the merger agreement prior to October 15, 2000, upon written notice of such failure given on or after such date; or

    - if the board of directors of either party determines in its good faith judgment that continued compliance with the non-solicitation provision in the merger agreement may result in a breach of fiduciary duty under applicable law, upon written notice of such determination.

AMENDMENT; WAIVER

    Subject to applicable legal restrictions, at any time prior to the effective time of the merger, the parties may:

    - amend the merger agreement;

    - extend the time for the performance of any of the obligations or other acts of the other party required in the merger agreement; and

    - waive compliance with any of the terms and conditions contained in the merger agreement.

    After the stockholders of LTI and Speedcom have approved the merger agreement, however, any amendment that by law would require stockholder approval may be made only with such approval.

EXPENSES

    Each of LTI and Speedcom will bear all expenses it incurs in connection with the merger, except that LTI and Speedcom will share certain costs of filing with the SEC the registration statement of which this proxy statement/prospectus is a part and printing and mailing this proxy statement/ prospectus.

                        PROPOSAL 2: REVERSE STOCK SPLIT

GENERAL

    The LTI board of directors has approved a proposal to amend the LTI certificate of incorporation to effect a 1 for 4.26 reverse stock split of LTI common stock. If the merger and the reverse split are both approved by the LTI stockholders, we intend to file an amendment to LTI's certificate of incorporation immediately prior to the completion of the merger. The text of the amendment is substantially as follows:

    At the Effective Time (as defined below), each share of common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time ("Old Common Stock"), shall automatically be reclassified and continued (the "Reverse Split"), without any action on the part of the holder thereof, as Two Hundred Thirty-five One Thousandths (0.235) of one share of common stock, par value $0.001 per share (the "Reverse Split Rate") of the Corporation. The Corporation shall not issue fractional shares on account of this Reverse Split. Holders of common stock who would otherwise be entitled to a fraction of a share on account of the Reverse Spit shall receive, upon surrender of the stock certificates formerly representing shares of the Old Common Stock in lieu of such fractional share, an amount in cash (the "Cash-in-Lieu Amount") equal to the product of (i) the fractional share which a holder would otherwise be entitled to, multiplied by (ii) the closing price of the Old Common Stock as reported on the Nasdaq Over-the-Counter Bulletin Board, on the business day prior to the day of the Effective Time multiplied by the Reverse Split Rate. No interest shall be payable on the Cash-in-Lieu Amount. "Effective Time" shall mean 4:45 p.m. on the day this Certificate of Amendment is filed in the office of the Secretary of State of the State of Delaware.

    Upon the filing of the amendment to the certificate of incorporation with the Secretary of State of Delaware, each certificate representing LTI common shares outstanding immediately prior to the reverse split, will be deemed automatically, without any action on the part of LTI or its stockholders, to represent .235 of the number of shares of LTI common stock outstanding immediately prior to the reverse split. No fractional shares will be issued as a result of the reverse split. Instead, holders of LTI common stock who would otherwise be entitled to a fraction of a share on account of the reverse split shall receive, in lieu of a fractional share, an amount in cash equal to the closing price of a share of LTI common stock on the date immediately prior to the effective date of the reverse split multiplied by the appropriate fraction.

    After the reverse split becomes effective, stockholders will be asked to surrender certificates representing their LTI shares in the letter of transmittal to be sent to stockholders by LTI. After the old certificates are surrendered, a certificate representing the number of post-reverse split shares will be issued and sent to stockholders. You should note, however, that each old LTI common stock certificate will continue to be valid and represent shares equal to .235 of the number of shares held prior to the reverse split. The voting and other rights relating to the LTI common stock will not be altered by the reverse split.

REASONS FOR THE REVERSE SPLIT

    The approval of the reverse split is a condition to closing of the merger. We believe the reverse split is desirable for several reasons. We believe that the reverse split may serve to enhance the acceptability of the common stock of the post-merger company by the financial community and investing public. The reduction in the number of issued and outstanding shares caused by the reverse split is expected to increase the market price of LTI common stock thereby reducing the negative attributes traditionally associated with a low per share market price. In addition, the higher share price expected to result from the reverse split will assist the post-merger company in its efforts to list the shares of common stock for trading on the Nasdaq SmallCap Market, which requires, among other things, a $4 minimum trading price in order to list the shares.

    We cannot be certain whether any or all of these effects will occur, including, whether the market price per share after the reverse split will exceed or remain above the current market price. In addition, we do not know if the market for the common stock will be improved. You should note that, by itself, the reverse split will not necessarily improve stockholder value of the combined company.

EFFECTIVE TIME OF THE REVERSE SPLIT; CERTAIN EFFECTS OF THE REVERSE SPLIT

    If the reverse split is approved by the LTI stockholders, and the merger is approved, we intend to file the amendment to LTI's certificate of incorporation with the Delaware Secretary of State immediately prior to the effective time of the merger.

    You should note that we may abandon the reverse split at any time before its effectiveness if for any reason we deem it advisable. We will abandon the proposed reverse split if the merger is not approved. We will abandon the proposed reverse split if all of the conditions to closing of the merger have not been met at the time for filing the amendment to the certificate of incorporation that would implement the reverse split. We also may consider abandoning the proposed reverse split if we determine, in our sole discretion, that the reverse split might adversely affect our ability to raise capital or the liquidity of our common stock, among other things.

    As of June 30, 2000, the number of shares of LTI common stock issued and outstanding was approximately 2,775,100, and after giving effect to the reverse stock split and the issuance of shares in connection with the merger with Speedcom, the number of outstanding shares will be approximately 8,089,468 million.

    As of June 30, 2000, LTI had 8,789,900 shares of common stock reserved for issuance under outstanding options and warrants and Speedcom had 3,114,015 shares of common stock reserved for issuance under options and warrants. Following completion of the merger and the reverse stock split, the combined company will have outstanding options and warrants for approximately 5,177,372 shares and 1,055,226 shares available for grant under option plans and agreements. The plans and agreements pursuant to which such options and warrants are or will be issued each provide that in the event of a change in the capitalization, such as the reverse split, the number of shares covered by each option and warrant will be adjusted so as to maintain the holder's proportionate interest, and the applicable exercise price will also be appropriately adjusted.

    The following table summarizes the effects of the reverse split and the mergers upon the common stock of LTI that will be (1) issued and outstanding,
(2) reserved for issuance under options, option plans, warrants and other convertible securities, and (3) available for issuance.

                                                                        NUMBER OF SHARES
                                                           -------------------------------------------
                                                           ISSUED AND    RESERVED FOR    AVAILABLE FOR
TIME/TRANSACTION                                           OUTSTANDING   OPTIONS, ETC.     ISSUANCE
----------------                                           -----------   -------------   -------------
Before Reverse Split and Merger..........................   2,775,100       8,789,900      8,435,000
After Reverse Split and before Merger....................     651,432       2,063,357     17,285,211
After Reverse Split and Merger...........................   8,089,468       5,117,372     16,796,410

    The reverse split may result in some stockholders owning "odd-lots" of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

    LTI common stock is registered under Section 12(g) of the Securities Exchange Act of 1934, and is traded on the OTC-Bulletin Board. As a result of the registration under Section 12(g), LTI is subject to the periodic reporting and other requirements of the Securities Exchange Act.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT

    The following is a discussion, based on the advice of Piper Marbury Rudnick & Wolfe LLP, counsel to LTI, of the material United States federal income tax consequences of the reverse split to LTI and to LTI stockholders.

    This discussion does not address all aspects of U.S. federal income taxation that may be important to you in light of your particular circumstances. For example, it does not address tax consequences that may apply to you if you are a taxpayer that is subject to special treatment under the federal income tax laws, such as a bank, financial institution, broker-dealer, insurance company, foreign person, or tax-exempt entity, or if you acquired your LTI common stock by exercising employee stock options or otherwise as compensation or through a tax-qualified retirement plan. It also does not address any aspect of state, local or foreign taxation. The discussion assumes that LTI stockholders hold their shares of LTI common stock as capital assets at all times. This discussion also does not address any consequences to you if, in addition to holding stock in LTI you also own stock in Speedcom.

    You are urged to consult with your own tax advisor concerning the tax consequences of the reverse split to you.

    The reverse split will qualify as a recapitalization described in
Section 368(a)(1)(E) of the Code, and no gain or loss will be recognized by LTI in connection with the reverse split. The receipt by an LTI stockholder of shares of LTI common stock (the "Post-Split Shares") in the reverse split will be a nontaxable transaction for federal income tax purposes, except to the extent that cash is received in lieu of fractional shares. Consequently, except with respect to cash received in lieu of fractional shares of LTI common stock, an LTI stockholder will not recognize taxable gain or loss with respect to the Post-Split Shares received as a result of the reverse split. In addition, the aggregate tax basis of the stockholder's shares of LTI common stock prior to the reverse split, excluding the portion of the basis allocable to fractional shares of LTI common stock, will carry over as the tax basis of the stockholder's Post-Split Shares. Each LTI stockholder will be required to allocate his or her basis in the shares of LTI common stock ratably among the total number of Post-Split Shares. The holding period of the Post-Split Shares received as a result of the reverse split will include the holding period during which the stockholder held the LTI common stock, provided that the Post-Split Shares are held by the stockholder as a capital asset when the reverse split is completed.

    The receipt by an LTI stockholder of cash in lieu of a fractional share of LTI common stock as a result of the reverse split will be a taxable transaction for federal income tax purposes. The receipt of cash in lieu of a fractional share of LTI common stock will generally result in taxable gain or loss to the LTI stockholder measured by the difference between the amount of cash received and the adjusted basis of the fractional share. However, an LTI stockholder should consult his or her tax advisor as to the possibility of dividend treatment upon the receipt of cash in lieu of a fractional share under
Section 302 of the Code. Assuming that the receipt of cash in lieu of a fractional share is not treated as a dividend and that the LTI common stock was held by the stockholder as a capital asset when the reverse split is completed, any gain or loss will be a capital gain or loss, and will be a long-term capital gain or loss if, when the reverse split is completed, the LTI stockholder has held the shares of LTI common stock for more than one year.

    The payment of cash in lieu of a fractional share of LTI common stock to an LTI stockholder, other than exempt persons or entities, will be subject to "backup withholding" for federal income tax

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purposes, unless specified requirements are met. LTI or a third-party paying agent, as the case may be, must withhold 31% of the cash paid to that stockholder, unless that stockholder:

    - is a corporation or comes within other exempt categories and, when required, demonstrates this fact; or

    - provides LTI or the third-party paying agent, as the case may be, with his or her taxpayer identification number and completes a form in which he or she certifies that he or she has not been notified by the Internal Revenue Service that he or she is subject to backup withholding as a result of a failure to report interest and dividends.

    The taxpayer identification number of an individual is his or her Social Security number. Any amount paid as backup withholding will be credited against the stockholder's federal income tax liability.

    This discussion is based on the Internal Revenue Code, Treasury regulations promulgated thereunder, administrative rulings and practice, and judicial precedent, all as of the date hereof. All of these authorities are subject to change, possibly with retroactive effect. Any change in any of these authorities could alter the tax consequences to LTI and its stockholders discussed herein. The parties will not request, and the reverse split is not conditioned upon, a ruling from the Internal Revenue Service as to any of the United States federal income tax consequences of the reverse split. As a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions concerning the reverse split set forth in this discussion.

EXCHANGE OF STOCK CERTIFICATES--HOLDERS OF LTI STOCK PRIOR TO MERGER

    LTI will send a letter of transmittal to each holder of record of common stock outstanding on the date the reverse split is effective. The letter of transmittal will contain instructions for the surrender of certificates to the transfer agent for the common stock. Upon submission of a properly completed and executed letter of transmittal to the transfer agent, together with the holder's stock certificate(s), a stockholder will be entitled to receive a certificate representing the number of shares resulting from the reverse split.

    Stockholders should not submit any certificates until requested to do so. No new stock certificate will be issued to a stockholder until the surrender of the stockholder's old certificate(s), together with the properly completed and executed letter of transmittal to the transfer agent.

    Payment in lieu of a fractional new share will be made to any LTI stockholder entitled thereto promptly after receipt of a properly completed letter of transmittal and stock certificate(s) for all of his or her shares of common stock outstanding prior to the reverse split. There will be no service charge payable by stockholders in connection with the exchange of certificates or in connection with the payment of cash in lieu of the issuance of a fractional new share.

RECOMMENDATION OF THE BOARD OF DIRECTORS; VOTE REQUIRED FOR APPROVAL

    The LTI board of directors has determined that the reverse stock split is advisable and recommends that you vote "FOR" of Proposal 2.

    The approval of this proposed amendment to the certificate of incorporation will require the affirmative vote of the holders of a majority of the outstanding shares of LTI common stock.

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
                       PROPOSAL 3: AMENDMENTS TO THE LTI
                          CERTIFICATE OF INCORPORATION

GENERAL

    The LTI board of directors has approved a proposal to make certain amendments to the current amended and restated certificate of incorporation of LTI. If approved, these changes will be effected through the filing of a further amended and restated certificate of incorporation. The approval of these changes and the amended and restated certificate of incorporation is a condition to closing of the merger. We believe the changes are appropriate and desirable in the context of the completion of the merger. If this proposal is approved by LTI stockholders, we will file the amended and restated certificate of incorporation in connection with the completion of the merger. If the merger is not approved by LTI stockholders or does not close for some other reason, we will not file the proposed amended and restated certificate of incorporation and the current LTI certificate of incorporation will continue to be applicable.

SUMMARY OF PROPOSED CHANGES

CHANGE IN CAPITALIZATION

    The LTI certificate of incorporation currently authorizes the issuance of a total of 25,250,000 shares of capital stock, 20,000,000 of which are designated as common stock and 5,250,000 of which are designated as preferred stock. 250,000 shares of preferred stock were previously designated as Series A Preferred Stock and such shares have all been retired. Of such authorized shares of common stock, 2,775,100 shares were outstanding as of June 30, 2000, and a further 8,789,900 shares are reserved for issuance pursuant to outstanding options, warrants and other securities convertible into shares of common stock. These June 30, 2000 figures do not give effect to the proposed 1 for 4.26 reverse stock split. Completion of the merger is expected to require the issuance of approximately an additional 10,552,051 shares of LTI common stock including shares issuable upon the exercise of outstanding Speedcom options and warrants that will be assumed by LTI upon completion of the merger (subject to certain adjustments based upon the cash position of LTI at the closing of the merger).

    If the merger is approved and the proposed amended and restated certificate of incorporation is filed, the authorized capital stock of the company will be increased to 40,000,000 shares of capital stock, 30,000,000 of which will be designated as common stock and 10,000,000 of which will be designated as preferred stock. Additional shares of LTI capital stock authorized pursuant to the amendment to the certificate of incorporation and not issued in the merger or otherwise reserved could be issued at the discretion of the LTI board of directors without further action by LTI stockholders, except as required by applicable law, regulation or rule (including stock exchange rules), in connection with future acquisitions, stock splits, stock dividends, equity financings, employee benefit plans and other corporate purposes. The issuance of shares of LTI capital stock, including the additional shares, may, in certain situations, dilute the present equity ownership position of current LTI stockholders. As of the date of this prospectus/proxy statement, LTI has no plans or commitments that would involve the issuance of the additional shares, other than pursuant to the merger agreement.

CHANGE OF THE COMPANY'S NAME TO SPEEDCOM WIRELESS CORPORATION

    The amendments also provide for the company to change its name to Speedcom Wireless Corporation. We believe the name change is appropriate and is desirable in the context of the completion of the merger, as the name of the combined company will be that of the ongoing operating business of the post-merger company.

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
CREATION OF CLASSIFIED BOARD OF DIRECTORS

    The amendments provide for the creation of a classified board of directors pursuant to which the board of directors will be divided into three classes of directors with each class containing, as nearly as possible, an equal number of directors. Directors within each class are elected to serve three-year terms, and approximately one-third of the directors stand for election at each annual meeting of the stockholders.

    A classified board of directors may have the effect of deterring or delaying any attempt by any person or group to obtain control of LTI by a proxy contest since such third party would be required to have its nominees elected at two separate annual meetings of stockholders in order to elect a majority of the members of the board of directors.

ABILITY OF BOARD OF DIRECTORS TO MAKE, ALTER, AMEND OR REPEAL BYLAWS

    The amendments also grant LTI's board of directors the express authorization to make, alter, amend or repeal the corporation's bylaws without the assent or vote of the stockholders. This power will enable the board of directors to define and alter certain of the rules which govern LTI's corporate mechanics. Though the current bylaws of LTI provide the board of directors with the ability to amend the bylaws, Delaware law requires that this power be delegated in the certificate of incorporation.

RECOMMENDATION OF THE BOARD OF DIRECTORS; VOTE REQUIRED FOR APPROVAL

    The LTI board of directors has determined that the proposed changes to the certificate of incorporation are advisable and recommends that you vote "FOR" Proposal 3.

    The approval of this proposed amendment to the amended and restated certificate of incorporation will require the affirmative vote of the holders of a majority of the outstanding shares of LTI common stock.

    The text of the proposed amendment is included in the form of proposed amended and restated certificate of incorporation attached to this document as Appendix B.

                        DESCRIPTION OF LTI CAPITAL STOCK

    THE FOLLOWING DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT IN ALL RESPECTS TO APPLICABLE DELAWARE LAW AND TO THE PROVISIONS OF LTI'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS, AS AMENDED TO THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

    AS DISCUSSED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, IN CONNECTION WITH THE MERGER, LTI IS PROPOSING CERTAIN CHANGES TO ITS CURRENT CERTIFICATE OF INCORPORATION. THESE CHANGES ARE SUMMARIZED UNDER THE HEADINGS "PROPOSAL 2:
REVERSE STOCK SPLIT" AND "PROPOSAL 3: AMENDMENTS TO THE LTI CERTIFICATE OF INCORPORATION." ANY DIFFERENCES BETWEEN THE COMPANY'S CURRENT AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND THE PROPOSED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION THAT ARE INTENDED TO BE IMPLEMENTED IN CONNECTION WITH THE CLOSING OF THE MERGER AND THAT MAY HAVE A SUBSTANTIVE EFFECT ON THE COMPANY'S SECURITIES ARE SUMMARIZED BELOW.

    YOU ARE URGED TO READ THE CURRENT AND PROPOSED FORMS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS FOR A MORE COMPLETE DESCRIPTION OF THESE PROVISIONS AND OTHER INFORMATION THAT MAYBE IMPORTANT TO YOU.

GENERAL

    The authorized capital stock of LTI consists of 25,250,000 shares, of which 20,000,000 shares have been designated common stock, par value $.01 per share. The remaining 5,250,000 shares are designated as preferred stock, par value $.01 per share, of which 250,000 shares were designated as series A convertible preferred stock, all of which have been retired.

    If the proposed amendments to the certificate of incorporation are approved and the proposed amended and restated certificate of incorporation is filed and becomes effective, the authorized capital stock of the company will consist of 40,000,000 shares, of which 30,000,000 shares will be designated common stock $.001 par value per share, and the remaining 10,000,000 will be designated as preferred stock, par value $.001 per share.

COMMON STOCK

    Holders of LTI common stock have the right to cast one vote for each share held of record on all matters submitted to a vote of holders of common stock, including the election of directors. There is no right to cumulate votes for the election of directors. Stockholders holding a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of LTI's stockholders, and, under Delaware law, the vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of LTI's certificate of incorporation. Holders of common stock are entitled to receive dividends pro rata based on the number of shares held, when, as and if declared by the board of directors, from funds legally available therefor, subject to the rights of holders of any outstanding preferred stock. In the event of the liquidation, dissolution or winding up of the affairs of LTI, all company assets and funds remaining after the payment of all debts and other liabilities, subject to the rights of the holders of any outstanding preferred stock, shall be distributed, pro rata, among the holders of the common stock. Holders of common stock are not entitled to preemptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock.

    All of the outstanding shares of common stock are, and the shares of common stock to be issued in connection with the merger will be, validly issued, fully paid and nonassessable.

    The transfer agent for the common stock is American Stock Transfer & Trust Company.

    If the proposed amendments to the certificate of incorporation are approved and the amended and restated certificate of incorporation is filed and becomes effective the basic rights of holders of

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
common stock will not differ substantively from the rights of the holders of common stock under LTI's current certificate of incorporation.

PREFERRED STOCK

    At the time of LTI's initial public offering, all outstanding shares of series A preferred stock were automatically converted into shares of LTI common stock and were retired. Currently, there are no shares of preferred stock outstanding.

    LTI is now authorized to issue up to 5,000,000 shares of "blank-check" preferred stock, which amount will be increased to 10,000,000 shares if the proposed amended and restated certificate of incorporation becomes effective. The proposed amended and restated certificate of incorporation differs stylistically from the current certificate of incorporation in that it will no longer contain a description of the rights and preferences of the retired series A preferred stock.

    Under both the current certificate of incorporation and the proposed amended and restated certificate of incorporation, the board of directors has the authority to issue the preferred stock in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences, without further vote or action by the stockholders. If shares of preferred stock with voting rights are issued, such issuance could affect the voting rights of the holders of the company's common stock by increasing the number of outstanding shares having voting rights and/or by the creation of class or series voting rights. If the board of directors authorizes the issuance of shares of preferred stock with conversion rights, the number of shares of LTI common stock outstanding could potentially be increased by up to the authorized amount. Issuance of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control and may adversely affect the rights of holders of common stock. Also, preferred stock could have preferences over the common stock with respect to dividend and liquidation rights. LTI has no current plans to issue any shares of preferred stock.

WARRANTS

    LTI's initial public offering consisted of an offering of equity units comprised of LTI common stock and warrants to acquire shares of common stock. The warrants issued in the initial public offering were classified as class A warrants and class B warrants.

    REDEEMABLE WARRANTS CLASS A WARRANTS. Each class A warrant entitles the registered holder to purchase one share of LTI common stock and one class B warrant at an exercise price of $6.50 at any time until 5:00 P.M., New York City time, on October 8, 2001. The class A warrants are redeemable by LTI on 30 days' written notice at a redemption price of $.05 per class A warrant if the closing price of the common stock for any 30 consecutive trading days, ending within 15 days of the notice of redemption, averages in excess of $9.10 per share. In this context, "closing price" means the closing bid price if listed in the over-the-counter market on Nasdaq or otherwise or the closing sale price if listed on the Nasdaq National Market or a national securities exchange. All class A warrants must be redeemed if any are redeemed.

    As of June 30, 2000 a total of 2,952,400 class A warrants were outstanding.

    REDEEMABLE CLASS B WARRANTS. Each class B warrant entitles the registered holder to purchase one share of LTI common stock at an exercise price of $8.75 at any time after issuance until 5:00 P.M. New York City Time, on October 8, 2001. The class B warrants are redeemable by LTI on 30 days' written notice at a redemption price of $.05 per class B warrant, if the closing price of the common stock for any 30 consecutive trading days ending within 15 days of the notice of redemption averages in excess of $12.25 per share. All class B warrants must be redeemed if any are redeemed.

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
    As of June 30, 2000 a total of 1,955,100 class B warrants were outstanding, and a total of 2,952,400 class B warrants were issuable upon exercise of outstanding class A warrants.

    WARRANTS GENERALLY. The class A warrants and class B warrants are evidenced by warrant certificates in registered form. The warrants provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the common stock or upon issuance of shares of common stock at prices lower than the market price of the common stock, with certain exceptions. LTI has reserved from its authorized but unissued shares a sufficient number of shares of common stock for issuance upon the exercise of the class A warrants and the class B warrants.

    If the proposed amendments to the certificate of incorporation are approved and the amended and restated certificate of incorporation is filed and becomes effective there will be no change in the class A warrants and class B warrant. If, however, the reverse stock split described in Proposal 2 is approved, the warrants will be appropriately adjusted to provide for a change in the exercise price and the number of shares into which each warrant may be converted.

UNIT PURCHASE OPTIONS

    In connection with LTI's 1996 IPO, LTI granted D.H. Blair Investment Banking Corp., unit purchase options to purchase up to 170,000 units. The units consist of one share of LTI common stock, one class A warrant and one class B warrant. These units were substantially identical to the units sold by LTI in the 1996 IPO, except that the warrants included in the unit purchase options are subject to redemption by LTI, in accordance with the terms of the related warrant agreement, at any time after the unit purchase options have been exercised and the underlying warrants are outstanding. The unit purchase options are exercisable until October 8, 2001 at an exercise price of $6.00 per unit (which is equal to 120% of the initial public offering price per unit), subject to adjustment in certain events to protect against dilution. The holders of the unit purchase options have certain demand and piggyback registration rights.

REGISTRATION RIGHTS

    Holders of the unit purchase options have demand and piggyback registration rights relating to the options and the underlying securities. Michael Noonan, LTI's current Chairman, President and Chief Executive Officer also has certain demand and piggyback registration rights relating to certain shares of common stock that he beneficially owns.

DELAWARE GENERAL CORPORATION LAW

    Section 203 of the Delaware corporation statute provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date at which the stockholder becomes an "interested stockholder" unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder," (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time that the transaction commenced (excluding certain shares), or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." Except as otherwise specified in Section 203, an "interested stockholder" is defined to include (x) any person which is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person. A corporation's stockholders, by adopting an amendment to its certificate of incorporation or bylaws, may elect not to be governed by Section 203, effective twelve months after adoption. Neither the certificate of incorporation nor the bylaws presently exclude LTI from the restrictions imposed by Section 203. Further, neither the proposed amended and restated certificate of incorporation nor the proposed amended and restated bylaws exclude LTI from the Section 203 restrictions.

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
                  COMPARISON OF THE RIGHTS OF LTI STOCKHOLDERS
                           AND SPEEDCOM STOCKHOLDERS

    ON THE EFFECTIVE DATE OF THE MERGER, THE HOLDERS OF SPEEDCOM COMMON STOCK WILL RECEIVE LTI COMMON STOCK UNDER THE TERMS OF THE MERGER AGREEMENT AND WILL BECOME STOCKHOLDERS OF LTI. BECAUSE LTI IS A DELAWARE CORPORATION, THE STOCKHOLDERS OF SPEEDCOM WILL BECOME STOCKHOLDERS OF A CORPORATION GOVERNED BY THE GENERAL CORPORATION LAW OF DELAWARE AND BY NEW CHARTER DOCUMENTS, AS OPPOSED TO THE GENERAL CORPORATION LAW OF FLORIDA AND SPEEDCOM'S CURRENT CHARTER DOCUMENTS. ALTHOUGH IT IS NOT PRACTICAL TO COMPARE ALL THE DIFFERENCES, CERTAIN DIFFERENCES BETWEEN THE RIGHTS OF SPEEDCOM STOCKHOLDERS PRIOR TO THE MERGER VERSUS AFTER THE MERGER ARE SUMMARIZED BELOW.

    AS DISCUSSED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, IN CONNECTION WITH THE MERGER, LTI IS PROPOSING CERTAIN CHANGES TO ITS CURRENT CERTIFICATE OF INCORPORATION. THESE CHANGES ARE SUMMARIZED UNDER THE HEADINGS "PROPOSAL 2:
REVERSE STOCK SPLIT" AND "PROPOSAL 3: AMENDMENTS TO THE LTI CERTIFICATE OF INCORPORATION." WHERE APPROPRIATE, THE FOLLOWING DISCUSSION ADDRESSES DIFFERENCES BETWEEN THE COMPANY'S CURRENT AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OR BYLAWS AND THE PROPOSED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION THAT ARE INTENDED TO BE IMPLEMENTED IN CONNECTION WITH THE CLOSING OF THE MERGER TO THE EXTENT THAT THE DIFFERENCES IMPACT A DISCUSSION OF THE RIGHTS OF SPEEDCOM STOCKHOLDERS PRIOR TO THE MERGER VERSUS AFTER THE MERGER.

    THIS FOLLOWING SUMMARY DOES NOT PURPORT TO BE COMPLETE, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO LTI'S CURRENT CERTIFICATE OF INCORPORATION AND BYLAWS, THE PROPOSED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, SPEEDCOM'S CURRENT AMENDED AND RESTATED ARTICLES OF INCORPORATION AND BYLAWS, AS WELL AS DELAWARE AND FLORIDA LAW. THE PROPOSED FORM OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS.

ACTION BY WRITTEN CONSENT

    FLORIDA. Under Florida law, unless otherwise provided in a corporation's articles of incorporation, any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted. Florida law requires that notice of the action be sent to stockholders who do not consent in writing within 10 days of the date authorization is granted. Speedcom's amended and restated articles of incorporation do not contain a provision that prohibits stockholders from taking action by written consent.

    DELAWARE. Under Delaware law, unless otherwise provided in a corporation's certificate of incorporation, the stockholders may take action without a meeting if a consent in writing to such action is signed by the stockholders having a minimum number of votes that would be necessary to take such action at the meeting. Delaware law requires that prompt notice of the action be sent to stockholders who do not consent in writing. While LTI's current certificate of incorporation does not contain a provision that prohibits stockholders from taking action by written consent, the proposed amended and restated certificate of incorporation does contain such a provision.

SPECIAL MEETINGS

    FLORIDA. Under Florida law, special meetings of the stockholders may be called by the board of directors or by such persons as may be authorized by the articles of incorporation or the bylaws. In addition, Florida law permits the holders of not less than 10% of all votes entitled to be cast on any issue to be considered at the special meeting (unless a greater percentage, not to exceed 50%, is specified in the articles of incorporation) to call a special meeting. Speedcom's amended and restated bylaws permit the corporation's president, board of directors and holders of not less than 10% of all votes to be cast on any issue to be considered at the special meeting to call a special meeting.

    DELAWARE. Under Delaware law, special meetings of the stockholders may be called by the board or by such persons as may be authorized by the certificate of incorporation or the bylaws. LTI's bylaws provide that special meetings of stockholders may be called by the board of directors, the chairman of the board, the president or by the board of directors when requested in writing by stockholders holding not less than 20% of the corporation's outstanding stock. In contrast, LTI' amended and restated bylaws limit the power to call a special meeting of stockholders to the board of directors, the chairman of the board or the chief executive officer.

QUORUM FOR STOCKHOLDER MEETINGS

    FLORIDA. Florida law provides that unless otherwise provided in a corporation's articles of incorporation (but not its bylaws), a majority of shares entitled to vote on a matter constitutes a quorum at a meeting of stockholders, but in no event may a quorum consist of less than one-third of the shares entitled to vote on such matter. Speedcom's amended and restated articles of incorporation do not alter the Florida default rule.

    DELAWARE. Delaware law is similar to Florida law in this respect, except that under the Delaware code a corporation's certificate of incorporation or bylaws may specify the percentage of votes which constitutes a quorum at a meeting of stockholders, but in no event may a quorum consist of less than one-third of the shares entitled to vote. LTI's current bylaws provide that a quorum exists if a majority of the voting power of the common stock entitled to vote is present in person or by proxy at a meeting.

STOCKHOLDER VOTING REQUIREMENTS

    Under both Florida and Delaware law, directors are generally elected by a plurality of the votes cast by the stockholders entitled to vote at a stockholders' meeting at which a quorum is present.

    FLORIDA. Generally, with respect to matters other than the election of directors, unless a greater number of affirmative votes is required by Florida law or a corporation's articles of incorporation (but not its bylaws), if a quorum exists, action on any matter is generally approved by the stockholders if the votes cast by the holders of the shares represented at the meeting and entitled to vote on the matter favoring the action exceed the votes cast opposing the action. In the case of a merger, consolidation, or a sale, lease or exchange of all or substantially all of the assets of a Florida corporation, except in limited circumstances in which no stockholder vote is required, the affirmative vote of the holders of a majority of the issued and outstanding shares entitled to vote is required under Florida law. Speedcom's amended and restated articles of incorporation provide that stockholder voting of all shares shall be on a plurality basis.

    DELAWARE. Under Delaware law generally, and unless otherwise provided by specific provisions of the Delaware law or a Delaware corporation's certificate of incorporation or bylaws, if a quorum exists, action on a matter is approved by the affirmative vote of a majority of the shares represented at a meeting and entitled to vote on the matter. In the case of a merger, the affirmative vote of the holders of a majority of the issued and outstanding shares entitled to vote is required by Delaware law. Neither the current nor proposed charter documents of LTI vary the Delaware default rule.

MERGER, CONSOLIDATION AND ASSET SALES

    Both Florida and Delaware law each provide that a merger, consolidation or sale of all or substantially all of the assets of a corporation requires
(a) approval by the board and (b) the affirmative vote of a majority of the outstanding stock of the corporation entitled to vote thereon. Florida law allows the board of directors or the articles of incorporation, and Delaware law permits the

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
certificate of incorporation or bylaws, to establish a higher vote requirement. Neither Speedcom's articles, nor the current charter nor the proposed charter document of LTI vary the default rule.

AFFILIATED TRANSACTIONS

    FLORIDA. Florida law provides that an "affiliated transaction" (as defined in the Florida law) with an "interested stockholder" or any affiliate or associate of the interested stockholders must generally be approved by the affirmative vote of the holders of two-thirds of the voting shares, other than the shares owned by the interested stockholder. The transactions covered by the statute include, with certain exceptions:

    - mergers and consolidations to which the corporation and the interested stockholder are parties;

    - sales or other dispositions of substantial amounts of the corporation's assets to the interested stockholder;

    - issuances by the corporation of substantial amounts of its securities to the interested stockholder;

    - the adoption of any plan for the liquidation or dissolution of the corporation proposed by or pursuant to an arrangement with the interested stockholder;

    - any reclassification of the corporation's securities which has the effect of substantially increasing the percentage of the outstanding voting shares of the corporation beneficially owned by the interested stockholder; and

    - the receipt by the interested stockholder of certain loans or other financial assistance from the corporation.

    An interested stockholder is any person who is the beneficial owner of 10% or more of the outstanding voting stock of the corporation. The two-thirds approval requirement does not apply if, among other things:

    - the transaction has been approved by a majority of the corporation's disinterested directors (as defined in the statute);

    - the interested stockholder has been the beneficial owner of at least 80% of the corporation's outstanding voting shares for at least five years preceding the transaction;

    - the interested stockholder is the beneficial owner of at least 90% of the outstanding voting shares;

    - the corporation has not had more than 300 stockholders of record at any time during the preceding three years; or

    - certain fair price and procedural requirements are satisfied.

    These restrictions do not apply if a corporation's articles of incorporation or an amendment to its articles of incorporation or bylaws approved by the affirmative vote of the holders of a majority of the outstanding voting shares of the corporation (other than those held by the interested stockholder) contain a provision expressly electing not to be governed by these rules. Speedcom's amended and restated articles of incorporation do not contain a provision electing to be exempt from this affiliated transaction provision.

    DELAWARE. Under Delaware law, a corporation may not engage in any "business combination" (as defined in the Delaware code) with an "interested stockholder" for three years after such stockholder becomes an interested stockholder. An interested stockholder is any person who is the beneficial owner of 15% or more of the outstanding voting stock of the corporation. These business combinations are substantially the same as the "affiliated transactions" described above with respect to Florida law. A corporation may enter into a business combination with an interested stockholder if:

    - the board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder before the date on which the stockholder becomes an interested stockholder;

    - upon consummation of the transaction resulting in the stockholder reaching the 15% threshold, the stockholder owned 85% of the outstanding voting shares at the time the transaction commenced, excluding those shares held by directors who are also officers or by employee stock plans in which the participants do not have the right to determine confidentially whether shares subject to the plan will be tendered in a tender or exchange offer; or

    - on or subsequent to becoming an interested stockholder, the business combination is approved by the board of directors and is authorized at a meeting by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

    These restrictions do not apply if the corporation's original certificate of incorporation or an amendment to its certificate of incorporation or bylaws approved by a majority of the shares entitled to vote thereon contains a provision expressly electing not to be governed by these rules, or if the corporation does not have a class of stock listed on a national securities exchange authorized for quotation on the Nasdaq Stock Market or held of record by more than 2,000 stockholders, unless any of the foregoing results from the actions of the interested stockholder. Neither the current nor proposed charter documents of LTI contain provisions electing to be exempt from these provisions of Delaware law.

CONTROL SHARE ACQUISITIONS

    FLORIDA. Florida law contains a control share acquisition statute which provides that a person who acquires shares in an issuing public corporation (as defined in the statute) in excess of certain specified thresholds will generally not have any voting rights with respect to such shares unless such voting rights are approved by a majority of the shares entitled to vote, excluding interested shares. The three thresholds specified in the Florida law are the acquisition of a number of shares representing: 20% or more, but less than 33% of all voting power of the corporation; 33% or more but less than a majority of all voting power of the corporation; or a majority or more of all voting power of the corporation. The statute does not apply if, among other things, the acquisition:

    - is approved in advance by the corporation's board of directors;

    - is pursuant to a pledge or other security interest created in good faith and not for the purpose of circumventing the statute;

    - is pursuant to the laws of intestate succession or pursuant to gift or testamentary transfer; or

    - is pursuant to a statutory merger or share exchange to which the corporation is a party.

    This statute also does not apply to acquisitions of shares of a corporation if, prior to the pertinent acquisition of shares, the corporation's articles of incorporation or bylaws provide that the corporation shall not be governed by the statute. This statute also permits a corporation to adopt a provision in its articles of incorporation or bylaws providing for the redemption by the corporation of such acquired shares in certain circumstances. Unless otherwise provided in the corporation's articles of incorporation or bylaws prior to the pertinent acquisition of shares, in the event that such shares are accorded full voting rights by the stockholders of the corporation and the acquiring stockholder has acquired a majority of the voting power of the corporation, all stockholders who did not vote in favor of according voting rights to such acquired shares are entitled to dissenters' rights. Speedcom's amended and restated articles of incorporation do not contain a provision electing to be exempt from Florida's control share acquisition statute.

    DELAWARE. Delaware does not have any comparable statutory provision to the Florida control share acquisition statute.

OTHER CONSTITUENCIES

    FLORIDA. Florida law provides that directors of a Florida corporation, in discharging their fiduciary duties to the corporation, may consider the social, economic, legal or other effects of corporate action on the employees, suppliers and customers of the corporation or its subsidiaries and the communities in which the corporation and its subsidiaries operate, and the economy of Florida and the nation, in addition to the effect on stockholders.

    DELAWARE. Delaware does not have a comparable statutory provision regarding other constituencies.

REMOVAL OF DIRECTORS

    FLORIDA. Florida law provides that the stockholders may remove one or more directors, with or without cause, unless the articles of incorporation provide that directors may be removed only for cause. Such removal may be effected at a meeting of stockholders if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director. Speedcom's amended and restated articles of incorporation do not contain a provision altering the statutory rule.

    DELAWARE. Delaware law provides that unless the corporation's certificate of incorporation otherwise provides, stockholders may remove any director or the entire board of directors, with or without cause. Such a removal may only be effected by a majority vote of the shares entitled to vote for the election of directors. If the board of directors is divided into classes, however, Delaware law provides that unless the corporation's certificate of incorporation otherwise provides, directors may be removed by stockholders only for cause. The current charter documents of LTI do not vary the Delaware default rule. The proposed charter documents, however, provide that so long as the board of directors is divided into classes, a director may be removed only for cause.

DISSENTERS' RIGHTS

    FLORIDA. Under Florida law, dissenting stockholders who follow prescribed statutory procedures are, in certain circumstances, entitled to appraisal rights in the case of:

    - a merger;

    - a sale or exchange of all or substantially all the assets of a corporation other than in the regular course of business;

    - amendments to the articles of incorporation that adversely affect the rights or preferences of stockholders;

    - consummation of a plan of share exchange if the stockholder is entitled to vote on the plan; and

    - the approval of a control share acquisition pursuant to Florida law.

    Unless a corporation's articles of incorporation provide otherwise, such rights are not provided in a merger, share exchange or sale or exchange of property when:

    - shares of the corporation are listed on a national securities exchange, designated as a national market security by the National Association of Securities Dealers, Inc. or

    - held of record by 2,000 or more stockholders.

    DELAWARE. Under Delaware law, dissenters' rights are afforded to stockholders who follow prescribed statutory procedures in connection with a merger or consolidation (subject to restrictions similar to those provided by Florida law). Under Delaware law, there are no appraisal rights in connection with sales of all or substantially all of the assets of a corporation, reclassifications of stock or other amendments to the certificate of incorporation which adversely affect a class of stock, unless specifically provided in the certificate of incorporation. Neither the current nor proposed certificate of incorporation of LTI provide for dissenters' rights in these circumstances. Similar to Florida law, dissenters' rights do not apply to a stockholder of a Delaware corporation if the stockholder's shares were:

    - listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Security Dealers, Inc.; or

    - held of record by more than 2,000 stockholders.

    Notwithstanding the foregoing, however, under Delaware law, a stockholder does have dissenters' rights with respect to such shares if the stockholder is required by the terms of the agreement of merger or consolidation to accept anything for his shares other than:

    - shares of stock of the corporation surviving or resulting from the merger or consolidation;

    - shares of stock of any other corporation which is so listed or designated or held of record by more than 2,000 stockholders;

    - cash in lieu of fractional shares; or

    - any combination of the foregoing.

AMENDMENTS TO CHARTER

    Florida and Delaware law provide, generally, that an amendment to the articles of incorporation or certificate of incorporation, as the case may be, must be approved by the board of directors and by a corporation's stockholders.

    FLORIDA. Under Florida law, unless a corporation's articles of incorporation or the board of directors requires a greater vote, an amendment to a Florida corporation's articles of incorporation generally requires that the votes cast in favor of the amendment exceed the votes cast against the amendment. Again, Speedcom's amended and restated articles of incorporation provide for plurality voting.

    DELAWARE. Unless the corporation's certificate of incorporation requires a greater vote, Delaware law provides that a vote to amend the corporation's certificate of incorporation requires the approval of a majority of the outstanding stock entitled to vote.

AMENDMENTS TO BYLAWS

    FLORIDA. Florida law provides that the stockholders, as well as a corporation's directors, may amend the bylaws, unless such power is reserved to the stockholders by the articles of incorporation or by specific action of the stockholders. Speedcom's amended and restated articles of incorporation do not prohibit the board of directors from amending the bylaws.

    DELAWARE. Delaware law provides that the stockholders or, if provided in the certificate of incorporation, the board of directors, are entitled to amend the bylaws. While LTI's current certificate of incorporation does not empower the board of directors to amend the bylaws, the proposed amended and restated certificate of incorporation does permit the board to do so.

LIABILITY OF DIRECTORS

    FLORIDA. Under Florida law a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, by a director unless the director breached or failed to perform his duties as a director and such breach or failure constitutes:

    - a violation of criminal law unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

    - a transaction from which the director derived an improper personal benefit;

    - a circumstance resulting in an unlawful distribution;

    - conscious disregard for the best interests of the corporation or willful misconduct in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a stockholder; or

    - recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property in a proceeding by or in the right of one other than the corporation or a stockholder.

    DELAWARE. Delaware law permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, including conduct which could be characterized as negligence or gross negligence. The Delaware code expressly provides, however, that the liability for the following actions cannot be eliminated or limited in this manner:

    - breaches of the director's duty of loyalty;

    - acts or omissions not in good faith or involving intentional misconduct or knowing violation of the law,

    - an unlawful distribution; or

    - the receipt of improper personal benefits.

    Delaware law further provides that no such provision will eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. Both the current and proposed certificate of incorporation of LTI include a provision eliminating director liability for monetary damages for breaches to the extent permitted by Delaware law.

INDEMNIFICATION

    Under both Florida and Delaware law, a corporation may generally indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of any proceedings (other than derivative actions), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in derivative actions, except that indemnification may be made only for expenses (including attorneys' fees) and certain amounts paid in settlement and in the event the person seeking indemnification has been adjudicated liable, amounts deemed proper, fair and reasonable by the appropriate court upon application thereto. Florida and Delaware law each provide that to the extent that such persons have been successful in defense of any proceeding, they must be indemnified by the corporation against expenses actually and reasonably incurred in connection therewith. Florida law also provides that, unless a corporation's articles of incorporation provide otherwise, if a corporation does not so indemnify such persons, they may seek, and a court may order, indemnification under certain circumstances even if the board of directors or stockholders of the corporation have determined that the persons are not entitled to indemnification.

    LTI's current certificate of incorporation and the proposed amended and restated certificate of incorporation provide that the corporation shall indemnify current and former directors and officers to the fullest extent permitted by the Delaware code.

DISTRIBUTIONS, REDEMPTIONS, LIQUIDATIONS AND DISSOLUTION

    FLORIDA. A Florida corporation may make distributions to stockholders as long as, after giving effect to such distribution, (1) the corporation would be able to pay its debts as they become due in the usual course of business, and
(2) the corporation's total assets would not be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise, which Speedcom's amended and restated articles of incorporation do not) the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

    DELAWARE. A Delaware corporation may pay dividends out of surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. A Delaware corporation is generally prohibited from redeeming any of its capital stock if the redemption would result in an impairment of the corporation's capital.

STOCKHOLDER INSPECTION OF BOOKS AND RECORDS

    FLORIDA. Under Florida law a stockholder is entitled to inspect and copy the articles of incorporation, bylaws, board resolutions creating classes of stock, minutes of all stockholder meetings and actions taken by the stockholders in the last three years, certain written communications to stockholders, a list of the names and business addresses of the corporation's directors and officers, and the corporation's most recent annual report during regular business hours if the stockholder gives at least five business days' prior written notice to the corporation. In addition, a stockholder of a Florida corporation is entitled to inspect and copy other books and records of the corporation during regular business hours if the stockholder gives at least five business days' prior written notice to the corporation and:

    - the stockholder's demand is made in good faith and for a proper purpose;

    - the demand describes with particularity its purpose and the records to be inspected or copied; and

    - the requested records are directly connected with such purpose.

    Florida law also provides that a corporation may deny any demand for inspection if the demand was made for an improper purpose or if the demanding stockholder has, within two years preceding such demand, sold or offered for sale any list of stockholders of the corporation or any other corporation, has aided or abetted any person in procuring a list of stockholders for such purpose or has improperly used any information secured through any prior examination of the records of the corporation or any other corporation.

    DELAWARE. The provisions of the Delaware code governing the inspection and copying of a corporation's books and records are generally less restrictive than those of the Florida code. Specifically, Delaware law permits any stockholder the right, during usual business hours, to inspect and copy the corporation's stock ledger, stockholders list and other books and records for any proper purpose upon written demand under oath stating the purpose thereof.

TREASURY STOCK

    FLORIDA. A Florida corporation may reacquire its own issued and outstanding capital stock. Under Florida law, unless otherwise provided in the corporation's articles of incorporation, all capital stock reacquired by a Florida corporation is automatically returned to the status of authorized but not issued or outstanding, and is not deemed treasury stock.

    DELAWARE. A Delaware corporation may also reacquire its own issued and outstanding capital stock, and such capital stock is deemed treasury stock which is issued but not outstanding.

                                BUSINESS OF LTI

GENERAL

    LTI sold all of its operating assets to Packaging Atlanta Corporation in a transaction which was completed June 30, 1999. At the present time, LTI has no operating business and the company's management and board of directors have been focusing on exploring opportunities to enter into a business combination with an operating company. The description of LTI's business set forth below provides a discussion of our past business and is not meant to describe present operations or planned future operations.

    On June 6, 2000, we announced that we had executed a letter of intent to merge with Speedcom.

OVERVIEW

    Laminating Technologies, Inc. was incorporated in Georgia, in March 1993, as New Cooler Corp., and subsequently changed its name to Laminating
Technologies, Inc. In April 1996, the Company was merged into Laminating Merger Corporation, a Delaware corporation, which changed its name to Laminating Technologies, Inc. In connection with the asset sale described above, we changed our name to LTI Holdings, Inc.

    Prior to the asset sale, LTI operated as a development stage company organized to research, develop, design and market value-added packaging and specialty display products manufactured using a proprietary processing method known as "LTI Processed-Registered Trademark-".

    The LTI Processed-Registered Trademark- process can be utilized to produce a wide variety of packaging products and specialty displays. Prior to the asset sale, we produced a number of commercial products, including bakery dessert discs, pads and trays, catering HOT 'N COOLER-Registered Trademark- containers, frozen food shippers, point of purchase displays, pizza delivery boxes and medical shippers.

PRODUCTS

    On April 17, 1997, we announced "BAKE 'N SHIP-TM-", a new product line, which was available for sale to the baking industry. BAKE 'N SHIP-TM- utilized the our patented and proprietary process, resulting in a new material which was ovenable and freezable with the strength and structure of corrugated material. This was our first commercial product.

    In February 1998, we introduced a new "HOT 'N COOLER-Registered Trademark-" line of watertight containers that keep food and beverages hot or cold, depending upon the application. Research conducted by an independent laboratory showed that HOT 'N COOLER-Registered Trademark- cooled down faster (cans and ice) than the traditional hard plastic, soft bag or styrofoam coolers. Additionally, during testing, HOT 'N COOLER-Registered Trademark- was proven to hold heat longer for food caterers of beans, ribs, chicken, etc.

STRATEGY

    Prior to the asset sale, LTI's strategy focused on: (i) designing, developing and marketing value-added, niche LTI Processed-Registered Trademark-products both directly and indirectly to focused market segments,
(ii) leveraging these developed markets to and through vertically integrated forest product companies creating strategic alliances, and (iii) obtaining license agreements and/or royalty arrangements favorable to LTI expanding both the uses and volume for LTI Processed-Registered Trademark- products.

EMPLOYEES

    We currently have two full-time employees and one part-time employee. None of our employees is represented by a labor union and we believe that our relations with employees is satisfactory. On April 1, 1997, we placed our employees with Paradyme, a Professional Employer Organization. Under terms of the arrangement with Paradyme, our employees became employees of Paradyme, entitling the employees to obtain superior benefits that we previously could not offer to employees. While LTI must pay for the payroll cost of the employees, and a fee for this service, using this service allowed us to avoid the overhead and additional administrative costs typically associated with these benefits.

PROPERTIES

    LTI currently leases approximately 1,000 square feet of office space in Atlanta, Georgia for its executive offices pursuant to a month-to-month agreement for a monthly rent of $500.

LEGAL PROCEEDINGS

    We are not involved in any material legal proceedings.

                    LTI MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    LTI was a development stage company organized to develop, design and market value-added packaging and specialty display products. Since its inception, LTI's efforts were principally devoted to research, development and design of products, marketing activities and raising capital. Due to an inability to find a sufficient market for its products, LTI sold its operating assets as of June 30, 1999 and currently does not have any operating business. Therefore, readers should note that the following discussion of results of operations is being provided for historical comparison purposes only and is not meant to describe LTI's present business or planned future operations.

    The following discussion should be read in conjunction with the LTI financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

    The per share data set forth in this section does not give effect to the proposed 1 for 4.26 reverse stock split.

RESULTS OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 1999 AND 2000.

    Net sales decreased from approximately $553,000 in the three months ended June 30, 1999 (1999 three months) to $0 in the three months ended June 30, 2000 (2000 three months). This decrease is due to LTI selling its operating assets as of June 30, 1999.

    Gross profit decreased from approximately $154,000 in the 1999 three months, to $0 in the 2000 three months. The gross profit margin decrease is due to LTI selling its operating assets as of June 30, 1999.

    Selling, general and administrative expenses decreased 78% from the 1999 three months of approximately $471,000 to approximately $103,000 in the 2000 three months. This decrease is primarily due to the reduction in personnel due to LTI selling its operating assets as of June 30, 1999.

    Research and development expense decreased from approximately $46,000 in the 1999 three months to $0 in the 2000 three months. This decrease is due to LTI selling its operating assets as of June 30, 1999.

    Interest expense decreased approximately $1,000 from the 1999 three months of approximately $1,000 to $0 in the 2000 three months. This decrease is due to the payoff of an outstanding note. Interest income increased from approximately $20,000 in the 1999 three months to approximately $26,000 in the 2000 three months. This increase is primarily due to the amount of cash available for investing, due to the sale of the assets, being greater in the 2000 three months than in the 1999 three months.

    Loss on sale of assets was approximately $335,000 for the 1999 three months. This loss was recognized as a result of LTI selling substantially all of its assets. There was no such activity in the 2000 three months.

    Net loss decreased from approximately $680,000 or ($.24) per share in 1999 three months to approximately $76,000, or ($.03) per share, in 2000 three months as a result of the foregoing factors.

FISCAL YEARS ENDED MARCH 31, 1999 AND 2000.

    Net sales decreased from approximately $1,878,000 in the twelve months ended March 31, 1999 (fiscal 1999) to $553,000 in the twelve months ended March 31, 2000 (fiscal 2000). This decrease is due to LTI selling its operating assets as of June 30, 1999.

    Selling, general and administrative expenses decreased by 32% from approximately $1,335,000 in fiscal 1999 to approximately $905,000 in fiscal 2000. This decrease is primarily due to the reduction in personnel due to LTI selling its operating assets as of June 30, 1999.

    Research and development expense decreased by 90% from approximately $463,000 in fiscal 1999 to approximately $46,000 in fiscal 2000. This decrease is due LTI selling its operating assets as of June 30, 1999.

    Interest expense decreased by $4,000 from approximately $5,000 for fiscal 1999 to approximately $1,000 for fiscal 1999. The decrease is due to the reduction in the outstanding balance of a note payable.

    Investment income decreased from approximately $124,000 in fiscal 1999 to approximately $94,000 in fiscal 2000. This decrease is primarily due to the amount of cash available for investing being greater in fiscal 1999 than in fiscal 2000.

    Net loss increased 8% from approximately $967,000, or $.35 per share, in fiscal 1999 to approximately $1,040,000, or $.37 per share, in fiscal 2000, as a result of the foregoing factors.

LIQUIDITY AND CAPITAL RESOURCES

    LTI received approximately $400,000 from the sale of its assets on June 30, 1999 and this cash was added to the existing cash balance. Since this time LTI's cash has primarily been used to pay recurring general and administrative expenses which run approximately $25,000 per month, excluding any fees for legal, financial or other advisory services. LTI currently has cash and short term investments of approximately $1.7 million.

    At the time of LTI's initial public offering, certain common stockholders had agreed to place 410,000 shares of LTI common stock into escrow. These escrow shares would have been released from escrow only if certain financial conditions or market prices for the common stock had been met or achieved. These financial conditions or market prices were not achieved within the specified time and the escrow shares have been canceled.

    At June 30, 2000, LTI had net operating loss carry-forwards for Federal income tax purposes of approximately $9,321,000. The net operating loss and credit carry-forwards expire from March, 2009 through March, 2020. Additionally, LTI's ability to utilize its net operating loss carry-forwards may be subject to annual limitations pursuant to Section 382 of the Internal Revenue Code.

                         PRINCIPAL STOCKHOLDERS OF LTI

    The table below sets forth, as of August 15, 2000, according to information available to the company, the stock ownership of the directors, executive officers and principal stockholders of LTI (including all holders of greater than 5% of LTI common stock). The table also shows the ownership of such persons after giving effect to the proposed 1 for 4.26 reverse stock split completion of the merger with Speedcom and the issuance of the shares of LTI common stock to Speedcom stockholders in connection with the merger. The share ownership and percentages listed in the table include any shares of LTI common stock held by the listed stockholders that are subject to options currently exercisable or exercisable within sixty days from the date of these tables. The persons and entities listed have, to LTI's knowledge, sale, voting and investment power with respect to all shares of LTI stock shown as being beneficially owned by them, except as may otherwise be described in the footnotes to the tables. Beneficial ownership is determined in accordance with the rules and regulation of the SEC.

    Unless otherwise indicated, the address of each affiliate named in the table is c/o of LTI Holdings, Inc., 5115 New Peachtree Road, Suite 200, Atlanta, GA 30341.

                                                 BENEFICIAL OWNERSHIP OF               BENEFICIAL OWNERSHIP OF
                                                       LTI SHARES                            LTI SHARES
                                                 PRIOR TO THE MERGER(1)                FOLLOWING THE MERGER(2)
                                         ---------------------------------------      -------------------------
                                         NUMBER OF    NUMBER OF       PERCENT OF      NUMBER OF      PERCENT OF
BENEFICIAL OWNER                         SHARES (3)   SHARES (4)        CLASS          SHARES          CLASS
----------------                         ----------   ----------      ----------      ---------      ----------
Michael E. Noonan......................   116,271       27,293            4.2%          27,293            *
Ronald L. Christensen..................    10,750(5)     2,523              *            2,523            *
William J. Warren......................    10,750(5)     2,523              *            2,523            *
Donald B. Sallee.......................   368,885(6)    86,592           13.3           86,592            *
Steven N. Bronson......................   680,297(7)   159,694           24.5          159,694          1.9%
J. Morton Davis........................   319,465(8)    74,991           11.1           74,991            *
Kinder Investments, L. P...............   308,300(9)    72,370           11.1           72,370            *
Steve Gorlin...........................   143,343(10)   33,649            5.2           33,649            *
Ruki Renov.............................   277,440(11)   64,126            9.1           64,126            *
Esther Stahler.........................   277,440(12)   65,126            9.1           65,126            *
All executive officers and directors as
  a group
  (3 persons)..........................   137,771(13)   32,339            4.6           32,339            *

------------------------

*   Less than 1%.

(1) Except as otherwise indicated, each of the parties listed above has sole voting and investment power over the shares owned.

(2) Assumes implementation of 1 for 4.26 reverse stock split and issuance of 7,438,036 shares in the merger.

(3) Reflects share ownership prior to reverse split and issuance of shares in the merger.

(4) Reflects share ownership following reverse split, but prior to issuance of shares in the merger.

(5) As to each director, includes 10,750 immediately exercisable options to purchase common stock. Does not include 250 shares (per director) issuable upon exercise of options that that are not exercisable within sixty days.

(6) The address of Mr. Sallee is 980 South Powers Court, N. W., Atlanta, Georgia 30327.

(7) The address of Mr. Bronson is 16 East 52nd Street, Suite 501, New York, New York 10022.

(8) Represents 52,360 shares underlying a unit purchase option ("UPO") to purchase 13,090 units owned by Mr. Davis, 52,360 shares underlying a UPO to purchase 13,090 units owned by D. H. Blair Investment Banking Corp. and 214,745 shared owned by D. H. Blair Capital Corp. Mr. Davis is the chairman of the board and sole stockholder of D. H. Blair Capital Corp. and D. H. Blair Investment Banking Corporation. Mr. Davis has sole power to vote or direct the vote, to dispose of or to direct the disposition of the shares owned by D. H. Blair Capital Corp. and D. H. Blair Investment Banking Corp. The address of Mr. Davis is 44 Wall Street, New York, New York 10005.

(9) Kinder Investments, L.P.; Peyser Associates, LLC, the general partner of Kinder Investments; and Brian A. Wasserman, the managing member of Peyser, share voting power over the shares. The address of these parties is 1500 Hempstead Turnpike, East Meadow, New York 11554.

(10) The address of Mr. Gorlin is 150 Gulf Shore Drive, Unit 601, Destin, Florida 32541. Mr. Gorlin may be deemed a "founder" of the Company, as such term is defined in the Securities Act of 1933.

(11) Includes 209,440 shares underlying a UPO to purchase 52,360 units owned directly by Mrs. Renov and 68,000 shares underlying a UPO to purchase 17,000 units owned by D. H. Blair & Co., Inc. Each unit consists of one share of LTI common stock, one class A common warrant and one class B warrant.
    Mrs. Renov has sole voting power of and dispositive control over shares owned by her and shared voting power of and dispositive control over shares owned by D. H. Blair & Co. Mr. and Mrs. Renov, collectively, are principal shareholders of D. H. Blair & Co. The address of Mrs. Renov is 172 Broadway, Lawrence, New York 11559.

(12) Includes 209,440 shares underlying a UPO to purchase 52,360 units owned directly by Mrs. Stahler and 68,000 shares underlying a UPO to purchase 17,000 units owned by D. H. Blair & Co. Mrs. Stahler has sole voting power of and dispositive control over shares owned by her and has voting power of and dispositive control over shares owned by D. H. Blair & Co. Mr. and Mrs. Stahler, collectively, are principal shareholders of D. H. Blair & Co. The address of Mrs. Stahler is 10 Lakeside Drive, Lawrence, New York 11559.

(13) Does not include 500 shares issuable upon exercise of options that are not exercisable within sixty days.

                              BUSINESS OF SPEEDCOM

COMPANY OVERVIEW

    Speedcom was incorporated in Florida in 1994 as M-Com Networking Systems Corporation. The company initially served as a reseller of computer equipment and wireless communications equipment. In 1997, Speedcom changed its name to Speedcom Wireless International Corporation and started selling its own branded products. Speedcom does business under the tradenames Wave Wireless Networking and Installguys.com.

    Speedcom creates high speed wireless local area networking solutions. Speedcom's products utilize advanced radio frequency and data communication technologies to connect users to computer networks ranging in size and complexity from enterprise-wide local areas networks, LANs, to home networks. Speedcom also develops and markets point-to point and point-to-multipoint bridge products for fixed wireless networking between buildings in Metropolitan Area Networks (MANs). Transmitting data at rates up to 100 megabytes per second, or Mbps, over line-of-site distances measured in miles, Speedcom's wireless bridge products provide users with a cost effective alternative to leased wirelines for high speed network and internet access.

    Speedcom sells its wireless bridge products in domestic and international markets through both an indirect channel of distributors, resellers and OEMs and a direct sales force.

INDUSTRY OVERVIEW

    In recent years, organizations have shifted from centralized computing environments to distributed client/server networks that frequently include multiple interconnected LANs. Local area networks offer increased productivity and reduced systems costs by enabling users to share information, applications and resources such as printers, file servers and communication devices. Today, businesses and organizations are increasingly reliant upon LANs as the primary infrastructure for connecting PC users to the enterprise network. Modern enterprises are providing Internet access through enterprise networks to LAN users for applications such as e-mail, e-commerce and information browsing. These LANs have been accessed from computers situated in fixed locations. Networks located in multiple locations have traditionally been connected by fiber-optic cables. Installing a new line connection to add access points to a network is a costly and time consuming operation. In addition, the growing use of portable computing devices has generated the need for semi-fixed access networks. In response, organizations have begun to utilize wireless technologies to open their wired computer infrastructure to semi-fixed users and to provide an alternative to wired building-to-building or in-building connectivity.

    Widespread acceptance of wireless networks beyond existing vertical markets has been limited to date. However, recent developments collectively resulted in the emergence and growth of wireless LAN solutions in broader networking markets. Today, the desire for pervasive network and Internet connectivity, the preference for mobile computing and the need to deploy and reconfigure networks rapidly and cost-effectively are all factors contributing to the increase in market demand for wireless LAN solutions. The rise of wireless internet service providers (ISPs) has also created significant demand for fixed wireless equipment. Many wireless ISPs are building out national wireless networks to circumvent the incumbent telephone companies and gain market share.

    Global regulatory changes are increasing the number of competitors providing data and voice access to the global telecommunications network. The increased competition is driving access service providers to upgrade their products and increase their service offerings. Recent deregulation in the United States has facilitated competition for local and long distance telephone services, data transmission services and Internet services. Competitors include local exchange carriers, internet service providers, cable operators and utilities. Access to public telecommunications services has historically been provided via copper wire. In the past several years, new technologies have emerged to provide greater communications capacity to subscribers via existing copper wire and other wire alternatives.

These digital systems, such as ISDN and DSL, offer a higher capacity for data communications over copper wires. Market interest in these systems has been fueled by the increasing demand for high-speed Internet access. The public telecommunications infrastructure does not currently meet all the public access demand. Wireless local loop systems have emerged as an alternative to wired infrastructure for telephones and access to the Internet.

    Instead of traditional wireline technologies, such as copper wire and fiber optic cable, wireless local loop uses radio frequency communications to provide alternative network access for both data and voice applications. Wireless local loop technology is a promising and attractive solution for network access needs. This is due to a variety of factors, including quick deployment, lower infrastructure construction costs and lower operating costs than traditional wireline access alternatives.

THE SPEEDCOM SOLUTION

    Speedcom's wireless point-to-point and point-to-multipoint bridge products provide fixed wireless networking, primarily outdoors between buildings. Speedcom's products can reduce the overall cost of network connectivity through reduced installation and infrastructure costs. Speedcom's products also facilitate rapid deployment, temporary networks and semi-fixed connectivity to the indoor and outdoor environments. Speedcom distinguishes itself from its competitors by bundling a variety of components into a comprehensive package and offering its customers not only the package, but full service as well.

BUSINESS STRATEGY

    Speedcom's strategy is to continue providing a complete line of wireless broadband products and services to sell to internet service providers and private data network users. Speedcom intends to accomplish this primarily through its existing product line and the internal development of new products and services. Speedcom also intends to promote the wider use of its products by establishing strategic relationships with partners who can reach additional segments of the market. Speedcom may seek to acquire one or more companies which complement Speedcom's product offerings in order to facilitate the company's growth.

PRODUCTS/SERVICES

    Speedcom offers a complete line of wireless broadband equipment. Speedcom's high performance wireless bridge /router systems connect existing enterprise LANs for point-to-point and point-to-multi-point, campus area, or metropolitan area networks. Speedcom is developing additional products with smaller size, greater functionality and greater ease of use for new markets. Speedcom expects to have these products available for sale by the first quarter of 2001. Speedcom's products can be reviewed at Speedcom's website, WWW.SPEEDLAN.COM. Speedcom also offers complete wireless equipment installation and support services.

CUSTOMERS

    No single customer accounts for 10% or more of Speedcom's revenues for the years ended December 31, 1998 and 1999 or the six month periods ended June 30, 1999 and 2000.

EMPLOYEES

    Speedcom currently has approximately 80 full time employees, 32 of whom are sales personnel and 7 of whom are engineers. None of Speedcom's employees is represented by a labor union and Speedcom believes that its relations with its employees is good.

PROPERTIES

    Speedcom currently leases approximately 18,000 square feet of office and light industrial space in Sarasota, Florida and has small offices in Miami, Florida; Dallas, Texas; San Diego, California; Mexico City, Mexico; Calgary and Alberta Canada; and Singapore. Speedcom has an option on approximately 3.22 acres at the Lakewood Ranch development in Sarasota, Florida where it intends to have built and then lease back a 34,000 square foot building constructed to facilitate the company's growth.

LEGAL PROCEEDINGS

    Speedcom is not involved in any material legal proceedings.

                 SPEEDCOM MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    Prior to June 30, 1997, Speedcom was an "S" corporation for federal income tax purposes. Since that time, Speedcom has operated as a "C" corporation.

    The following discussion should be read in conjunction with the financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1999 AND JUNE 30, 2000.

    Net revenues increased 98.9% from approximately $2,012,000 in the six months ended June 30, 1999 to approximately $4,001,000 in the six months ended
June 30, 2000. This increase was due to Speedcom executing its business plan in a growing market for broadband wireless in 2000 coupled with Speedcom's poor performance in the first half of 1999 due to its operating in a capital constrained position.

    Cost of installation revenues increased 86.2% from approximately $1,144,000 in the six months ended June 30, 1999 to approximately $2,130,000 in the six months ended June 30, 2000, due primarily to increased sales of Speedcom's equipment and services and a slight improvement in its gross margin.

    Salaries and related, general and administrative and selling expenses increased by 116.8% from approximately $1,154,000 in the first six months of 1999 to approximately $2,501,000 in the six months ended June 30, 2000. This increase was primarily due to an increase in employee headcount and increased spending on marketing and promotion, such as attendance at industry trade shows coupled with an unusually low expense level in the first half of 1999 due to the company operating in a capital constrained position. Additionally, Speedcom incurred the cost of two years of financial audits in the first half of 2000 but did not incur any expense for an audit in the first half of 1999.

    Interest expense decreased by approximately $34,000, or 80.2%, from approximately $42,000 for the six months ended June 30, 1999 to approximately $8,000 for the six months ended June 30, 2000. This decrease was due to the decrease in borrowings under Speedcom's factoring line as the result of an infusion of equity in the first half of 2000 and continued amortization of Speedcom's inventory based loan facility.

    Net loss increased 96.9% from approximately $345,000, or $.06 per share, in the first half of 1999 to approximately $679,000, or $.10 per share, in the first six months of 2000, as a result of the foregoing factors.

FISCAL YEARS ENDED DECEMBER 31, 1998 AND 1999.

    Net revenues decreased from approximately $5,171,000 in 1998 to approximately $5,052,000 in 1999. This decrease was due to the company operating in a capital constrained environment during the first half of 1999, offset by growth in the market for wireless broadband equipment.

    Cost of installation revenues increased from approximately $2,841,000 in 1998 to approximately $3,094,000 in 1999, an increase of 8.9% due primarily to increased manufacturing and procurement costs and purchasing inefficiencies due to financial capital constraints in the first half of 1999.

    Salaries and related, general and administrative and selling expenses decreased by 25.5% from approximately $3,316,000 in 1998 to approximately $2,469,000 in 1999. This decrease was primarily due to the reduction in discretionary spending on such items as marketing and promotion as well as slight reductions in personnel in early 1999 due to lower sales.

    Interest expense increased by approximately $44,000 from approximately $64,000 for 1998 to approximately $108,000 for 1999. The increase was due to the increase in borrowings from shareholder, the execution of a note payable to a supplier and increased use of factoring due to constrained cash flow.

    Net loss decreased 37.5% from approximately $1,265,000, or $.21 per share, in 1998 to approximately $791,000, or $.13 per share, in 1999, as a result of the foregoing factors.

    At December 31, 1999, Speedcom had net operating loss carry-forwards for Federal income tax purposes of approximately $2,000,000. The net operating loss and credit carry-forwards expire through the year 2019.

LIQUIDITY AND CAPITAL RESOURCES

    Speedcom received approximately $990,000 from the sale of its common stock during 1999 and this cash was added to the company's working capital. Speedcom's working capital was reduced by approximately $118,400 due to operating losses. As of December 31, 1999, Speedcom had cash and short term investments of approximately $144,000.

    Between January 1, 2000 and June 30, 2000, Speedcom raised approximately $2,476,000 through the issuance of common stock and warrants. Subsequent to June 30, 2000, Speedcom raised approximately $591,000 in additional funds through the sale of common stock. Management of Speedcom believes that it has sufficient working capital for Speedcom's business for the rest of 2000. However, due to the growth of Speedcom, management believes that it will need to raise additional capital in 2001. This additional capital could come from the sale of common or preferred stock, the exercise of outstanding warrants, or from borrowings. Speedcom has a $400,000 factoring facility in place with a financial institution but has not utilized it since early in the first quarter of 2000. Speedcom is currently in discussions with a number of financial institutions regarding debt financing secured by receivables and inventory.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE

    During November 1999, with the approval of the board of directors, Ernst & Young LLP replaced Arthur Andersen LLP as the independent auditors of Speedcom. Arthur Andersen LLP's report on the financial statements of Speedcom for the years ended December 31, 1997 and 1996 was unqualified. With respect to the periods audited by Arthur Andersen LLP, there were no disagreements on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, pertaining to the financial statements covered by their report, which, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused them to make reference to the subject matter of the disagreement in connection with their report, nor were there any such matters identified subsequent to the issuance of their report through the date of change.

                        MANAGEMENT FOLLOWING THE MERGER

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth the names, ages and positions of the persons who will serve as executive officers and directors of the post-merger combined company.

NAME                            AGE                            POSITION(S)
----                          --------   --------------------------------------------------------
Michael W. McKinney.........     43      Chairman and Chief Executive Officer, Director
Bruce Sanguinetti...........     47      President and Director
Jay O. Wright...............     30      Chief Financial Officer and Director
R. Craig Roos...............     53      Vice Chairman and Director

    MICHAEL W. MCKINNEY, CHAIRMAN AND CHIEF EXECUTIVE OFFICER,
DIRECTOR: Mr. McKinney founded Speedcom in 1994 and has served as its Chairman and Chief Executive Officer for the past six years. Prior to forming Speedcom, Mr. McKinney worked as an executive of AT&T and NCR Corporation for fourteen years. Mr. McKinney holds a B.S. in Economics and Finance from Miami University, Oxford, OH.

    BRUCE SANGUINETTI, PRESIDENT AND DIRECTOR: Mr. Sanguinetti served as President of BreezeCom, Incorporated from June 1995 to September 1999. In October 1999, Mr. Sanguinetti left BreezeCom to become an the President and CEO of Evietek Ventures. Prior to his involvement with BreezeCom, Mr. Sanguinetti had served as executive vice president of sales and marketing with Solectek Corporation from July 1994 to May 1995. He joined Speedcom's board of directors in October 1999 and becomes Speedcom's President effective September 1, 2000. Mr. Sanguinetti received his Bachelor's degree in Business Administration from California State University.

    JAY O. WRIGHT, CHIEF FINANCIAL OFFICER AND DIRECTOR: Mr. Wright joined Speedcom in December 1999. Previously, he was a principal of FinanceMatrix.com, a development stage business-to-business financial portal from January 1999 until December 1999. Mr. Wright was an investment banker with Merrill Lynch & Co. in New York from May 1997 until January 1999. From September 1996 through May 1997, he was a mergers & acquisitions attorney for Skadden, Arps, Slate, Meagher & Flom LLP in New York. From June 1994 through September 1996, he was a corporate attorney at Foley & Lardner, Chicago, Illinois. Mr. Wright received his JURIS DOCTOR from The University of Chicago Law School in 1994 and his Bachelor's degree in Business Administration, SUMMA CUM LAUDE, in 1991 from Georgetown University.

    R. CRAIG ROOS, VICE CHAIRMAN AND DIRECTOR: Mr. Roos joined Speedcom's board of directors as vice chairman in February 2000. Mr. Roos is founder and sole owner of Roos Capital Planners, Inc. which he formed in 1979. Mr. Roos serves on the boards of several companies in the wireless and telecommunications industry. He has previously served as Chairman of MobileMedia Corporation from 1993 until 1995. Mr. Roos also was a co-founder of Locate, a digital local access carrier specializing in high speed T-1 level radio carrier technologies. Mr. Roos has testified before the United States Congress on telecommunications issues and is a former chairman of the Alternative Local Telecommunications trade association. Mr. Roos has a B.A. in Economics from Davis & Elkins College and an MBA from Fairleigh Dickinson University.

    The following table summarizes the compensation we paid or accrued during 1999 for services of Michael W. McKinney, Speedcom's Chief Executive Officer. There were no executive officers who received more than $100,000 in salary and bonus in 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                      ANNUAL COMPENSATION                       COMPENSATION
                        ------------------------------------------------   -----------------------
                                                               OTHER       RESTRICTED   SECURITIES
                                                               ANNUAL        STOCK      UNDERLYING    ALL OTHER
       NAME AND                                             COMPENSATION    AWARD(S)     OPTIONS/    COMPENSATION
  PRINCIPAL POSITION      YEAR     SALARY ($)   BONUS ($)        $             $         SARS (#)        ($)
  ------------------    --------   ----------   ---------   ------------   ----------   ----------   ------------
Michael W. McKinney...    1999       $55,500         0             0             0         2,000          700(1)
Chairman and Chief
  Executive Officer

------------------------

(1) Represents Speedcom's matching contribution to its 401(k) plan.

    The following table sets forth information with respect to option grants to the executive officers named in the summary compensation table above during 1999.

                        OPTION GRANTS DURING FISCAL 1999

                                       NUMBER OF            % OF TOTAL      EXERCISE PRICE   EXPIRATION
       EXECUTIVE OFFICER           OPTIONS GRANTED(1)     OPTIONS GRANTED     ($/SHARE)         DATE
       -----------------         ----------------------   ---------------   --------------   ----------
Michael W. McKinney............          2,000                   *               $3.00        12/31/04

------------------------

(1) The options, which were fully vested on the date of grant, were granted in lieu of directors' fees.

(2) Less than 1% of the amount granted.

    The following table sets forth information with respect options held as of December 31, 1999 by the executive officers named on the summary compensation table.

             AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                 NUMBER OF               VALUE OF UNEXERCISED
                               SHARES                       UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                             ACQUIRED ON      VALUE       AT FISCAL YEAR END (#)        AT FISCAL YEAR END ($)
           NAME              EXERCISE(#)   REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(1)
           ----              -----------   -----------   -------------------------   ----------------------------
Michael W. McKinney........        0             0               11,500/0                     $11,500/$0

------------------------

(1) Based on the sale prices of common stock sold by Speedcom in 1999, in the opinion of Speedcom's Board of Directors, the fair market value of Speedcom's common stock was approximately $4.00 at December 31, 1999.

EMPLOYMENT AGREEMENTS

    Speedcom's Chief Executive Officer, President and Chief Financial Officer have entered into employment contracts with Speedcom. Messrs. Wright and Sanguenetti have employment contracts, each with a term of three years and Mr. McKinney's contract is for a term of five years. Each contract provides for automatic one year renewals thereafter unless either party receives a 60 day notice of termination. Mr. McKinney, Chief Executive Officer entered into an employment agreement with Speedcom in January, 2000. Mr. McKinney's base salary is $120,000 per year and he received a grant of 500,000 options to acquire shares of Speedcom's common stock in accordance to the terms of his agreement. Mr. Sanguinetti entered into an employment agreement with Speedcom in July of 2000 and will serve as President, effective September 1, 2000.
Mr. Sanguinetti's current base salary is $180,000 per year and he received a grant of options to purchase 210,000 shares of Speedcom common stock in accordance with the terms of his agreement. Mr. Wright, Speedcom's Chief Financial Officer entered into an employment agreement with Speedcom in December of 1999. Mr. Wright's current base salary is $120,000 per year and he received a grant of options to purchase 300,000 shares of Speedcom common stock in accordance with the terms of his agreement. Each employment agreement also provides for bonus compensation for each fiscal year during the term as determined by the Board in its discretion and specifies that if Speedcom terminates employment for other than "cause," Speedcom is obligated to pay the employee a severance benefit of 12 months base salary plus any previously earned but unpaid salary and/or bonus amounts. Mr. McKinney, Mr. Sanguinetti and Mr. Wright are each also entitled to participate in Speedcom's employee benefit plans.

DIRECTOR COMPENSATION

    All directors, including directors who are Speedcom employees, receive 2,000 options annually in lieu of director's fees. The options have a term of 6 years and vest immediately. All options have exercise prices equal to or greater than the fair market value of the underlying common stock on the date of grant. During 1999, 2,000 options were awarded to each of Messrs. McKinney and Wright with an exercise price of $3.00.

CERTAIN TRANSACTIONS

    Michael W. McKinney, Speedcom's Chairman and Chief Executive Officer, made a series of working capital loans to Speedcom in 1998 and 1999 totaling approximately $45,600. The loans bore interest at 19%. Speedcom paid interest on these loans of approximately $8,700 and $11,000 during the 1998 and 1999. Speedcom paid the loans in full in 2000.

    During 1999, Jay O. Wright served as a consultant to Speedcom and received approximately 9,000 options for certain services rendered in addition to 2,000 options for his service as a director.

    In May 2000, Speedcom loaned $95,000 to R. Craig Roos, Vice Chairman and a director, in connection with his purchase of 25,000 shares of common stock from Speedcom at a price of $4.00 per share. The loan bears interest at 6% per year and is payable in full on August 22, 2000.

                       PRINCIPAL STOCKHOLDERS OF SPEEDCOM

    The table below sets forth, as of June 30, 2000, according to information available to the company, the stock ownership of the directors, executive officers and principal stockholders of Speedcom (including all holders of greater than 5% of Speedcom common stock). The table also shows the ownership of LTI of such persons after giving effect to the completion of the merger and the issuance of the shares of LTI common stock in connection with the merger. The share ownership and percentages listed in the table include any shares of Speedcom or LTI common stock held by the listed stockholders that are subject to options currently exercisable or exercisable within sixty days from the date of these tables. The persons and entities listed have, to Speedcom's knowledge, sale, voting and investment power with respect to all shares of Speedcom and/or LTI stock shown as being beneficially owned by them, except as may otherwise be described in the footnotes to the tables. Beneficial ownership is determined in accordance with the rules and regulation of the SEC.

    Unless otherwise indicated, the address of each affiliate named in the table is c/o Speedcom Wireless International Corporation, 1748 Independence Blvd., C-5, Sarasota, FL 34234.

                                       BENEFICIAL OWNERSHIP OF                 BENEFICIAL OWNERSHIP OF
                                           SPEEDCOM SHARES                         LTI SHARES TO BE
                                         PRIOR TO THE MERGER                    RECEIVED IN THE MERGER
                                     ----------------------------            ----------------------------
                                     NUMBER OF         PERCENT OF            NUMBER OF         PERCENT OF
BENEFICIAL OWNER                      SHARES             CLASS                SHARES             CLASS
----------------                     ---------         ----------            ---------         ----------
MWM Family Ltd. (1)................  4,900,000           69.4%               4,900,000            60.6

Michael McKinney...................     79,167             1.1                  79,167               *

Jay O. Wright......................     78,117             1.1                  78,117               *

Bruce Sanguinetti..................     27,500               *                  27,500               *

Craig R. Roos(2)...................     10,500               *                  10,500               *

All executive officers and
  directors as a group
  (4 persons)......................  5,084,784(3)         68.4               5,084,784(3)         62.9

------------------------

*   Less than 1%.

(1) Michael McKinney is a general partner of this partnership, along with his wife Barbara, and may be deemed to beneficially own the 4,900,000 shares of Speedcom held by the partnership. Mr. McKinney beneficially owns approximately 40% of the partnership.

(2) Mr. Roos may vest up to 100,000 warrants at a $4.40 strike price based on various performance targets.

(3) Includes 4,900,000 shares owned by MWM Family Ltd. which Mr. McKinney may be deemed to beneficially own by virtue of his status as a general partner of the partnership.

                                 OTHER MATTERS

    The LTI board of directors does not know of any other business to be presented for consideration at the special meeting. If other matters properly come before the special meeting, the persons named in the accompanying form of proxy intend to vote on such matters based on their best judgment.

    LTI will furnish, without charge, to each person whose proxy is being solicited, upon request, a copy of its Annual Report on Form 10-KSB for the fiscal year ended March 31, 2000, as filed with the SEC, including the financial statements, notes to the financial statements and the financial schedules contained in the report. LTI will also furnish copies of any exhibits to the report but may charge a reasonable copying charge. LTI stockholders should address requests for copies of any of these materials to Secretary, LTI Holdings, Inc., 5115 New Peachtree Road, Suite 200 Atlanta, Georgia 30341.

    A list of stockholders entitled to vote at the special meeting will be available for inspection by any stockholder for any purpose germane to the special meeting during ordinary business hours for a period of 10 days prior to the special meeting at LTI's principal executive offices.

                                 LEGAL MATTERS

    Piper Marbury Rudnick & Wolfe LLP, Washington, D.C., counsel to LTI, has issued a legal opinion concerning the legality of the common stock of LTI to be issued to Speedcom stockholders in connection with the merger. Certain federal income tax matters related to the merger will be passed upon for LTI by Piper Marbury Rudnick & Wolfe LLP, Washington, D.C., and for Speedcom by Foley & Lardner, Chicago, Illinois.

                                    EXPERTS

    The consolidated financial statements of LTI as of March 31, 2000 and for each of the two years in the period ended March 31, 2000, appearing in this proxy statement/prospectus and registration statement have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their reports appearing elsewhere herein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1999, and for each of the two years in the period ended December 31, 1999, as set forth in their report. We've included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    LTI has filed a registration statement with the SEC under the Securities Act that registers the shares of LTI common stock to be issued to Speedcom stockholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about LTI and its common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this proxy statement/prospectus.

    In addition, LTI files annual, quarterly and other reports, proxy statements and other information with the SEC under the Securities Exchange Act. Speedcom does not file annual, quarterly, or other reports with the SEC. You may read and copy any reports, statements or other information at the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like LTI, who file electronically with the SEC. The address of the site is http://www.sec.gov.

    LTI has supplied all information contained or incorporated by reference in this document relating to LTI and Speedcom has supplied all information relating to Speedcom.

    Neither LTI nor Speedcom has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                         INDEX TO FINANCIAL STATEMENTS

SPEEDCOM WIRELESS INTERNATIONAL CORPORATION

Report of Independent Auditors--Ernst & Young LLP...........    F-2

Balance Sheets as of December 31, 1999 and June 30, 2000
  (unaudited)...............................................    F-3
Statements of Operations for the years ended December 31,
  1998 and
  1999 and six months ended June 30, 1999 and 2000
  (unaudited)...............................................    F-4
Statements of Changes in Stockholders' Equity (Deficit) for
  the years ended
  December 31, 1998 and 1999 and six months ended June 30,
  2000 (unaudited)..........................................    F-5
Statements of Cash Flows for years ended December 31, 1998
  and
  1999 and six months ended June 30, 1999 and 2000
  (unaudited)...............................................    F-6
Notes to Financial Statements...............................    F-8

LTI HOLDINGS, INC. AND SUBSIDIARY

Report of Independent Auditors--Grant Thornton LLP..........   F-18

Consolidated Balance Sheets as of March 31, 2000 and 1999...   F-19
Consolidated Statements of Operations for the years ended
  March 31, 2000
  and 1999..................................................   F-20
Consolidated Statements of Changes in Stockholders' Equity
  for the years ended
  March 31, 2000 and 1999...................................   F-21
Consolidated Statements of Cash Flows for the years ended
  March 31, 2000 and 1999...................................   F-22
Notes to Consolidated Financial Statements..................   F-23

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
SPEEDCOM Wireless International Corporation

    We have audited the accompanying balance sheet of SPEEDCOM Wireless International Corporation as of December 31, 1999, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SPEEDCOM Wireless International Corporation as of December 31, 1999, and the results of its operations and its cash flows for the years ended December 31, 1998 and 1999 in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Tampa, Florida
March 27, 2000

                  SPEEDCOM WIRELESS INTERNATIONAL CORPORATION

                                 BALANCE SHEETS

                                                                                      JUNE 30, 2000
                                                         DECEMBER 31,    JUNE 30,       PRO FORMA
                                                             1999          2000         (NOTE 11)
                                                         ------------   -----------   -------------
                                                                        (UNAUDITED)    (UNAUDITED)
ASSETS
Current assets:
  Cash.................................................  $   108,564    $   105,026    $ 1,871,707
  Restricted cash......................................       35,671             --             --
  Accounts receivable, net of allowances of $143,371
    and $27,722 in 1999 and 2000, respectively.........      515,155        977,825        977,825
  Inventories, net.....................................      553,004      1,076,188      1,076,188
  Prepaid expenses and other current assets............        7,182        161,322        169,552
                                                         -----------    -----------    -----------
Total current assets...................................    1,219,576      2,320,361      4,095,272
Property and equipment, net............................      199,199        647,669        647,669
Other assets, net......................................       44,284         47,513         47,513
                                                         -----------    -----------    -----------
Total assets...........................................  $ 1,463,059    $ 3,015,543    $ 4,790,454
                                                         ===========    ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.....................................  $   817,092    $ 1,236,928    $ 1,237,256
  Accrued expenses.....................................      362,134        286,168        463,868
  Loans from stockholder...............................       45,639             --             --
  Current portion of deferred revenue..................       83,005         85,347         85,347
  Current notes and capital leases payable.............      328,781         19,229         19,229
                                                         -----------    -----------    -----------
Total current liabilities..............................    1,636,651      1,627,672      1,805,700
Accrued expenses, net of current portion...............       12,000             --             --
Deferred revenue, net of current portion...............       63,616         38,409         38,409
Notes and capital leases payable.......................       99,154         78,684         78,684
Convertible subordinated debt..........................           --         40,000         40,000

Stockholders' equity (deficit):
  Preferred stock, $.001 par value, 10,000,000
    undesignated shares authorized.....................           --             --             --
  Common stock, $.001 par value, 20,000,000 shares
    authorized, 6,414,767, 6,931,999 and 7,583,431
    shares issued and outstanding......................        6,415          6,932          7,583
  Additional paid-in capital...........................    2,062,879      4,415,202      6,011,434
  Accumulated deficit..................................   (2,417,656)    (3,096,356)    (3,096,356)
  Notes receivable.....................................           --        (95,000)       (95,000)
                                                         -----------    -----------    -----------
Total stockholders' equity (deficit)...................     (348,362)     1,230,778      2,827,661
                                                         -----------    -----------    -----------
Total liabilities and stockholders' equity (deficit)...  $ 1,463,059    $ 3,015,543    $ 4,790,454
                                                         ===========    ===========    ===========

                            See accompanying notes.

                  SPEEDCOM WIRELESS INTERNATIONAL CORPORATION

                            STATEMENTS OF OPERATIONS

                                               YEAR ENDED DECEMBER 31,    SIX MONTHS ENDED JUNE 30,
                                               ------------------------   -------------------------
                                                  1998          1999         1999          2000
                                               -----------   ----------   -----------   -----------
                                                                          (UNAUDITED)   (UNAUDITED)
Revenues:
  Installation revenues......................  $ 5,147,233   $4,990,191   $1,985,579    $3,918,262
  Extended services contract revenue.........       23,837       61,852       26,246        82,720
                                               -----------   ----------   ----------    ----------
                                                 5,171,070    5,052,043    2,011,825     4,000,982
Operating costs and expenses:
  Cost of installation revenues, excluding
    items stated separately below............    2,840,619    3,094,205    1,143,672     2,129,727
  Salaries and related.......................    1,871,287    1,822,054      829,428     1,714,608
  General and administrative.................    1,018,281      391,803      284,341       550,403
  Selling expenses...........................      426,685      255,094       39,760       235,736
  Bad debts expense..........................      129,216       78,827           --        24,478
  Depreciation and amortization..............       31,697       44,366       17,700        30,000
  Other......................................       59,225       63,645           --            --
                                               -----------   ----------   ----------    ----------
                                                 6,377,010    5,749,994    2,314,901     4,684,952
                                               -----------   ----------   ----------    ----------
Loss from operations.........................   (1,205,940)    (697,951)    (303,076)     (683,970)
Other income (expense):
  Interest expense, net......................      (63,927)    (107,763)     (41,568)       (8,218)
  Other income, net..........................        4,689       15,206           --        13,488
                                               -----------   ----------   ----------    ----------
                                                   (59,238)     (92,557)     (41,568)        5,270
                                               -----------   ----------   ----------    ----------
Net loss.....................................  $(1,265,178)  $ (790,508)  $ (344,644)   $ (678,700)
                                               ===========   ==========   ==========    ==========
Net loss per share:
  Basic and diluted..........................  $     (0.21)  $    (0.13)  $    (0.06)   $    (0.10)
                                               ===========   ==========   ==========    ==========
Shares used in computing basic and diluted
  net loss per share.........................    6,007,450    6,158,001    6,092,586     6,899,138
                                               ===========   ==========   ==========    ==========
Unaudited pro forma basic and diluted net
  loss per share (Note 11)...................                $    (0.13)                $    (0.10)
                                                             ==========                 ==========
Shares used in computing unaudited pro forma
  basic and diluted net loss per share.......                 6,158,001                  6,899,138
                                                             ==========                 ==========

                            See accompanying notes.

                  SPEEDCOM WIRELESS INTERNATIONAL CORPORATION

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                     YEARS ENDED DECEMBER 31, 1998 AND 1999
                                      AND
                    SIX MONTHS END JUNE 30, 2000 (UNAUDITED)

                                      COMMON STOCK       ADDITIONAL
                                  --------------------    PAID-IN     ACCUMULATED      NOTE
                                   SHARES      AMOUNT     CAPITAL       DEFICIT     RECEIVABLE      TOTAL
                                  ---------   --------   ----------   -----------   ----------   -----------
Balance at January 1, 1998......  5,858,548    $5,859    $  634,247   $  (361,970)  $      --    $   278,136
  Sale of common stock..........     90,693        90       132,841            --          --        132,931
  Issuance of common stock to
    employees...................    143,015       143       359,421            --          --        359,564
  Net loss......................         --        --            --    (1,265,178)         --     (1,265,178)
                                  ---------    ------    ----------   -----------   ---------    -----------
Balance at December 31, 1998....  6,092,256     6,092     1,126,509    (1,627,148)         --       (494,547)
  Sale of common stock for cash
    (96,000 shares to be
    issued).....................    364,621       365       966,438            --          --        966,803
  Issuance of common stock for
    services....................      7,890         8        19,882            --          --         19,890
  Treasury shares purchased.....    (50,000)      (50)      (49,950)           --          --        (50,000)
  Net loss......................         --        --            --      (790,508)         --       (790,508)
                                  ---------    ------    ----------   -----------   ---------    -----------
Balance at December 31, 1999....  6,414,767     6,415     2,062,879    (2,417,656)         --       (348,362)
  Sale of common stock and
    warrants for cash...........    641,239       641     2,475,709            --          --      2,476,350
  Issuance of stock for note and
    consulting services.........     25,000        25        99,975            --     (95,000)         5,000
  Treasury shares purchased.....   (149,007)     (149)     (223,361)           --          --       (223,510)
  Net loss......................         --        --            --      (678,700)         --       (678,700)
                                  ---------    ------    ----------   -----------   ---------    -----------
Balance at June 30, 2000
  (unaudited)...................  6,931,999    $6,932    $4,415,202   $(3,096,356)  $ (95,000)   $ 1,230,778
                                  =========    ======    ==========   ===========   =========    ===========

                            See accompanying notes.

                  SPEEDCOM WIRELESS INTERNATIONAL CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                YEAR ENDED DECEMBER 31,   SIX MONTHS ENDED JUNE 30,
                                                -----------------------   --------------------------
                                                   1998         1999         1999           2000
                                                -----------   ---------   -----------   ------------
                                                                          (UNAUDITED)   (UNAUDITED)
OPERATING ACTIVITIES
Net loss......................................  $(1,265,178)  $(790,508)   $(344,644)   $  (678,700)
Adjustments to reconcile net loss to net cash
  used in operating activities:
    Depreciation and amortization.............       39,622      55,457       17,700         30,000
    Bad debts.................................      129,216      78,827           --         24,478
    Provision for inventory obsolescence......       11,000      44,576           --         11,000
    Gain on sale of assets....................           --      (3,350)      (2,900)            --
    Stock-based compensation..................      359,564          --           --             --
    Common stock issued for services..........           --      19,890           --          5,000
    Changes in operating assets and
      liabilities:
      Restricted cash.........................      (12,869)     37,198       72,869         35,671
      Accounts receivable.....................     (100,187)    196,966      228,293       (487,148)
      Inventories.............................     (357,820)    237,992      300,440       (534,184)
      Prepaid expenses and other assets.......       56,897       1,828        3,847       (154,140)
      Other assets............................      (23,626)    (12,082)      (4,149)        (3,229)
      Accounts payable and accrued expenses...    1,021,057    (708,224)    (465,136)       331,870
      Deferred revenue........................       90,371      56,250       45,872        (22,865)
                                                -----------   ---------    ---------    -----------
Net cash used in operating activities.........      (51,953)   (785,180)    (147,808)    (1,442,247)

INVESTING ACTIVITIES
Proceeds from sale of equipment...............           --       3,350        2,900             --
Purchases of equipment........................      (94,704)    (74,547)     (63,622)      (478,470)
                                                -----------   ---------    ---------    -----------
Net cash used in investing activities.........      (94,704)    (71,197)     (60,722)      (478,470)

FINANCING ACTIVITIES
Net proceeds (payments) from factor...........      (13,185)   (115,584)     223,948       (111,731)
Proceeds from sale of common stock............      132,931     966,803           --      2,476,350
Proceeds (payments) from loans from
  stockholder.................................       24,110          --           --        (45,639)
Borrowings of long-term debt..................       16,087     223,300      223,300         40,000
Payments of long-term debt and capital
  leases......................................      (15,998)    (59,578)     (11,421)      (218,291)
Purchase of treasury stock....................           --     (50,000)          --       (223,510)
                                                -----------   ---------    ---------    -----------
Net cash provided by financing activities.....      143,945     964,941      435,827      1,917,179
                                                -----------   ---------    ---------    -----------
Net increase (decrease) in cash...............       (2,712)    108,564      227,297         (3,538)
Cash at beginning of year.....................        2,712          --           --        108,564
                                                -----------   ---------    ---------    -----------
Cash at end of year...........................  $        --   $ 108,564    $ 227,297    $   105,026
                                                ===========   =========    =========    ===========

                            See accompanying notes.

                  SPEEDCOM WIRELESS INTERNATIONAL CORPORATION

                      SUPPLEMENTAL CASH FLOWS DISCLOSURES

                                                 YEAR ENDED DECEMBER 31,   SIX MONTHS ENDED JUNE 30,
                                                 -----------------------   -------------------------
                                                    1998         1999         1999          2000
                                                 ----------   ----------   -----------   -----------
                                                                           (UNAUDITED)   (UNAUDITED)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
Cash paid for interest.........................   $ 18,294     $28,667       $41,568       $ 8,218
SUPPLEMENTAL DISCLOSURES OF NONCASH
  INVESTING AND FINANCING ACTIVITIES
Increase in capital lease obligations..........     59,296       8,501            --            --
Issuance of common stock to employees..........    359,564          --            --            --
Common stock issued for services...............         --      19,890            --         5,000
Common stock issued for note...................         --          --            --        95,000

                            See accompanying notes.

                  SPEEDCOM WIRELESS INTERNATIONAL CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS

    SPEEDCOM Wireless International Corporation (the Company) was incorporated in Florida on March 16, 1994. The Company configures, assembles and installs custom wireless networking equipment for business customers internationally.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL DATA

    The financial statements as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 and the related amounts in the notes to financial statements are unaudited, but in the opinion of management reflect all normal and recurring adjustments necessary for a fair presentation of the results of those periods. Operating results for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000.

REVENUE RECOGNITION

    The Company contracts with customers under short-term (generally two to three weeks in duration) arrangements to configure, assemble and install wireless communications products. The Company recognizes revenue on its wireless communications products upon completion of the installation and customer acceptance of title to the equipment. The Company also sells extended maintenance agreements, for periods of one to three years. Revenue on extended maintenance agreements is deferred and recognized on a straight-line basis over the term of the agreement.

RISKS AND UNCERTAINTIES

    The Company generates a significant amount of its revenues from customers in foreign geographic areas (See Note 10. Segments and Geographic Information). Generally, the conduct of business in foreign geographic areas possesses greater risks than are present with domestic operations. Risks faced by the Company in conducting business in foreign geographic areas include delays or refusals in the payment of accounts receivable, refusal to return equipment from unaccepted installations, and disruptions in installations. Management believes that it is able to estimate and manage these risks. However, to date, the Company has not experienced significant losses related to conducting business in foreign geographic areas.

FACTORED ACCOUNTS RECEIVABLE

    The Company accounts for its accounts receivable factoring arrangement as a secured borrowing pursuant to Statement of Financial Accounting Standards (SFAS) No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES (SFAS 125). As a result, the balances of accounts receivable sold to the lending institution as of December 31, 1999 are shown as assets of the Company, and the amounts advanced to the Company are shown as being payable. The related service charge is reflected in interest expense in the period that the accounts receivable are transferred. Cash balances retained by the lending institution are reflected in the accompanying financial statements as restricted. As of June 30, 2000, there were no borrowings outstanding under this continuing arrangement.

                  SPEEDCOM WIRELESS INTERNATIONAL CORPORATION

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INVENTORIES

    Inventories consist of telecommunications equipment, related component parts used in the assembly of wireless network products and finished assemblies ready for installation. Inventories are recorded at the lower of cost (using the first-in, first-out method) or net realizable value. Labor and overhead costs related to assemblies and installations in process are included in finished assemblies.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of depreciable assets ranging from three to five years. Leasehold improvements are amortized over the shorter of the useful life of the asset or the term of the related lease agreement.

FINANCIAL INSTRUMENTS

    The Company's significant financial instruments included accounts receivable, accounts payable and notes payable. The Company believes that the carrying values of financial instruments in the accompanying balance sheet approximate their respective fair values.

INCOME TAXES

    The Company's sole taxing jurisdictions for income tax purposes are within the United States. Currently, the Company follows the liability method of accounting for income taxes in accordance with SFAS 109, ACCOUNTING FOR INCOME TAXES. Under SFAS 109, deferred income taxes are recorded based upon differences between the financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to affect taxable income.

COMPREHENSIVE INCOME

    In June 1997, the Financial Accounting Standards Board (FASB) issued
SFAS 130, REPORTING COMPREHENSIVE INCOME. This standard requires that total comprehensive income (loss) be disclosed with equal prominence as net income. Comprehensive income is defined as changes in stockholders' equity exclusive of transactions with owners, such as capital contributions and dividends. The Company adopted this Standard in 1998 and implemented the standard for all years presented. The Company's comprehensive losses were equal to net losses for all periods presented.

STOCK-BASED COMPENSATION

    The Company accounts for employee stock-based compensation using the intrinsic method in accordance with Accounting Principles Board No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, (APB 25) and related Interpretations. Accordingly, in cases where exercise prices equal or exceed fair market value, the Company recognized no compensation expense for stock option grants. In cases where exercise prices are less than fair value, compensation is recognized over the period of performance or the vesting period. For purposes of stock-based compensation, the fair value of awards has been determined relative to the sales prices received in private placements of common stock by the Company. Pro forma financial information, assuming that the Company had adopted the measurement

                  SPEEDCOM WIRELESS INTERNATIONAL CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) standard of SFAS 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, for all stock-based compensation, is included in Note 7.

ADVERTISING COSTS

    The Company's policy is to expense advertising costs as incurred. During the years ended December 31, 1998 and 1999, the Company expensed $115,684 and $16,637, respectively, in advertising expenses. Such amounts are included in selling expenses.

LOSS PER SHARE

    The Company has applied the provisions of SFAS 128, EARNINGS PER SHARE, which establishes standards for computing and presenting earnings per share. Basic earnings per share is computed by dividing net loss by the weighted average number of shares outstanding for the period. The calculation of diluted earnings per share includes the effect of dilutive common stock equivalents. No dilutive common stock equivalents existed in any year presented.

RECENTLY ISSUED ACCOUNTING STANDARDS

    On December 3, 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin (SAB) No. 101, "REVENUE RECOGNITION IN FINANCIAL STATEMENTS", which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The SAB will be effective during the fourth quarter 2000. The Company has evaluated the impact of this SAB as it relates to current operations and does not believe that adoption of SAB 101 will have a material impact on revenues.

    In March 2000, the FASB issued FASB Interpretation No. 44 "ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION, an Interpretation of APB 25, which requires variable accounting for certain stock option transactions. This interpretation is effective July 1, 2000 but certain guidelines cover specific events that occurred since either December 15, 1998 or January 12, 2000. The Company has evaluated the impact of this interpretation on its financial reporting of results of operations and does not believe that adoption of the interpretation will have a material impact.

    In June 2000, the FASB issued SFAS 138, "ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES", an amendment of Statement 133, which is effective for fiscal years beginning after June 15, 2000. The Company does not anticipate that the adoption of this Statement will have a significant effect on its results of operations of financial position.

USE OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amount reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                  SPEEDCOM WIRELESS INTERNATIONAL CORPORATION

3.  INVENTORIES

    A summary of inventories at December 31, 1999 and June 30, 2000 is as follows:

                                                          1999        2000
                                                        --------   -----------
                                                                   (UNAUDITED)
Component parts.......................................  $458,385   $  506,390
Completed assemblies..................................    94,619      569,798
                                                        --------   ----------
                                                        $553,004   $1,076,188
                                                        ========   ==========

4.  PROPERTY AND EQUIPMENT

    A summary of property and equipment at December 31, 1999 is as follows:

                                                                1999
                                                              --------
Computer and office equipment...............................  $215,069
Automobiles.................................................    43,637
Leasehold improvements......................................    18,706
Furniture and fixtures......................................    16,775
Construction in progress....................................    29,526
                                                              --------
                                                               323,713
Less accumulated depreciation...............................  (124,514)
                                                              --------
                                                              $199,199
                                                              ========

Property and equipment included computer and office equipment of $67,797 acquired under capital leases. Amortization and depreciation expense amounted to $39,622 and $55,457 for the years ended December 31, 1998 and 1999, respectively.

5.  LOANS FROM STOCKHOLDER

    A summary of unsecured stockholder loans at December 31, 1999 is as follows:

19% note payable originally due February 28, 1998...........  $ 5,139
19% note payable originally due December 19, 1998...........   16,000
19% note payable originally due January 21, 1999............   15,000
19% note payable originally due November 13, 1999...........    7,500
19% note payable originally due November 25, 1999...........    2,000
                                                              -------
                                                              $45,639
                                                              =======

    All notes were paid in 2000. Interest expense amounted to $8,730 and $10,989 for the years ended December 31, 1998 and 1999, respectively.

                  SPEEDCOM WIRELESS INTERNATIONAL CORPORATION

6.  NOTES AND CAPITAL LEASES PAYABLE

    A summary of notes and capital leases payable at December 31, 1999 is as follows:

12% promissory note, originally due September 1999, in
  default...................................................  $175,000
Advances under accounts receivable factor arrangement.......   111,731
10.5% bank note payable in monthly installments through June
  2003; secured by equipment and inventories................    61,032
Capital lease obligations...................................    51,351
8%-10.6% equipment loans payable in monthly installments
  through January 2003; secured by equipment................    28,821
                                                              --------
                                                               427,935
Less current portion........................................  (328,781)
                                                              --------
                                                              $ 99,154
                                                              ========

    The Company entered into a $200,000 promissory note with a vendor during 1999. Interest was required to be paid monthly and all outstanding principal and accrued interest was payable in full on September 30, 1999. At December 31, 1999, the principal balance outstanding on the note was $175,000. Although in default at the date of the financial statements, the note was paid in full subsequent to year-end.

    The Company has an accounts receivable factoring arrangement with a lending institution that provides for the sale of certain accounts receivable balances aggregating no more than $400,000. The lending institution charges a discount of 2.5% of the face value of the receivables purchased. The arrangement provides for full recourse to the lending institution. Advances by the lending institution amounted to $111,731 as of December 31, 1999. Subsequent to December 31, 1999, the advances were repaid and no additional advances have been taken on the continuing arrangement.

    Aggregate maturities of notes and capital leases payable as of December 31, 1999 are as follows:

                                                           NOTES      LEASES
                                                          --------   --------
2000....................................................  $311,533   $ 26,149
2001....................................................    27,396     24,041
2002....................................................    25,125     12,455
2003....................................................    12,530      6,212
2004 and thereafter.....................................        --         --
                                                          --------   --------
Total maturities and payments...........................  $376,584   $ 68,857
                                                          ========
Less amount representing interest.......................              (17,506)
                                                                     --------
                                                                       51,351
Less current portion....................................              (17,248)
                                                                     --------
                                                                     $ 34,103
                                                                     ========

    During January 2000, the Company issued a convertible subordinated note payable for $40,000, 10% note due for payment in January 2003. The note is convertible into 10,000 shares of common stock at any time during its term. The note is subordinated to all other debt instruments.

                  SPEEDCOM WIRELESS INTERNATIONAL CORPORATION

7.  INCOME TAXES

    The deferred tax consequences of temporary differences in reporting items for financial statement and income tax purposes are recognized, if appropriate. Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including the Company's ability to generate taxable income within the net operating loss (NOL) carryforward period. Management has considered these factors in reaching its conclusion as to the valuation allowance for financial reporting purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                                                1999
                                                              ---------
Deferred income tax assets:
  Allowances for doubtful accounts..........................  $  53,951
  Inventory obsolescence reserve............................     20,913
  Vacation and sick pay.....................................     20,865
  Deferred revenue..........................................     55,174
  Net loss carryforward.....................................    768,447
                                                              ---------
                                                                919,350
Valuation allowance.........................................   (919,350)
                                                              ---------
Net deferred income tax asset...............................  $      --
                                                              =========

    The following table reconciles the assumed statutory tax rate with the effective rate of the Company for the years ended December 31, 1998 and 1999:

                                                               1998          1999
                                                             --------      --------
Tax benefit at statutory rate..............................   (34.00)%      (34.00)%
Reconciling items:
  State income taxes.......................................    (3.61)%       (3.61)%
  Non-deductible items.....................................     0.14 %        0.17 %
  Change in valuation allowance............................    37.49 %       37.44 %
                                                              ------        ------
                                                                0.00 %        0.00 %
                                                              ======        ======

    At December 31, 1999, the Company has NOL carryforwards for both federal and state income tax purposes of approximately $2,000,000 that expire through the year 2019.

8.  STOCKHOLDERS' EQUITY

SALES AND ISSUANCE OF SECURITIES

    During January 1998, the Company sold 60,000 shares of its $.001 par value common stock for a per share price of $2. During the period from April 1998 to June 1998, the Company sold 30,693 shares of its $.001 par value common stock for a per share price of $3.00. The net proceeds on sales of stock during 1998 were $132,931.

    During the period from January 1999 to September 1999, the Company sold 208,121 shares of its $.001 par value common stock at a per share price of $2.25. During the period from October to December 1999, the Company sold 252,500 shares of its $.001 par value common stock at a per share

                  SPEEDCOM WIRELESS INTERNATIONAL CORPORATION

8.  STOCKHOLDERS' EQUITY (CONTINUED)
price of $2.50. Of the total shares sold, 96,000 shares were unissued at December 31, 1999. These shares were issued subsequent to December 31, 1999. The net proceeds on sales of stock during 1999 were $966,803.

    In addition to sales of stock for cash, during 1999 the Company issued 330 shares of its common stock to non-employees for services valued at $990 (using a $3 per share value) and 7,560 shares of its common to non-employees for services valued at $18,900 (using a $2.50 per share value). The value ascribed to the common shares corresponds with the price per common share of the aforementioned sales of common stock.

    During January 2000 the Company sold 338,500 shares of common stock for $4.00 per share. During February 2000, the Company sold 200,000 shares of common stock for $3.25 per share. During May 2000, the Company sold 572 shares of common stock for $3.50 per share. During June 2000, the Company sold 60,500 shares of common stock with detachable warrants to purchase up to 125,000 shares of common stock at exercise prices ranging from $13.00 to $18.00 per share, for $5.00 per unit. In addition, during June 2000 the Company sold 41,667 shares of common stock with detachable warrants to purchase up to 100,000 shares of common stock at $7.50 per share, for $6.00 per unit. Warrants included in the $5.00 unit have a term of two years; warrants included in the $6.00 unit have a term of 120 days. Net proceeds on the sales of stock and warrants during the first six months of 2000 amounted to $2,476,350.

    In addition to sales of stock and warrants for cash, during May 2000 the Company issued 25,000 shares of common stock to a board member in exchange for a $95,000, 6% promissory note, due August 2000 and two months of consulting services. A value of $100,000 was ascribed to the common stock issued, based upon the then most recent sale of common stock at a price of $4.00 per share. The value was allocated to the face value of the note receivable in the amount of $95,000 (contra-equity) and deferred consulting services (expense) in the amount of $5,000.

EMPLOYEE STOCK-BASED COMPENSATION

    During the year ended December 31, 1998, the Company issued 143,015 shares of its $.001 par value common stock to certain employees of the Company for employment services. These shares had no restrictions and vested immediately. The Company recognized compensation expense of $359,564 for the value of the shares issued. The value ascribed to the common shares corresponded with the price per share from sales of common stock closely preceding the issuance.

    At December 31, 1999, the Company had 2,000,000 shares of common stock reserved for issuance under employee incentive stock bonus, purchase or option plans.

                  SPEEDCOM WIRELESS INTERNATIONAL CORPORATION

8.  STOCKHOLDERS' EQUITY (CONTINUED)
    Employee stock option activity was as follows at December 31:

                                                          1999                          1998
                                              ----------------------------   ---------------------------
                                                              WEIGHTED                      WEIGHTED
                                                          AVERAGE EXERCISE              AVERAGE EXERCISE
                                               OPTIONS         PRICE         OPTIONS         PRICE
                                              ---------   ----------------   --------   ----------------
Outstanding--
  Beginning of year.........................    952,950         $3.00             --             --
  Granted at market price...................    575,474          3.00        952,950          $3.00
  Expired or canceled.......................     26,550          3.00             --             --
                                              ---------         -----        -------          -----
Outstanding--end of year....................  1,501,874          3.00        952,950           3.00
                                              =========         =====        =======          =====
Exercisable as of December 31...............    300,413         $3.00         91,750          $3.00
                                              =========         =====        =======          =====

    The weighted average fair value of the options granted during 1998 and 1999 is $.59 and $.21, respectively. The weighted average remaining contractual life of the options as of December 31, 1998 and 1999 is 3.2 and 2.6 years, respectively.

    Pro forma information regarding the Company's stock option grants is presented below. The fair market value for these options was estimated at the date of grant using the "Minimum Value" method. The Minimum Value method calculates the excess of the fair value of the stock at the date of grant over the present value of both the exercise price and the expected dividend payments, each discounted at the risk-free rate over the expected exercise life of the option. In order to calculate the fair value, the following assumptions were made: the expected dividend payment rate used was zero, the expected option life used was five years in 1998 and 1999 and the risk free interest rate was assumed to be 4.56% in 1998 and 5.23% in 1999. Because the options have a four-year vesting period, the pro forma effect shown below is not reflective of the reported net earnings or losses in future years.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows at December 31:

                                                          1998         1999
                                                       -----------   ---------
Reported net loss....................................  $(1,265,178)  $(790,508)
Estimated fair value of options......................     (101,727)   (138,451)
                                                       -----------   ---------
Pro forma net loss...................................  $(1,366,905)  $(928,959)
                                                       ===========   =========
Reported net loss per share: Basic and Diluted.......  $      (.21)  $    (.13)
Effect for the fair value of options.................         (.02)       (.02)
                                                       -----------   ---------
Pro forma net loss...................................  $      (.23)  $    (.15)
                                                       ===========   =========

    During the period from January 1, 2000 to June 30, 2000, the Company issued options to employees to purchase 18,000 shares of common stock at exercise prices based upon the selling prices of common stock for cash.

                  SPEEDCOM WIRELESS INTERNATIONAL CORPORATION

8.  STOCKHOLDERS' EQUITY (CONTINUED)
TREASURY STOCK PURCHASES

    During the years ended December 31, 1998 and 1999, the Company repurchased 50,000 and 149,007 shares of its common stock, respectively, for cash. Treasury stock is recorded at cost as a component of stockholders' deficit.

9.  LEASES

    The Company leases computer and office equipment under operating leases. Rent expense under operating leases, amounted to $55,942 and $80,002 for the years ended December 31, 1998 and 1999, respectively. Future noncancellable lease payments under operating leases for each year ended December 31 are as follows: 2000-$112,093; 2001-$3,659; 2002-$3,659; 2003-$3,659; and, 2004-$1,525.

10.  SEGMENT AND GEOGRAPHIC INFORMATION

    The Company operated during all periods in a single operating segment when applying the management approach defined in Statements of Financial Accounting Standards No. 131, DISCLOSURES ABOUT SEGMENTS.

    The Company's business and principal operations are domiciled in North America. The Company generated revenue in the following geographic areas: North America, Latin America, Asia, Africa, Middle East, Europe and Australia. Revenues from customers in foreign geographic areas represented 36%, 23%, 23% and 26% of total revenues for the years ended December 31, 1998 and 1999 and the six months ended June 30, 1999 and 2000, respectively. During 1998, 26% of the Company's revenues were derived from customers located in Latin America. No other foreign geographic area contributed 10% or greater of total revenues for any period presented. The Company has no significant property in any foreign geographic area.

11.  MERGER (UNAUDITED)

    During June 2000, the Company announced its intention to merge with LTI Holdings, Inc. (LTI), a publicly traded shell company whose operations ceased in June 1999. Pursuant to the terms of the preliminary merger agreement, LTI will effect a 1 for 4.26 reverse stock split prior to the merger. The reverse stock split will reduce the number of its outstanding common shares to approximately 650,000 and its outstanding options and warrants to approximately 2,068,000 (average post reverse split exercise price of $33.00 per share). The merger, as currently contemplated, will be effected with the issuance by LTI of its common stock, on a one-for-one basis, for the outstanding common shares of the Company. If ultimately consummated, the shareholders of the Company will own approximately 92% of the outstanding common stock of the combined company.

                  SPEEDCOM WIRELESS INTERNATIONAL CORPORATION

11.  MERGER (UNAUDITED) (CONTINUED)
    Since LTI is a non-operating shell company, the merger will be treated as a recapitalization of the Company for accounting purposes. As a result, the Company will record the transaction as the issuance of common stock for the net monetary assets of LTI (principally cash and investments), accompanied by a recapitalization of equity. The unaudited pro forma balance sheet as of June 30, 2000 and the unaudited loss per share amounts for the year ended December 31, 1999 and the six months ended June 30, 2000 reflect the effects of the recapitalization as if it had occurred on those dates or the beginning of those periods. For convenience, the pro forma results include the net monetary assets of LTI as of its most recent fiscal year end, March 31, 2000.

12.  SUBSEQUENT EVENT (UNAUDITED)

    During July 2000, the Company sold common stock ranging from $5.00 per share to $8.00 per share. Net proceeds from these sales amounted to approximately $591,000.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
LTI Holdings, Inc.
Atlanta, Georgia

    We did not audit the accompanying financial statements as of June 30, 2000 and for the three month periods ended June 30, 2000 and 1999, and accordingly, we do not express an opinion on them.

    We have audited the accompanying consolidated balance sheets of LTI Holdings, Inc. and Subsidiary as of March 31, 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended March 31, 2000 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of LTI
Holdings, Inc. and Subsidiary as of March 31, 2000, and the consolidated results of their operations, and their consolidated cash flows for the years ended
March 31, 2000 and 1999, in conformity with generally accepted accounting principles.

/S/ Grant Thornton, LLP

Atlanta, Georgia
April 15, 2000

                       LTI HOLDINGS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                               MARCH 31,     JUNE 30,
                                                                 2000          2000
                                                              -----------   -----------
                                                                            (UNAUDITED)
                                   ASSETS (NOTE B)
CURRENT ASSETS
  Cash......................................................  $    70,903   $ 1,673,335
  Investments (Note A-2)....................................    1,695,778            --
  Prepaid expenses..........................................        8,230            --
                                                              -----------   -----------
  Other current assets......................................           --        10,426
                                                              -----------   -----------
      Total current assets..................................    1,774,911     1,683,761
                                                              -----------   -----------
                                                              $ 1,774,911   $ 1,683,761
                                                              ===========   ===========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable--trade...................................  $       328   $    13,298
  Accrued expenses..........................................      177,700       149,897
                                                              -----------   -----------
      Total current liabilities.............................      178,028       163,195
COMMITMENTS AND OTHER MATTERS (Note G)......................           --            --
STOCKHOLDERS' EQUITY (Note C)
Series A convertible preferred stock, par value $.01,
  5,000,000 shares authorized, none issued..................           --            --
Common stock, par value $.01, 20,000,000 shares authorized,
  3,185,100 shares issued with 2,775,100 and 3,185,100
  shares outstanding for the years ended 1999 and 1998,
  respectively..............................................       27,751        27,751
Additional paid-in capital..................................   11,713,354    11,713,354
Accumulated deficit.........................................  (10,144,222)  (10,220,539)
Accumulated other comprehensive earnings (loss) (Note
  A-2)......................................................           --            --
                                                              -----------   -----------
      Total stockholders' equity............................    1,596,883     1,520,566
                                                              -----------   -----------
                                                              $ 1,774,911   $ 1,683,761
                                                              ===========   ===========

        The accompanying notes are an integral part of these statements.

                       LTI HOLDINGS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                  Three months
                                                  Years ended March 31,          ended June 30,
                                                 ------------------------   -------------------------
                                                    2000          1999         2000          1999
                                                 -----------   ----------   -----------   -----------
                                                                            (UNAUDITED)   (UNAUDITED)
Net sales......................................  $   553,002   $1,877,703    $      --     $ 553,002
Cost of goods sold.............................      399,341    1,283,642           --       399,341
                                                 -----------   ----------    ---------     ---------
    Gross profit...............................      153,661      594,061           --       153,661
Selling, general and administrative expenses...      905,290    1,334,862      102,590       471,424
Research and development expense...............       46,142      463,182           --        46,142
                                                 -----------   ----------    ---------     ---------
    Operating loss.............................     (797,771)  (1,203,983)    (102,590)     (363,905)
Interest expense...............................       (1,475)      (5,136)          --          (719)
Investment income..............................       94,444      124,421       26,273        20,462
Cancellation of debt...........................           --      117,522           --            --
Loss on the sale of assets.....................     (335,489)          --           --      (335,489)
                                                 -----------   ----------    ---------     ---------
    Net loss...................................  $(1,040,291)  $ (967,176)   $ (76,317)    $(679,651)
                                                 ===========   ==========    =========     =========
Net loss per common share
  Basic........................................  $      (.37)  $    (0.35)   $   (0.03)    $   (0.24)
                                                 ===========   ==========    =========     =========
Weighted average number of common shares
  outstanding..................................    2,775,100    2,775,100    2,775,100     2,775,110
                                                 ===========   ==========    =========     =========

        The accompanying notes are an integral part of these statements.

                       LTI HOLDINGS, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                    YEARS ENDED MARCH 31, 2000 AND 1999, AND
                THE THREE MONTHS ENDED JUNE 30, 2000 (UNAUDITED)

                                   COMMON STOCK                                       ACCUMULATED
                                  PAR VALUE $.01       ADDITIONAL                        OTHER
                               ---------------------     PAID-IN     ACCUMULATED     COMPREHENSIVE
                                 SHARES      AMOUNT      CAPITAL       DEFICIT      EARNINGS (LOSS)     TOTAL
                               ----------   --------   -----------   ------------   ---------------   ----------
Balance, March 31, 1998......   3,185,100   $31,851    $11,709,254   $ (8,136,755)      $    --       $3,604,350
Net loss for the year ended
  March 31, 1999.............          --        --             --       (967,176)           --         (967,176)
Other comprehensive loss
  Unrealized net losses on
    marketable securities....          --        --             --             --       (25,377)         (25,377)
                                                                                                      ----------
Comprehensive loss...........                                                                           (992,553)
                               ----------   -------    -----------   ------------       -------       ----------
Balance, March 31, 1999......   3,185,100    31,851     11,709,254     (9,103,931)      (25,377)       2,611,797
Net loss for the year ended
  March 31, 2000.............          --        --             --     (1,040,291)           --       (1,040,291)
Cancellation of forfeitable
  shares returned to Treasury
  (Note C-3).................    (410,000)   (4,100)         4,100             --            --               --
Other comprehensive earnings
  Unrealized gain on
    marketable securities....          --        --             --             --        25,377           25,377
                                                                                                      ----------
Comprehensive loss...........                                                                         (1,014,914)
                               ----------   -------    -----------   ------------       -------       ----------
Balance, March 31, 2000......   2,775,100    27,751     11,713,354    (10,144,222)           --        1,596,883
Net loss for the three months
  ended June 30, 2000........          --        --             --        (76,317)           --          (76,317)
                                                                                                      ----------
Comprehensive loss...........                                                                            (76,317)
                               ----------   -------    -----------   ------------       -------       ----------
Balance, June 30, 2000
  (unaudited)................   2,775,100   $27,751    $11,713,354   $(10,220,539)      $    --       $1,520,566
                               ==========   =======    ===========   ============       =======       ==========

           The accompanying notes are an integral part of this statement.

                       LTI HOLDINGS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              YEARS ENDED MARCH 31,     THREE MONTHS ENDED JUNE 30,
                                             ------------------------   ---------------------------
                                                2000          1999          2000           1999
                                             -----------   ----------   ------------   ------------
                                                                        (UNAUDITED)    (UNAUDITED)
Cash flows from operating activities:
  Net loss.................................  $(1,040,291)  $ (967,176)  $   (76,317)   $  (679,651)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Loss on disposal of assets.............      335,489           --            --        335,489
    Provision for doubtful accounts........           --        8,210            --             --
    Depreciation and amortization..........       18,305       93,006            --         18,305
    Changes in operating assets and
      liabilities:
      Decrease (increase) in accounts
        receivable.........................       68,998     (137,021)           --         68,998
      Decrease (increase) in inventories...       38,907       (2,508)           --         38,907
      Decrease (increase) in other assets
        and prepaid expenses...............       51,741       92,069        (2,195)        11,882
      Increase (decrease) in accounts
        payable and accrued expenses.......       27,800     (160,531)      (14,834)        27,800
                                             -----------   ----------   -----------    -----------
        Net cash used in operating
          activities.......................     (499,051)  (1,073,951)      (93,346)      (178,270)
                                             -----------   ----------   -----------    -----------
Cash flows from investing activities:
  Acquisitions of fixed assets.............           --     (173,606)           --             --
  (Purchase) sale of investments...........         (102)     763,336     1,695,778        630,199
  Proceeds from the sale of assets.........      399,625           --            --        399,625
                                             -----------   ----------   -----------    -----------
        Net cash provided by investing
          activities.......................      399,523      589,730     1,695,778      1,029,824
                                             -----------   ----------   -----------    -----------
Cash flows from financing activities:
  Repayment of notes payable...............      (39,840)     (44,441)           --        (11,675)
                                             -----------   ----------   -----------    -----------
        Net cash used in financing
          activities.......................      (39,840)     (44,441)           --        (11,675)
                                             -----------   ----------   -----------    -----------
Net increase (decrease) in cash............     (139,368)    (528,662)    1,602,432        839,879
Cash at beginning of period................      210,271      738,933        70,903        210,271
                                             -----------   ----------   -----------    -----------
Cash at end of period......................  $    70,903   $  210,271   $ 1,673,335    $ 1,050,150
                                             ===========   ==========   ===========    ===========
Supplemental Disclosures of
  Cash Flow Information
    Cash paid during the period for
      interest.............................  $     1,475   $    5,136   $        --    $     1,475

        The accompanying notes are an integral part of these statements.

                       LTI HOLDINGS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 2000

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    LTI Holdings, Inc. (formerly Laminating Technologies, Inc.) and subsidiary (the "Company") was a development stage company formed to research, develop, design and market packaging and specialty display products using the Company's proprietary processing method. The Company was incorporated on March 29, 1993 and in April 1993 acquired substantially all of the assets and assumed substantially all of the liabilities of Cool-R Enterprises, Inc. ("Cool-R"), obtaining the rights to developed technology.

    On December 17, 1998 the Company's stock and warrants were delisted. This event occurred as a result of the Company's inability to maintain a certain bid price and market capitalization requirements. The Company's stock is currently traded on the NASD Supplemental Market under the symbol "LAMT".

    The Company sold substantially all of its operating assets and changed its name to LTI Holdings, Inc. as of June 30, 1999. The Company uses its remaining cash to pay on-going general and administrative expenses and to seek suitable business combination candidates. (See Note B.)

1.  PRINCIPLES OF CONSOLIDATION

    The accompanying financial statements have been prepared on a consolidated basis. They include the accounts of the Company and its wholly owned subsidiary, Revenue Process Development, Inc. All intercompany transactions and balances have been eliminated in consolidation.

2.  INVESTMENTS

    Investments consist primarily of commercial paper. These investments are accounted for as available for sale securities and are stated at fair value, which approximates cost. Unrealized gains or losses on these investments are included in accumulated other comprehensive earnings (loss).

3.  INVENTORY

    Inventory is recorded at lower of cost or market, using the first-in, first-out (FIFO) cost flow method.

4.  PROPERTY AND EQUIPMENT

    Machinery, furniture and equipment, including property under capital lease arrangements, are carried at cost. Depreciation is provided using the double declining balance method over the estimated useful lives of the assets as follows:

Machinery and equipment.....................................  3-10 years
Furniture and fixtures......................................  5 years

5.  ADVERTISING EXPENSE

    All advertising costs are expensed in the period incurred. Advertising expense for the years ended March 31, 2000 and March 31, 1999 was approximately $13,000 and $136,000, respectively.

                       LTI HOLDINGS, INC. AND SUBSIDIARY

                                 MARCH 31, 2000

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
6.  STOCK BASED COMPENSATION

    The Company's stock option plans are accounted for under the intrinsic value method in which compensation expense is recognized for the amount, if any, that the fair value of the underlying common stock exceeds the exercise price at the date of grant.

7.  INCOME TAXES

    The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets when it is more likely than not that the asset will not be realized.

8.  LOSS PER SHARE

    Basic net loss per common share is based upon the weighted average number of common shares outstanding during the period. Diluted net loss per common share is based upon the weighted average number of common shares outstanding less contingently returnable shares plus dilutive potential common shares, including options and warrants outstanding during the period.

9.  USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

10. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments recorded on the balance sheet include cash, investments, accounts receivable, accounts payable and debt. Because of their short maturities, the carrying amount of cash, investments, accounts receivable and accounts payable approximates fair market value. The fair value of the Company's long-term debt approximates carrying value based on quoted market prices of similar issues or on the current rates offered to the Company for debt of similar terms.

NOTE B--SALE OF OPERATING ASSETS AND CURRENT OPERATIONS

    Since its inception, the Company has had limited sales and incurred substantial operating losses from its principal operations. As of June 30, 1999, the Company sold substantially all of its operating assets and entered into a covenant not to compete. This covenant states that for a period of five years, the Company shall refrain from, directly or indirectly, manufacturing, selling or marketing and

                       LTI HOLDINGS, INC. AND SUBSIDIARY

                                 MARCH 31, 2000

NOTE B--SALE OF OPERATING ASSETS AND CURRENT OPERATIONS (CONTINUED) distributing within the United States any products or services competitive with the purchaser. The sale of the assets is summarized as follows:

Net book value of assets sold...............................  $ 735,114
Proceeds received...........................................    399,625
                                                              ---------
Loss from the sale of assets................................  $(335,489)
                                                              =========

    The Company is in the process of exploring opportunities to effect an acquisition of the Company, by merger, exchange or issuance of securities, or similar business combination.

NOTE C--STOCKHOLDERS' EQUITY

1.  COMMON STOCK

    Upon incorporation, the Company authorized 10,000,000 shares of its $.01 par value common stock. The shares of common stock have unlimited voting rights. In March 1996, the Company increased the number of authorized common shares to 20,000,000.

2.  CONVERTIBLE PREFERRED STOCK

    In September 1993, the Company authorized and issued 250,000 shares of its $.01 par value Series A convertible preferred stock (the "Preferred") for $500,000. In August 1994, the Company increased the number of authorized shares of Preferred to 2,500,000. In March 1996, the Company increased the number of authorized shares of the Preferred to 5,000,000.

2.  CONVERTIBLE PREFERRED STOCK--CONTINUED

    The Preferred has no voting rights. The holders of the Preferred were entitled to cumulative quarterly dividends of $.05 per share due upon the redemption of the shares. The liquidation value of each share of Preferred is equal to $2.00 plus cumulative dividends.

    Concurrent with the public offering in October 1996, the entire 250,000 shares of the Preferred then outstanding were converted into 184,486 shares of common stock.

3.  INITIAL PUBLIC OFFERING

    In October and November 1996, the Company completed its initial public offering and issued 1,955,000 units at a price of $5.00 per unit. Each unit consists of one share of common stock, one Class A warrant and one Class B warrant. Each Class A warrant entitles the holder to purchase one share of common stock and one Class B warrant at an exercise price of $6.50. Each
Class B warrant entitles the holder to purchase one share of common stock at an exercise price of $8.75. The warrants are redeemable by the Company, under certain conditions, at any time after October 9, 1997. As a result of the offering, the Company received net proceeds of approximately $7,988,000.

    In connection with the offering, the underwriter required, as a condition of the offering, that an aggregate of 410,000 shares of the Company's common stock be designated as forfeitable shares ("forfeitable shares") and placed in escrow. The forfeitable shares are neither assignable nor

                       LTI HOLDINGS, INC. AND SUBSIDIARY

                                 MARCH 31, 2000

NOTE C--STOCKHOLDERS' EQUITY (CONTINUED) transferable until certain earnings or market criteria have been met. These conditions were not met by March 31, 2000 and all shares were returned to the Company as treasury shares for cancellation thereof as a contribution to capital.

4.  STOCK OPTIONS AND WARRANTS

    In connection with the Company's initial public offering, the Company granted to the underwriter an option to purchase 170,000 units at $6.00 per unit exercisable for a three-year period commencing October 9, 1998.

    The Company has outstanding 2,952,400 Class A warrants and 1,955,100
Class B warrants exercisable for a five year period commencing October 9, 1996.

5.  SHARES RESERVED FOR ISSUANCE

    The Company has 8,789,900 shares of common stock reserved for issuance as follows:

Class A warrants............................................  2,952,400
Class B warrants............................................  4,907,500
Underwriter's Unit Purchase Option..........................    680,000
1996 Stock Option Plan......................................    250,000
                                                              ---------
                                                              8,789,900
                                                              =========

NOTE D--COMMITMENTS AND OTHER MATTERS

1.  EMPLOYMENT CONTRACT

    Effective June 1, 1996, the Company entered into a one-year employment agreement with the Chairman and Chief Executive Officer of the Company. The agreement provides for an annual base salary of $144,000 per year and is automatically renewable for successive one-year terms unless either party gives six months notice to the other. Upon termination, the Officer is entitled to receive his base salary for a period of one year (subject to a 50% offset during the second six months for salary received from subsequent employment).

2.  OPERATING LEASE

    During the year ended March 31, 1999, the Company terminated operating leases for its office facility and a warehouse facility and began leasing an office facility on a month to month basis. Total rental expense under operating lease arrangements was approximately $35,992 and $123,519 for the years ended March 31, 2000 and March 31, 1999, respectively.

                       LTI HOLDINGS, INC. AND SUBSIDIARY

                                 MARCH 31, 2000

NOTE E--NET LOSS PER COMMON SHARE

    The following table sets forth the computation of basic and diluted loss per share.

                                                        MARCH 31,    MARCH 31,
                                                          2000         1999
                                                       -----------   ---------
Numerator for basic and diluted net loss per common
  share--loss attributable to common stockholders....  $(1,040,291)  $(967,176)
                                                       ===========   =========

    The following table sets forth the computation of basic and diluted loss per share.

                                                         MARCH 31,   MARCH 31,
                                                           2000        1999
                                                         ---------   ---------
Denominator for basic net loss per common
  share--weighted average shares outstanding...........  2,775,100   2,775,100
Effect of dilutive options and warrants................         --          --
                                                         ---------   ---------
Denominator for diluted net loss per common share--
  adjusted weighted average shares outstanding.........  2,775,100   2,775,100
                                                         =========   =========
Basic net loss per share...............................  $    (.37)  $    (.35)
                                                         =========   =========

    Because the common stock equivalents have an antidilutive effect, no diluted loss per share is presented.

NOTE F--INCOME TAXES

    The Company's temporary differences result in a net deferred income tax asset which is reduced to zero by a related valuation allowance summarized as follows:

                                                       MARCH 31,    MARCH 31,
                                                          2000         1999
                                                       ----------   ----------
Deferred income tax assets
Net operating loss carryforward......................  $3,600,000   $3,220,000
Other................................................      10,000       20,000
                                                       ----------   ----------
Gross deferred tax assets............................   3,610,000    3,240,000
Deferred tax asset valuation allowance...............  (3,610,000)  (3,240,000)
                                                       ----------   ----------
Net deferred tax asset...............................  $       --   $       --
                                                       ==========   ==========

    The net increase of the deferred tax asset valuation allowance for the year ended March 31, 2000 was $370,000.

                       LTI HOLDINGS, INC. AND SUBSIDIARY

                                 MARCH 31, 2000

NOTE F--INCOME TAXES (CONTINUED)
    At March 31, 2000, the Company had Federal net operating loss carryforwards of approximately $9,321,000 available to reduce future taxable income which expire as follows:

                                                                 NET
FISCAL                                                        OPERATING
YEAR                                                             LOSS
------                                                        ----------
2009........................................................  $1,289,000
2010........................................................   1,439,000
2011........................................................   1,303,000
2012........................................................   2,084,000
2013........................................................   1,281,000
2019........................................................     921,000
2020........................................................   1,004,000
                                                              ----------
                                                              $9,321,000
                                                              ==========

    Under Section 382 of the Internal Revenue Code, the Company is subject to an annual limitation of approximately $350,000 on utilization of certain of its net operating loss carryforwards because an ownership change of more than 50% has occurred.

    Reconciliations of statutory Federal tax rates to the effective tax rate for the years ended March 31, 2000 and March 31, 1999, are as follows:

                                                           MARCH 31,   MARCH 31,
                                                             2000        1999
                                                           ---------   ---------
Income tax benefit at 34%................................     (34)%       (34)%
State taxes, net of Federal income tax effect............      (4)         (4)
Tax benefit of losses not recognized.....................      38          38
                                                              ---         ---
Effective tax rate.......................................      --%         --%
                                                              ===         ===

NOTE G--STOCK OPTION PLAN

    In 1996, the Board of Directors adopted and the Company's stockholders approved the Amended and Restated 1996 Stock Option Plan (the "Plan"). Pursuant to the Plan, as amended, incentive stock options and nonqualified stock options may be granted to purchase up to 250,000 shares of the Company's common stock through March 2006. Incentive stock options are to be granted at a price not less than the fair market value of the Company's common stock at the date of grant. If a stockholder owns 10% or more of the Company's outstanding stock, the exercise price may not be less than 110% of the fair market value of the Company's common stock at the date of grant and its term must not exceeds five years. Options may be granted to employees, consultants, and directors of the Company and must be exercised within a ten-year period after the date granted. Nonqualified stock options are exercisable at a price to be determined by the Board of Directors for a period of ten years after the grant date.

    Additionally, the provisions of the Plan provide for the automatic grant of nonqualified stock options to purchase shares of common stock ("Director Options") to directors of the Company who are

                       LTI HOLDINGS, INC. AND SUBSIDIARY

                                 MARCH 31, 2000

NOTE G--STOCK OPTION PLAN (CONTINUED)
not employees or principal stockholders of the Company ("Eligible Directors"). Each of the four Eligible Directors of the Company were granted Director Options to purchase 10,000 share of common stock on July 15, 1996 at $5.00 per share. Future Eligible Directors are to be granted a Director Option to purchase 10,000 shares of common stock on the date of election or appointment. Further, commencing on the day immediately following the date of the annual meeting of stockholders for the Company's fiscal year ending March 31, 1997, each Eligible Director, other than directors who received an Initial Director Option since the last annual meeting, are to be granted a Director Option to purchase 1,000 shares of common stock ("Automatic Grant") on the day immediately following the date of each annual meeting of stockholders, as long as such director is a member of the Board of Directors. The exercise price for each share subject to a Director Option shall be equal to the fair market value of the common stock on the date of grant, except for directors who receive incentive options and who own more than 10% of the voting power, in which case the exercise price shall be not less than 110% of the fair market value on the date of grant. Director Options are exercisable in four equal annual installments, commencing six months from the date of grant. Director Options expire the earlier of 10 years after the date of grant or 90 days after the termination of the director's service on the Board of Directors.

    Stock options activity is summarized as follows:

                                                              MARCH 31, 2000
                                                            -------------------
                                                                       WEIGHTED
                                                                       AVERAGE
                                                                       EXERCISE
                                                             SHARES     PRICE
                                                            --------   --------
Outstanding, beginning of year............................  247,000     $3.09
Granted...................................................       --        --
Exercised.................................................       --        --
Forfeited.................................................  195,000      3.00
                                                            -------     -----
Outstanding end of year...................................   52,000      3.43
                                                            =======     =====

    The following table summarizes information about stock options outstanding at March 31, 2000:

                     OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
           ----------------------------------------   -------------------------
                              WEIGHTED
               NUMBER         AVERAGE      WEIGHTED       NUMBER       WEIGHTED
           OUTSTANDING AT    REMAINING     AVERAGE    EXERCISABLE AT   AVERAGE
EXERCISE     MARCH 31,      CONTRACTUAL    EXERCISE     MARCH 31,      EXERCISE
 PRICE          2000        LIFE (YEARS)    PRICE          2000         PRICE
--------   --------------   ------------   --------   --------------   --------
 $ .75         20,000            7.99       $ .75         20,000        $ .75
  4.00             --            1.21        4.00             --         4.00
  5.00         30,000            5.04        5.00         30,000         5.00
  6.75          2,000            7.39        6.75          1,542         6.71
               ------            ----       -----         ------        -----
               52,000            3.93       $3.43         51,542        $3.37
               ======            ====       =====         ======        =====

                       LTI HOLDINGS, INC. AND SUBSIDIARY

                                 MARCH 31, 2000

NOTE G--STOCK OPTION PLAN (CONTINUED)
    The Company uses the intrinsic value method in accounting for its stock option plans. In applying this method, no compensation cost has been recognized in the accompanying financial statements. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for awards under those plans, the Company's net loss and loss per share would have resulted in the pro forma amounts indicated below:

                                                    MARCH 31, 2000   MARCH 31, 1999
                                                    --------------   --------------
Net loss                  As reported                $(1,040,291)     $  (967,176)
                          Pro forma                   (1,065,621)      (1,102,739)

Basic net loss per                                   $      (.37)     $      (.35)
  common share            As reported                       (.38)            (.40)
                          Pro forma

Diluted net loss per      As reported                $      (.37)     $      (.35)
  common share            Pro forma                         (.38)            (.40)

    For purposes of the pro forma amounts above, the fair value of each option grant was estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in the years ended March 31, 2000 and 1999; expected volatility of 90%, risk-free interest rates of 6.7%; and expected lives of 4 to 5 years.

NOTE H--SUBSEQUENT EVENT (UNAUDITED)

    During June 2000, the Company announced its intention to merge with Speedcom Wireless International Corporation ("Speedcom"), a privately held company which manufactures, services and installs wireless broadband equipment for wireless core systems, also referred to as backbones and secondary, offshoot applications, also referred to as "last-mile" applications. Pursuant to the terms of the preliminary merger agreement, the Company will effect a 1 for 4.25 reverse stock split prior to the merger. The reverse stock split will reduce the number of its outstanding common shares to approximately 650,000 and its outstanding options and warrants to approximately 2,068,000. The merger, as currently contemplated, will be effected with the issuance by the Company of approximately 7,700,000 shares of its common stock, on a one-for one basis, for the outstanding common shares of Speedcom.

                                   APPENDIX A
                          AGREEMENT AND PLAN OF MERGER

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF AUGUST 4, 2000

                                 BY AND BETWEEN

                  SPEEDCOM WIRELESS INTERNATIONAL CORPORATION
                                  ("SPEEDCOM")

                                      AND

                               LTI HOLDINGS, INC.
                                    ("LTI")

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
ARTICLE I THE MERGER........................................      1

  SECTION 1.1. THE MERGER...................................      1
  SECTION 1.2. THE CLOSING; EFFECTIVE TIME..................      2
  SECTION 1.3. FROM AND AFTER THE EFFECTIVE TIME............      2

ARTICLE II CONVERSION OF SHARES.............................      2

  SECTION 2.1. CONVERSION OF SHARES.........................      3
  SECTION 2.2. DISSENTING SHARES............................      4
  SECTION 2.3. STOCK TRANSFER...............................      4
  SECTION 2.4. EXCHANGE OF CERTIFICATES.....................      4

ARTICLE III REPRESENTATIONS AND WARRANTIES OF LTI...........      7

  SECTION 3.1. ORGANIZATION.................................      7
  SECTION 3.2. SUBSIDIARIES.................................      7
  SECTION 3.3. GOOD STANDING................................      7
  SECTION 3.4. VALIDITY.....................................      7
  SECTION 3.5. NO CONFLICT..................................      7
  SECTION 3.6. CAPITALIZATION...............................      8
  SECTION 3.7. OBLIGATIONS WITH RESPECT TO CAPITAL STOCK....      8
  SECTION 3.8. FINANCIAL STATEMENTS.........................      8
  SECTION 3.9. EVENTS SINCE MARCH 31, 2000..................      9
  SECTION 3.10. CONTRACTS...................................     10
  SECTION 3.11. NO DEFAULT..................................     10
  SECTION 3.12. PERSONAL PROPERTY...........................     11
  SECTION 3.13. REAL PROPERTY...............................     11
  SECTION 3.14. ENVIRONMENTAL...............................     11
  SECTION 3.15. BANK ACCOUNTS...............................     12
  SECTION 3.16. GUARANTIES..................................     12
  SECTION 3.17. INSURANCE...................................     12
  SECTION 3.18. TAX MATTERS.................................     12
  SECTION 3.19. EMPLOYEE BENEFITS...........................     12
  SECTION 3.20. CERTAIN ADVANCES............................     14
  SECTION 3.21. LICENSES AND PERMITS........................     14
  SECTION 3.22. PROPRIETARY RIGHTS..........................     14
  SECTION 3.23. LABOR.......................................     15
  SECTION 3.24. COMPLIANCE WITH LAW.........................     15
  SECTION 3.25. LITIGATION..................................     15
  SECTION 3.26. CONSENTS....................................     15
  SECTION 3.27. SEC FILINGS.................................     15
  SECTION 3.28. NO UNDISCLOSED LIABILITIES..................     15
  SECTION 3.29. VOTE REQUIRED...............................     15
  SECTION 3.30. UNDERLYING DOCUMENTS........................     16
  SECTION 3.31. BROKERS OR FINDERS..........................     16
  SECTION 3.32. DISCLOSURE OF MATERIAL FACTS................     16

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SPEEDCOM.......     16

  SECTION 4.1. ORGANIZATION.................................     16
  SECTION 4.2. SUBSIDIARIES.................................     16
  SECTION 4.3. GOOD STANDING................................     16
  SECTION 4.4. VALIDITY.....................................     16
  SECTION 4.5. NO CONFLICT..................................     17
  SECTION 4.6. CAPITALIZATION...............................     17
  SECTION 4.7. OBLIGATIONS WITH RESPECT TO CAPITAL STOCK....     17
  SECTION 4.8. FINANCIAL STATEMENTS.........................     18
  SECTION 4.9. EVENTS SINCE DECEMBER 31, 1999...............     19
  SECTION 4.10. CONTRACTS...................................     20
  SECTION 4.11. NO DEFAULT..................................     20
  SECTION 4.12. ENVIRONMENTAL...............................     20
  SECTION 4.13. REAL PROPERTY...............................     21
  SECTION 4.14. GUARANTIES..................................     21
  SECTION 4.15. INSURANCE...................................     21
  SECTION 4.16. TAX MATTERS.................................     21
  SECTION 4.17. CERTAIN ADVANCES............................     21
  SECTION 4.18. LICENSES AND PERMITS........................     22
  SECTION 4.19. PROPRIETARY RIGHTS..........................     22
  SECTION 4.20. LABOR.......................................     22
  SECTION 4.21. COMPLIANCE WITH LAW.........................     22
  SECTION 4.22. LITIGATION..................................     22
  SECTION 4.23. CONSENTS....................................     22
  SECTION 4.24. SEC REPORTS.................................     23
  SECTION 4.25. VOTE REQUIRED...............................     23
  SECTION 4.26. UNDERLYING DOCUMENTS........................     23
  SECTION 4.27. BROKERS OR FINDERS..........................     23
  SECTION 4.28. EMPLOYEE BENEFITS...........................     23
  SECTION 4.29. DISCLOSURE OF MATERIAL FACTS................     23

ARTICLE V COVENANTS.........................................     24

  SECTION 5.1. NEGATIVE COVENANTS...........................     24
  SECTION 5.2. PROXY STATEMENT..............................     24
  SECTION 5.3. REGISTRATION OF LTI COMMON STOCK AND SPEEDCOM
    OPTIONS AND WARRANTS....................................     25
  SECTION 5.4. STOCKHOLDER APPROVAL.........................     26
  SECTION 5.5. UPDATING OF THE DISCLOSURE SCHEDULES.........     26
  SECTION 5.6. ACCESS TO INFORMATION........................     27
  SECTION 5.7. FULFILLMENT OF CONDITIONS AND COVENANTS......     27
  SECTION 5.8. PRESS RELEASES...............................     27
  SECTION 5.9. CONSENTS.....................................     28
  SECTION 5.10. CERTAIN NOTIFICATIONS.......................     28
  SECTION 5.11. ANTITRUST MATTERS...........................     28
  SECTION 5.12. EXCLUSIVITY.................................     28
  SECTION 5.13. INDEMNIFICATION; D&O INSURANCE..............     29
  SECTION 5.14. PRESERVATION OF TAX TREATMENT...............     29
  SECTION 5.15. POST-EFFECTIVE AMENDMENT OF REGISTRATION
    STATEMENT...............................................     29
  SECTION 5.16. MAINTENANCE OF CLASS A AND CLASS B WARRANT
    PROCEEDS................................................     30

ARTICLE VI CONDITIONS TO OBLIGATIONS OF SPEEDCOM............     31

  SECTION 6.1. PERFORMANCE..................................     31
  SECTION 6.2. REPRESENTATIONS AND WARRANTIES...............     31
  SECTION 6.3. MATERIAL ADVERSE CHANGE......................     31
  SECTION 6.4. LEGAL OPINION................................     31
  SECTION 6.5. CONSENTS.....................................     31
  SECTION 6.6. STOCKHOLDERS' APPROVAL.......................     31
  SECTION 6.7. DELIVERY OF CORPORATE RECORDS................     31
  SECTION 6.8. RESIGNATIONS.................................     31
  SECTION 6.9. EFFECTIVENESS OF S-4 REGISTRATION STATEMENT
    AND POST-EFFECTIVE AMENDMENT............................     32
  SECTION 6.10. FINANCIAL CONDITIONS........................     32
  SECTION 6.11. NO LITIGATION...............................     32
  SECTION 6.12. CLOSING CERTIFICATES........................     32
  SECTION 6.13. TAX OPINION.................................     32
  SECTION 6.14. OPINION OF FINANCIAL ADVISOR................     32
  SECTION 6.15. GENERAL RELEASES............................     32

ARTICLE VII CONDITIONS TO OBLIGATIONS OF LTI................     33

  SECTION 7.1. PERFORMANCE..................................     33
  SECTION 7.2. REPRESENTATIONS AND WARRANTIES...............     33
  SECTION 7.3. LEGAL OPINION................................     33
  SECTION 7.4. CONSENTS.....................................     33
  SECTION 7.5. STOCKHOLDERS' APPROVAL.......................     33
  SECTION 7.6. NO LITIGATION................................     33
  SECTION 7.7. CLOSING CERTIFICATES.........................     34
  SECTION 7.8. MATERIAL ADVERSE CHANGE......................     34
  SECTION 7.9. EFFECTIVENESS OF S-4 REGISTRATION STATEMENT
    AND POST-EFFECTIVE AMENDMENT............................     34
  SECTION 7.10. OPINION OF FINANCIAL ADVISOR................     34
  SECTION 7.11. TAX OPINION.................................     34

ARTICLE VIII TERMINATION....................................     34

  SECTION 8.1. TERMINATION..................................     34
  SECTION 8.2. EFFECT OF TERMINATION........................     35

ARTICLE IX MISCELLANEOUS....................................     35

  SECTION 9.1. NOTICES......................................     35
  SECTION 9.2. ENTIRE AGREEMENT.............................     36
  SECTION 9.3. WAIVERS AND AMENDMENTS.......................     36
  SECTION 9.4. CONFIDENTIALITY..............................     36
  SECTION 9.5. SURVIVAL.....................................     37
  SECTION 9.6. EXPENSES.....................................     37
  SECTION 9.7. FURTHER ACTIONS..............................     37
  SECTION 9.8. GOVERNING LAW................................     37
  SECTION 9.9. NO ASSIGNMENT................................     37
  SECTION 9.10. COUNTERPARTS................................     37
  SECTION 9.11. THE DISCLOSURE SCHEDULE AND EXHIBITS........     37
  SECTION 9.12. HEADINGS....................................     37
  SECTION 9.13. KNOWLEDGE...................................     37

                          AGREEMENT AND PLAN OF MERGER

    This Agreement and Plan of Merger ("AGREEMENT") is dated as of August 4, 2000 and is by and between Speedcom Wireless International Corporation, a Florida corporation ("SPEEDCOM"), and LTI Holdings, Inc., a Delaware corporation ("LTI").

                                    RECITALS

    A. The respective Boards of Directors of Speedcom and LTI have approved this Agreement pursuant to which Speedcom will be merged with and into LTI on the terms and conditions contained herein and in accordance with the terms of the Delaware General Corporation Law (the "DGCL") and the Florida Business Corporation Act (the "FBCA").

    B. For United States federal income tax purposes, LTI and Speedcom intend that the Merger (as defined below) qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

    C. Speedcom and LTI desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

    NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties to this Agreement agree as follows:

                                   ARTICLE I
                                   THE MERGER

    Section 1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below) and in accordance with the DGCL and the FBCA, Speedcom will be merged with and into LTI (the "MERGER"). LTI shall be the surviving corporation in the Merger (the "SURVIVING CORPORATION"). At the Effective Time, the separate existence of Speedcom shall cease and the other corporate law effects of the Merger shall be as set forth in the DGCL and the FBCA and as set forth in this Agreement.

    Section 1.2.  THE CLOSING; EFFECTIVE TIME.

    (a) The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the Washington, D.C. offices of Speedcom's counsel, Foley & Lardner, on a date to be agreed upon in writing by Speedcom and LTI, which shall be no later than the fourth business day after satisfaction or waiver of the conditions set forth in Articles VI and VII of this Agreement, or on such other date as may be agreed upon in writing by Speedcom and LTI. The date on which the Closing actually occurs shall be the "CLOSING DATE."

    (b) Immediately prior to the Effective Time, LTI will cause to be effected, by filing with the Secretary of State of the State of Delaware in accordance with the DGCL, a reverse stock split of its outstanding shares of LTI Common Stock (the "LTI COMMON STOCK"), such that every 4.26 shares of the LTI Common Stock outstanding at the time of such reverse stock split will be converted into one share of LTI Common Stock.

    (c) At the Closing, Speedcom and LTI shall cause articles of merger to be executed and filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Florida in accordance with the DGCL and the FBCA. The Merger shall become effective as of the date and time of such filing (the "EFFECTIVE TIME").

    Section 1.3.  FROM AND AFTER THE EFFECTIVE TIME.

    (a) A Certificate of Incorporation in the form attached as EXHIBIT 1.3(A) shall be, from and after the Effective Time, the Certificate of Incorporation of the Surviving Corporation, until thereafter altered, amended or repealed as provided therein and in accordance with applicable law. The name of the Surviving Corporation shall be changed to "Speedcom Wireless Corporation."

    (b) Bylaws in the form attached as EXHIBIT 1.3(B) shall become, from and after the Effective Time, the Bylaws of the Surviving Corporation, until thereafter altered, amended or repealed as provided therein and in accordance with applicable law.

    (c) From and after the Effective Time, the directors and officers of the Surviving Corporation shall be the individuals set forth on
       EXHIBIT 1.3(C) until their respective successors are duly elected or appointed and qualified or their earlier resignation or removal.

                                   ARTICLE II
                              CONVERSION OF SHARES

    Section 2.1. CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of holders thereof:

    (a) Each share of common stock of Speedcom issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into one share of common stock of the Surviving Corporation; provided, however, that if at the Effective Time, LTI has Net Cash less than $1.5 million, the amount of shares of common stock of the Surviving Corporation to be issued to Speedcom stockholders will be increased by an aggregate amount equal to (i) the difference between $1.5 million and the Net Cash of LTI at the Effective Time divided by (ii) 4, multiplied by
       (iii) 11.5, and each Speedcom stockholder will receive a PRO RATA portion of such increase. "NET CASH" shall mean cash and cash equivalents minus
       (i) accrued expenses and other current liabilities (determined in accordance with generally accepted accounting principles ("GAAP") by Ernst & Young LLP at the Closing (provided, however, that regardless of whether required by GAAP, accrued expenses for purposes of such calculation shall include any severance payments to Michael Noonan), minus (ii) $92,504 and plus (iii) the amount of cash paid by LTI to LTI stockholders in lieu of fractional shares that would otherwise have been received pursuant to the reverse stock split described in
       Section 1.2(b).

    (b) Each option to acquire common stock of Speedcom outstanding immediately prior to the Effective Time will be converted into an option (a "SPEEDCOM OPTION") to acquire, on substantially the same terms and conditions as were applicable under such stock option prior to the Effective Time, the number of shares of LTI Common Stock equal to the number of Speedcom shares the holder of such stock option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable).

    (c) Each warrant to acquire common stock of Speedcom outstanding immediately prior to the Effective Time will be converted into an warrant (a "SPEEDCOM WARRANT") to acquire, on substantially the same terms and conditions as were applicable under such stock warrant prior to the Effective Time, the number of shares of LTI Common Stock equal to the number of Speedcom shares the holder of such stock warrant would have been entitled to receive pursuant to the Merger had such holder exercised such warrant in full immediately prior to the Effective Time (not taking into account whether or not such warrant was in fact exercisable).

    (d) Each outstanding warrant or option to acquire LTI Common Stock shall remain unaffected by the Merger, except for adjustments necessary as a result of the reverse stock split contemplated by Section 1.2(b).

    (e) No fraction of a share of LTI Common Stock shall be issued, but in lieu thereof, each holder of Speedcom Common Stock who would otherwise be entitled to a fraction of a share of LTI Common Stock (after aggregating all fractional shares of LTI Common Stock to be received by such holder) shall receive from LTI an amount of cash (rounded to the nearest cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) $4.00.

    Section 2.2. DISSENTING SHARES. Notwithstanding any provision of this Agreement to the contrary, any shares of Speedcom Common Stock held by a holder who has exercised appraisal rights for such shares in accordance with the provisions of the FBCA and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (the "DISSENTING SHARES"), shall not be converted into LTI Common Stock and such holder shall be entitled only to such rights as are granted by the FBCA with respect to the Dissenting Shares.

    Section 2.3. STOCK TRANSFER. At the Effective Time, the stock transfer books of Speedcom shall be closed and no transfer of shares of Speedcom shall be made thereafter.

    Section 2.4.  EXCHANGE OF CERTIFICATES.

    (a) As of the Effective Time, the Surviving Corporation shall enter into an agreement with a bank or trust company (the "EXCHANGE AGENT") which shall provide that the Surviving Corporation shall provide LTI Common Stock (such shares of LTI Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, and any cash payable in lieu of any fractional shares of LTI Common Stock being hereinafter referred to as the "EXCHANGE FUND") issuable pursuant to Section 2.1 in exchange for outstanding shares of Speedcom Common Stock.

    (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Speedcom Common Stock (the "CERTIFICATES") whose shares were converted into the right to receive shares of LTI Common Stock pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall otherwise be in customary form) and
       (ii) instructions for use in surrendering the Certificates in exchange for the shares of the LTI Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor certificates and certain dividends or other distributions in accordance with Section 2.4(c) and cash in lieu of any fractional share of LTI Common Stock in accordance with Section 2.4(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a surrender of a Certificate representing shares of Speedcom Common Stock which are not registered in the transfer records of Speedcom under the name of the person surrendering such Certificate, a certificate representing the proper number of shares of LTI Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of LTI Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed at any time after the

       Effective Time to represent only the right to receive upon such surrender the shares of LTI Common Stock which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this
       Article II, certain dividends or other distributions in accordance with
       Section 2.4(c) and cash in lieu of any fractional share of LTI Common Stock in accordance with Section 2.4(e). No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

    (c) No dividends or other distributions with respect to LTI Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of LTI Common Stock represented thereby, and, in the case of Certificates representing Speedcom Common Stock, no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.4(e), and all such dividends, other distributions and cash in lieu of fractional shares of LTI Common Stock shall be paid by the Surviving Corporation to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this
       Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of LTI Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of LTI Common Stock and, in the case of Certificates representing Speedcom Common Stock, the amount of any cash payable in lieu of a fractional share of LTI Common Stock to which such holder is entitled pursuant to Section 2.4(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and with a payment date subsequent to such surrender payable with respect to such whole shares of LTI Common Stock.

    (d) All shares of LTI Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Speedcom Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Speedcom on such shares of Speedcom Common Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Speedcom Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this
       Article II, except as otherwise provided by law.

    (e) Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of the Certificates who have not theretofore complied with this
       Article II shall thereafter look only to the Surviving Corporation for payment of their claim for shares of LTI Common Stock, any dividends or distributions with respect to LTI Common Stock and any cash in lieu of fractional shares of LIT Common Stock.

    (f) Neither the Surviving Corporation nor the Exchange Agent shall be liable to any person in respect of any shares of LTI Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of LTI Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (g) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

    (h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the shares of LTI Common Stock to be distributed pursuant to Section 2.1 and, if applicable, any unpaid dividends and distributions on shares of LTI Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF LTI

    LTI represents and warrants to Speedcom, as of the date hereof and hereafter through the Effective Time, as follows (subject to the items set forth on the Schedules hereto (collectively, the "LTI DISCLOSURE SCHEDULE")).

    Section 3.1. ORGANIZATION. LTI is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets in the manner in which such properties and assets are now owned, leased and operated and to carry on the business in which it is now engaged. Prior to the date hereof, LTI has delivered to Speedcom true and complete copies of its Certificate of Incorporation and its bylaws, as currently in effect.

    Section 3.2. SUBSIDIARIES. LTI does not, and as of the Effective Time will not, own any equity interest, directly or indirectly, in any corporation, partnership, limited liability company, joint venture, firm or other entity.

    Section 3.3. GOOD STANDING. LTI is qualified or licensed to transact business and is in good standing as a foreign corporation in the jurisdictions set forth on SCHEDULE 3.3. There is no other jurisdiction in which the ownership, leasing, licensing or use of property or assets by LTI or the conduct of its businesses makes such qualification or licensing necessary.

    Section 3.4. VALIDITY. LTI has full power and authority to execute and deliver this Agreement and all of the other agreements and documents referred to herein, executed in connection herewith or contemplated hereby to which LTI is a party and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of LTI, enforceable in accordance with its terms, subject to bankruptcy, insolvency or other laws affecting creditors' rights generally. The execution and delivery of this Agreement by LTI and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of LTI and, other than the approval of this Agreement and the Merger by the stockholders of LTI in accordance with the DGCL, such execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not require the consent, approval or authorization of any person, public authority, self-regulatory authority or other entity.

    Section 3.5. NO CONFLICT. The execution and delivery of this Agreement by LTI and the performance of its obligations hereunder, (a) are not in violation or breach of, and will not conflict with or constitute a default under, any of the terms of the charter documents or bylaws of LTI or any note, debt instrument, security agreement, lease, deed of trust or mortgage, license, franchise, permit or any other contract, agreement or commitment binding upon LTI or any of its assets or properties, except for such violations, breaches or defaults the effect of which would not have a Material Adverse Effect on LTI; (b) will not result in the creation or imposition of any lien, encumbrance or restriction in favor of any third party upon any of the LTI Common Stock or any of the assets or properties of LTI; and
(c) will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality, self-regulatory authority or court having jurisdiction over LTI, any of the LTI Common Stock, or any of the assets or properties of LTI, except where such conflict or violation would not have a Material Adverse Effect on LTI.

    Section 3.6. CAPITALIZATION. LTI's authorized capital stock consists of 20,000,000 shares of LTI Common Stock, $.01 par value per share, of which 2,775,100 shares are currently issued and outstanding, and 5,000,000 shares of LTI Series A Convertible Preferred Stock, $.01 par value per share, of which no shares are currently issued and outstanding. All of the LTI Common Stock outstanding as of the date of this Agreement has been, and all LTI Common Stock outstanding at the Effective Time (after giving effect to the Merger), shall be, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All outstanding capital stock of LTI and rights to acquire capital stock of LTI have been issued in accordance with all applicable federal and state securities laws.

    Section 3.7. OBLIGATIONS WITH RESPECT TO CAPITAL STOCK. Other than as set forth on SCHEDULE 3.7, LTI has no commitment or obligation to issue, deliver or sell, under any offer, subscription, stock option agreement, stock bonus agreement, stock purchase plan, incentive compensation plan, warrant, call, conversion right or otherwise, any shares of its capital stock or other securities, except as contemplated under this Agreement. All shares of LTI Common Stock previously placed by LTI stockholders in escrow have been cancelled. There are no stockholder agreements, voting agreements, voting trusts or other similar arrangements to which LTI is a party, and LTI has no knowledge of any other such arrangements to which it is not a party, which may have the effect of restricting or limiting the transfer, voting or other rights associated with the capital stock of LTI.

    Section 3.8.  FINANCIAL STATEMENTS.

    (a) There have been delivered to Speedcom true and correct copies of:
       (i) LTI's audited balance sheets as of March 31, 1998, 1999 and 2000, and the related audited statements of earnings, stockholder's equity and cash flows, including all notes and schedules thereto, for the fiscal years ended March 31, 1998, 1999 and 2000, together with reports on all such audited balance sheets and statements by Grant Thornton LLP and (ii) the unaudited balance sheet of LTI as of June 30, 2000, and the related statement of income of LTI for the three-month period ended June 30, 2000 (collectively, the "FINANCIAL STATEMENTS").

    (b) As soon as practicable, but in any event within 15 days following the end of each calendar month which is completed prior to the Closing Date, commencing July 31, 2000, LTI shall cause to be delivered to Speedcom a month-end report prepared by LTI with respect to such month, which report shall include a balance sheet of LTI as of the end of such month prepared in a manner consistent with, and in a format comparable to, the balance sheet referred to in Section 3.8(a) hereof.

    (c) Each of the balance sheets referred to above presents (or will present) fairly the financial condition, assets, liabilities and stockholders' equity of LTI as of its date; each such statement of earnings or stockholders' equity presents fairly the results of operations of LTI for the periods indicated; and each such statement of cash flows presents fairly the information purported to be shown therein, except, in each case, interim unaudited financial statements need not reflect year-end adjustments. The Financial Statements, including all notes and schedules thereto, have been (or will be) prepared in accordance with GAAP consistently applied throughout the periods involved (except, in the case of unaudited Financial Statements, for the absence of footnotes and year-end adjustments) and are (or will be), in all material respects, in accordance with the books and records of LTI, which books and records are correct and complete in all material respects.

    (d) At the dates of the aforementioned balance sheets, LTI did not have (or will not have with respect to such balance sheets dated subsequent to the date hereof) any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, and whether or not required to be disclosed on a balance sheet prepared in conformity with GAAP, not fully or properly reflected or reserved against in such balance sheets, or in any notes thereto, other than liabilities pursuant to contractual obligations identified in this Agreement or the LTI Disclosure Schedule, unless not required to be identified on the LTI Disclosure Schedule or with respect to unaudited financial statements, liabilities or material obligations which would be included in the footnotes or in any year-end adjustments applicable thereto.

    Section 3.9. EVENTS SINCE MARCH 31, 2000. Since March 31, 2000, except as disclosed in SCHEDULE 3.9:

    (a) LTI has not sustained any damage, destruction or loss (including, without limitation, by reason of revocation of license or right to do business, total or partial termination, suspension, default or modification of contracts, governmental or self-regulatory restriction, regulation, investigation or inquiry).

    (b) There have been no changes which, individually or in the aggregate, have had a material adverse effect on the condition (financial or otherwise), business, net worth, operations, assets, properties, liabilities, or results of operations (a "MATERIAL ADVERSE EFFECT") of LTI.

    (c) Except as provided in this Agreement or as set forth in the notes to audited Financial Statements LTI has not issued, or authorized for issuance, any equity security, bond, note or other security of LTI, and LTI has not granted, or entered into, any commitment or obligation to issue or sell any such equity security, bond, note or other security of LTI, whether pursuant to any offer, underwriting agreement, stock option agreement, stock bonus agreement, stock purchase plan, incentive compensation plan, warrant, call, conversion right or otherwise.

    (d) LTI has not incurred additional debt for borrowed money, or incurred any other obligation or liability (fixed, contingent or otherwise) except in the ordinary and usual course of its business and consistent with past practices.

    (e) LTI has not authorized, declared, paid or effected any dividend, payment or other distribution on or with respect to any share of its capital stock.

    (f) LTI has not purchased, redeemed or otherwise acquired or committed itself to acquire, directly or indirectly, any share or shares of capital stock of LTI.

    (g) LTI has not mortgaged, pledged or otherwise encumbered or subjected to lien any of its assets or properties, tangible or intangible, except for liens for current taxes which are not yet due and payable and other liens arising out of the ordinary and usual course of business.

    (h) LTI has not entered into any material transaction or contract, nor has LTI waived any right of substantial value or canceled any material debts or claims or voluntarily suffered any extraordinary losses.

    (i) LTI has not effected any amendment or supplement to, or extension of, any employee profit-sharing, stock option, stock purchase, pension, bonus, incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement.

    (j) LTI has not made any change in accounting methods or principles used for financial reporting purposes, except as required by a change in GAAP and concurred with by its independent public accountants.

    Section 3.10. CONTRACTS. SCHEDULE 3.10 constitutes a full and complete list of each material contract or agreement to which LTI is a party, or by which LTI is bound in any respect. All material contracts or agreements to which LTI is a party or by which LTI is bound (whether or not disclosed on Schedule 3.10) (the "LTI CONTRACTS") are in full force and effect, and LTI is not in default thereunder nor has any event occurred which with the passage of time or giving notice or both would result in LTI being in default under any of the terms thereof.

    Section 3.11. NO DEFAULT. LTI has in all material respects performed, or is now performing, the obligations of, and is not in default (and would not by the lapse of time and/or the giving of notice be in default), nor has it received notice of default or notice of termination in respect of any LTI Contract. To the knowledge of LTI, no party other than LTI who is a party to or bound by any of the LTI Contracts is in default thereof, where such default could have a Material Adverse Effect, individually or in the aggregate. Each of the LTI Contracts is a legal, binding and enforceable obligation of or against LTI. To the knowledge of LTI, there are no facts or circumstances which make a default under, or termination or suspension of, any of the LTI Contracts likely to occur subsequent to the date hereof nor has any third party raised any claim, dispute or controversy with respect to such LTI Contracts.

    Section 3.12. PERSONAL PROPERTY. SCHEDULE 3.12 contains a list of all of the personal property held by LTI. LTI owns all properties included in such Schedule. LTI has good title to all assets and properties included on LTI's audited balance sheet dated as of March 31, 2000 and thereafter acquired, free and clear of any pledge, lien, claim, encumbrance, restriction, charge or equity of any kind or nature, except for the lien of current taxes not yet due and payable.

    Section 3.13. REAL PROPERTY. SCHEDULE 3.13 constitutes a full and complete list of all real property leased, or under option to be leased, by LTI. LTI does not own any real property or any option to purchase any real property. All real property leased by LTI is held under valid and existing leases. LTI does not lease any real or personal property as lessor. LTI enjoys peaceful and undisturbed possession of all property described on Schedule 3.13.

    Section 3.14.  ENVIRONMENTAL.  To the knowledge of LTI:

    (a) No Hazardous Materials (as defined in paragraph (e) below) have been used, stored or otherwise handled in any manner by LTI on, under, in, from or affecting any of the real property leased by LTI (the "PROPERTY"), other than cleaning solvents and similar materials used by LTI in DE MINIMIS amounts in the ordinary course of business and in compliance with Environmental Laws (as defined below). No prior or current owner or occupant of the Property has used Hazardous Materials on, under, in, from or affecting the Property.

    (b) No Hazardous Materials have at any time been released into, stored or deposited by LTI within or on the Property, by LTI into any water systems on or below the surface of the Property, or by LTI directly or indirectly onto any property or water system adjoining, adjacent to or abutting the Property, or have been used by LTI in the construction of any improvements located on or about the Property.

    (c) LTI has not received any notice of any violations (nor is it aware of any existing violations) of any applicable laws governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials on, under, in, from or affecting the Property and there are not any legal actions or proceedings commenced or threatened by any person with respect to any such violations.

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    (d) The Property is currently being, and has in the past been, operated by
       LTI in accordance with, and in compliance with, all applicable Environmental Laws.

    (e) "HAZARDOUS MATERIALS" means any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances or petroleum products (including gasoline, crude oil or any fraction thereof), defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea formaldehyde insulation. "ENVIRONMENTAL LAWS" are any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any governmental authority or other requirements of law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment.

    Section 3.15. BANK ACCOUNTS. SCHEDULE 3.15 constitutes a full and complete list of all the bank accounts, including escrow accounts, of LTI, together with the names of persons authorized to draw thereon. Except as set forth in
Schedule 3.15, all cash in such accounts is held in demand deposits and is not subject to any restriction or limitation as to withdrawal. All of such accounts are reconciled on a timely basis, are fully funded and are free from material errors.

    Section 3.16. GUARANTIES. None of the obligations or liabilities of LTI is guaranteed by any person, firm, association or corporation. SCHEDULE 3.16 contains a correct and complete list of all guarantees by, or other contingent obligations of LTI, showing the parties and amounts involved and the expiration dates thereof.

    Section 3.17. INSURANCE. SCHEDULE 3.17 constitutes a full and complete list of all policies of insurance to which LTI is a party or is a beneficiary or named insured. LTI has in full force and effect, with all premiums due thereon paid, the policies of insurance set forth therein. No notice of cancellation or termination has been received with respect to any insurance policy described in this Section. Except as specifically disclosed on Schedule 3.17, no claims have been asserted by LTI under any of the insurance policies of LTI or relating to its properties, assets or operations.

    Section 3.18. TAX MATTERS. All tax returns required by law to be filed up to and including the Effective Time, and all taxes required to have been paid by LTI, the non-filing or non-payment of which could result in a lien or charge on or encumbrance against any assets of LTI, have been or prior to the Effective Time will be duly filed or paid other than taxes not yet due and payable. All tax returns filed by LTI have been true and correct in all material respects. There are no actions or other proceedings of any kind pending or threatened against LTI with respect to any tax matters, and no circumstances exist which may result in the imposition of additional tax liabilities. To LTI's knowledge, there exists no fact or circumstance which is reasonably likely to cause the Merger to fail to qualify as a "reorganization" within the meaning of
Section 368(a) of the Code. LTI has not taken or agreed to take any action that would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

    Section 3.19.  EMPLOYEE BENEFITS.

    (a) SCHEDULE 3.19 sets forth (i) each "employee pension benefit plan" (within the meaning of Section 3(2) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA")) of which LTI is the plan sponsor (within the meaning of Section 3(16)(A) of ERISA) and which provides benefits to employees of LTI, together with the related trust agreement providing the funding medium for pension benefits thereunder (the "PENSION PLANS"); (ii) each "employee welfare benefit plan" (within the meaning of Section 3(1) of ERISA) of which LTI is the plan sponsor and which provides benefits to employees of LTI, together with the related trust agreement or insurance contract providing the funding medium for benefits thereunder and any related contracts thereunder (the "WELFARE PLANS"); (iii) the summary plan description for each Pension Plan and Welfare Plan;
       (iv) the most recent financial statement, if any, including audit reports thereon, Annual Report Form 5500 and actuarial report for each such Pension Plan and Welfare Plan; (v) any investment management agreement which delegates authority for investment of the assets of any such Pension Plan or Welfare Plan; and (vi) the most recent qualification letter from the IRS for each Pension Plan and for any Welfare Plan funded through any tax-exempt trust qualified under Section 501 (a) or (c) of the Code through which any Welfare Plan is funded.

    (b) With respect to any Pension Plan or Welfare Plan (the "PLANS"):

        (i) the financial statements relating to the Plans furnished to Speedcom have been prepared in accordance with GAAP consistently applied throughout the periods involved and are in accordance with the books and records of such Plans, which books and records are correct and complete in all respects;

        (ii) LTI does not maintain or contribute to any plan other than those listed on Schedule 3.19;

       (iii) all such Plans comply in all respects with the applicable requirements of ERISA, all such Pension Plans comply with the qualification requirements under Section 401(a) and the requirements for tax-exempt status under Section 501 (a) or (c) of the Code, and each Plan has been operated in accordance with its terms;

        (iv) LTI does not provide or have any obligation to provide (or contribute toward the cost of) post-retirement welfare benefits with respect to their current or former employees or the current or former employees of any other entity, including, but not limited to, post-retirement medical, dental, life insurance, severance or any other similar benefit, whether provided on an insured or self-insured basis;

        (v) no material change in the assets or liabilities of any such Plan has occurred after the date of the financial statement relating thereto (other than any change resulting from the accrual of benefits, payment of benefits or receipt of contributions);

        (vi) all required contributions to the Plans have been timely made; and

       (vii) all reporting and disclosure obligations to any governmental agency or entity and to any Plan participant or beneficiary have been satisfied.

    (c) LTI is not and has not been a contributing employer to any multiemployer pension plan (within the meaning of Section 3(37) of ERISA); LTI is not under any obligation to make contributions to any multiemployer pension plan; and LTI has no actual or potential liability under Section 4201 of ERISA for any complete or partial withdrawal from any multiemployer pension plan relating to employees or officers of LTI.

    (d) Except for the Plans or the programs and arrangements, contractual or otherwise, listed or referred to in this Agreement or the Disclosure Schedule (i) LTI does not maintain or contribute to any plans, programs or arrangements providing for (A) payment of deferred compensation or retirement benefits; (B) the accrual or payment of bonuses or special or incentive compensation of any kind; (C) any severance or termination payments; (D) loans, loan guarantees or other extensions of credit to directors, officers or employees of LTI; (E) life, health, disability or other welfare benefits; (F) moving or other relocation expense benefits or reimbursements; (ii) LTI does not maintain any other stock bonus, stock option, stock purchase or similar plans or practices, whether formal or informal; and (iii) LTI is not a party to any written or other legally binding agreement otherwise relating to the employment of any person.

    Section 3.20. CERTAIN ADVANCES. There are no receivables of LTI owing by directors, officers, employees, consultants or stockholders of LTI, or owing by any affiliate of any director or officer of LTI.

    Section 3.21. LICENSES AND PERMITS. LTI has obtained, and is in compliance with, and SCHEDULE 3.21 contains a correct and complete list of, all necessary licenses, permits, consents, approvals, orders, certificates, authorizations, declarations and filings required by all federal, state, local and other governmental, self-regulatory or regulatory bodies and all courts and other tribunals for the conduct of the business and operations of LTI as now conducted or as conducted in the past.

    Section 3.22. PROPRIETARY RIGHTS. SCHEDULE 3.22 contains a full and complete list of all material trademarks, trade names, service marks, copyrights and patents, or applications therefor, or other intellectual property owned or used by LTI ("LTI PROPRIETARY RIGHTS"). The operations of LTI do not now conflict with or infringe, and have not in the past conflicted with or infringed, any LTI Proprietary Rights owned, possessed or used by any third party. There are no third parties whose operations conflict with or infringe, nor has anyone asserted that such operations conflict with or infringe, any LTI Proprietary Rights.

    Section 3.23. LABOR. There are no labor controversies pending or threatened against LTI.

    Section 3.24. COMPLIANCE WITH LAW. The business of LTI has been and is currently being conducted in all material respects in accordance with all applicable laws, rules, regulations, orders and other requirements of governmental and self-regulatory authorities, including, without limitation, ERISA, all Environmental Laws, all laws, regulations and orders relating to antitrust or trade regulation, employment practices and procedures, the health and safety of employees and consumer credit, except where the failure to so operate would not have a Material Adverse Effect on LTI. LTI has not received any notice of alleged violations of any laws, rules, regulations, orders or other requirements of governmental or self-regulatory authorities.

    Section 3.25. LITIGATION. There is no claim, dispute, action, proceeding, suit or appeal or investigation or inquiry, at law or in equity, involving LTI before any court, agency, authority, self-regulatory authority, arbitration panel or other tribunal and, to the knowledge of LTI, none have been threatened or are in prospect against LTI. LTI is not subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal.

    Section 3.26. CONSENTS. SCHEDULE 3.27 contains a full and complete list of all necessary permits, authorizations, consents, waivers and approvals of third parties required to be obtained by LTI in connection with the execution and delivery of this Agreement by LTI and the performance of its obligations hereunder.

    Section 3.27. SEC FILINGS. LTI has filed all forms, reports and other documents required to be filed with the United States Securities and Exchange Commission (the "SEC") and has delivered to LTI true and correct copies of all such documents (the "SEC REPORTS"). Except as set forth on SCHEDULE 3.27, the SEC Reports (a) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT") and the Securities Exchange Act of 1934, as amended (the "SECURITIES EXCHANGE ACT"), as each were in effect at the time of the filing of such documents, and (b) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    Section 3.28. NO UNDISCLOSED LIABILITIES. To the knowledge of LTI, LTI has no material liabilities (absolute, accrued, contingent or otherwise) other than
(a) liabilities adequately provided for in the Financial Statements and
(b) liabilities incurred in connection with this Agreement.

    Section 3.29. VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of LTI Common Stock is the only vote of the holders of any class or series of LTI's capital stock necessary to approve the Merger and the other transactions contemplated hereby.

    Section 3.30. UNDERLYING DOCUMENTS. All underlying documents listed or described in the Disclosure Schedule have been furnished to Speedcom or its representatives, except as expressly noted in the Disclosure Schedule. All such documents furnished to Speedcom or its representatives are true and complete copies, and there are no amendments or modifications to such documents, except as expressly noted in the Disclosure Schedule. The minute books of LTI contain full, complete and accurate records of all meetings and other corporate actions taken by the directors and stockholders of LTI.

    Section 3.31. BROKERS OR FINDERS. Except as set forth on SCHEDULE 3.31, LTI has not and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

    Section 3.32. DISCLOSURE OF MATERIAL FACTS. LTI has disclosed to Speedcom all material facts relating to the condition (financial or otherwise), business, net worth, assets, properties or operations of LTI. The representations and warranties contained in this Article III and in the LTI Disclosure Schedule, and any other documents or information furnished to Speedcom by or on behalf of LTI do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF SPEEDCOM

    Speedcom represents and warrants to LTI, as of the date hereof and hereafter through the Effective Time, as follows (subject to the items set forth on the Schedules hereto (collectively, the "SPEEDCOM DISCLOSURE SCHEDULE")).

    Section 4.1. ORGANIZATION. Speedcom is a corporation duly organized, validly existing and in good standing under the laws of Florida and has all requisite corporate power and authority to own, lease and operate its properties and assets in the manner in which such properties and assets are now owned, leased and operated and to carry on the business in which it is now engaged. Prior to the date hereof, Speedcom has delivered to LTI true and complete copies of its Articles of Incorporation and its bylaws, as currently in effect.

    Section 4.2. SUBSIDIARIES. Except as set forth on SCHEDULE 4.2, Speedcom does not, and as of the Closing Date will not, own any equity interest, directly or indirectly, in any corporation, partnership, limited liability company, joint venture, firm or other entity.

    Section 4.3. GOOD STANDING. Speedcom is qualified or licensed to transact business and is in good standing as a foreign corporation in the jurisdictions set forth on SCHEDULE 4.3. There is no other jurisdiction in which the ownership, leasing, licensing or use of property or assets by Speedcom or the conduct of its businesses makes such qualification or licensing necessary.

    Section 4.4. VALIDITY. Speedcom has full corporate power and authority to execute and deliver this Agreement. This Agreement constitutes the valid and binding obligation of Speedcom, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights generally. The execution and delivery of this Agreement by Speedcom and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Speedcom, and other than approval by the shareholders of Speedcom, such execution and delivery does not require the consent, approval or authorization of any person, public authority or entity.

    Section 4.5. NO CONFLICT. The execution and delivery of this Agreement by Speedcom and the performance of its obligations hereunder, (a) are not in violation or breach of, and will not conflict with or constitute a default under, any of the terms of the charter documents or bylaws of Speedcom or any note, debt instrument, security agreement, lease, deed of trust or mortgage, license, franchise, permit or any other contract, agreement or commitment binding upon Speedcom or any of its assets or properties; (b) will not result in the creation or imposition of any lien, encumbrance, equity or restriction in favor of any third party upon any of the capital stock of Speedcom or any of the assets or properties of Speedcom; and (c) will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality, self-regulatory authority or court having jurisdiction over Speedcom, any of the capital stock of Speedcom, or any of the assets or properties of Speedcom.

    Section 4.6. CAPITALIZATION. Speedcom's authorized capital stock consists of 20,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of blank-check preferred stock. SCHEDULE 4.6 sets forth all of the Speedcom common stock that is currently issued and outstanding. No shares of Speedcom preferred stock is currently issued and outstanding. All outstanding capital stock of Speedcom has been duly authorized, validly issued, fully paid, is nonassessable and is free of preemptive rights. All outstanding capital stock of Speedcom and rights to acquire capital stock of Speedcom have been issued in accordance with all applicable federal and state securities laws.

    Section 4.7. OBLIGATIONS WITH RESPECT TO CAPITAL STOCK. Other than as set forth on SCHEDULE 4.7, Speedcom has no commitment or obligation to issue, deliver or sell, under any offer, subscription, stock option agreement, stock bonus agreement, stock purchase plan, incentive compensation plan, warrant, call, conversion right or otherwise, any shares of its capital stock or other securities, except as contemplated under this Agreement. There are no stockholder agreements, voting agreements, voting trusts or other similar arrangements which may have the effect of restricting or limiting the transfer, voting or other rights associated with the capital stock of Speedcom.

    Section 4.8.  FINANCIAL STATEMENTS.

    (a) There have been delivered to LTI true and correct copies of:
       (i) Speedcom's audited balance sheets as of December 31, 1997, 1998 and 1999, and the related audited statements of earnings, stockholder's equity and cash flows, including all notes and schedules thereto, for the fiscal years ended December 31, 1997, 1998 and 1999, together with unqualified reports on all such audited balance sheets and statements by Ernst & Young, LLP and for 1997, Arthur Andersen LLP and (ii) the unaudited balance sheet of Speedcom as of June 30, 2000, and the related statement of income of Speedcom for the six-month period ended June 30, 2000.

    (b) As soon as practicable, but in any event within 15 days following the end of each calendar month which is completed prior to the Closing Date, commencing July 31, 2000, Speedcom shall cause to be delivered to LTI the a month-end report prepared by Speedcom with respect to such month, which report shall include a balance sheet of Speedcom as of the end of such month prepared in a manner consistent with, and in a format comparable to, the balance sheet referred to in Section 4.8(a) hereof.

    (c) Each of the balance sheets referred to above presents (or will present) fairly the financial condition, assets, liabilities and stockholders' equity of Speedcom as of its date; each such statement of earnings or stockholders' equity presents fairly the results of operations of Speedcom for the periods indicated; and each such statement of cash flows presents fairly the information purported to be shown therein, except, in each case, interim unaudited financial statements need not reflect year-end adjustments. The financial statements referred to in this
       Section including all notes and schedules thereto, have been (or will be) prepared in accordance with GAAP consistently applied throughout the periods involved (except, in the case of unaudited financial statements, for the absence of footnotes and year-end adjustments) and are (or will be), in all material respects, in accordance with the books and records of Speedcom, which books and records are correct and complete in all material respects.

    (d) At the dates of the aforementioned balance sheets, Speedcom did not have (or will not have with respect to such balance sheets dated subsequent to the date hereof) any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, and whether or not required to be disclosed on a balance sheet prepared in conformity with GAAP, not fully or properly reflected or reserved against in such balance sheets, or in any notes thereto, other than liabilities pursuant to contractual obligations identified in this Agreement or the Speedcom Disclosure Schedule, unless not required to be identified on the Speedcom Disclosure Schedule or with respect to unaudited financial statements, liabilities or material obligations which would be included in the footnotes or in any year-end adjustments applicable thereto.

    Section 4.9. EVENTS SINCE DECEMBER 31, 1999. Since December 31, 1999, except as disclosed in SCHEDULE 4.9:

    (a) Speedcom has not sustained any damage, destruction or loss (including, without limitation, by reason of revocation of license or right to do business, total or partial termination, suspension, default or modification of contracts, governmental or self-regulatory restriction, regulation, investigation or inquiry).

    (b) There have been no changes which, individually or in the aggregate, have had a Material Adverse Effect on Speedcom.

    (c) Except as provided in this Agreement, or as set forth in the notes to audited Speedcom financial statements, Speedcom has not issued, or authorized for issuance, any equity security, bond, note or other security of Speedcom, and Speedcom has not granted, or entered into, any commitment or obligation to issue or sell any such equity security, bond, note or other security of Speedcom, whether pursuant to any offer, underwriting agreement, stock option agreement, stock bonus agreement, stock purchase plan, incentive compensation plan, warrant, call, conversion right or otherwise.

    (d) Speedcom has not purchased, redeemed or otherwise acquired or committed itself to acquire, directly or indirectly, any share or shares of capital stock of Speedcom.

    (e) Speedcom has not incurred additional debt for borrowed money, or incurred any other obligation or liability (fixed, contingent or otherwise) except in the ordinary and usual course of its business and consistent with past practices.

    (f) Speedcom has not authorized, declared, paid or effected any dividend, payment or other distribution on or with respect to any share of its capital stock.

    (g) Speedcom has not mortgaged, pledged or otherwise encumbered or subjected to lien any of its assets or properties, tangible or intangible, except for liens for current taxes which are not yet due and payable and other liens arising out of the ordinary and usual course of business.

    (h) Speedcom has not entered into any material transaction or contract other than in the ordinary course of business, nor has Speedcom waived any right of substantial value or canceled any material debts or claims or voluntarily suffered any extraordinary losses.

    (i) Speedcom has not effected any amendment or supplement to, or extension of, any employee profit-sharing, stock option, stock purchase, pension, bonus, incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement.

    (j) Speedcom has not made any change in accounting methods or principles used for financial reporting purposes, except as required by a change in GAAP and concurred with by its independent public accountants.

    Section 4.10. CONTRACTS. SCHEDULE 4.10 constitutes a full and complete list of each material contract or agreement to which Speedcom is a party, or by which Speedcom is bound in any respect. All material contracts or agreements to which Speedcom is a party or by which Speedcom is bound (whether or not disclosed on Schedule 4.10) (the "SPEEDCOM CONTRACTS") are in full force and effect, and Speedcom is not in default thereunder nor has any event occurred which with the passage of time or giving notice or both would result in Speedcom being in default under any of the terms thereof.

    Section 4.11. NO DEFAULT. Speedcom has in all material respects performed, or is now performing, the obligations of, and is not in default (and would not by the lapse of time and/or the giving of notice be in default), nor has it received notice of default or notice of termination in respect of any Speedcom Contract. To the knowledge of Speedcom, no party other than Speedcom who is a party to or bound by any of the Speedcom Contracts is in default thereof, where such default could have a Material Adverse Effect, individually or in the aggregate. Each of the Speedcom Contracts is a legal, binding and enforceable obligation of or against Speedcom. To the knowledge of Speedcom, there are no facts or circumstances which make a default under, or termination or suspension of, any of the Speedcom Contracts likely to occur subsequent to the date hereof nor has any third party raised any claim, dispute or controversy with respect to such Speedcom Contracts.

    Section 4.12.  ENVIRONMENTAL.  To the knowledge of Speedcom:

    (a) No Hazardous Materials have been used, stored or otherwise handled in any manner by Speedcom on, under, in, from or affecting any of the real property leased by Speedcom (the "SPEEDCOM PROPERTY"), other than cleaning solvents and similar materials used by Speedcom in DE MINIMIS amounts in the ordinary course of business and in compliance with Environmental Laws (as defined below). No prior or current owner or occupant of the Speedcom Property has used Hazardous Materials on, under, in, from or affecting the Speedcom Property.

    (b) No Hazardous Materials have at any time been released into, stored or deposited by Speedcom within or on the Speedcom Property, by Speedcom into any water systems on or below the surface of the Speedcom Property, or by Speedcom directly or indirectly onto any property or water system adjoining, adjacent to or abutting the Speedcom Property, or have been used by Speedcom in the construction of any improvements located on or about the Speedcom Property.

    (c) Speedcom has not received any notice of any violations (nor is it aware of any existing violations) of any applicable laws governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials on, under, in, from or affecting the Speedcom Property and there are not any legal actions or proceedings commenced or threatened by any person with respect to any such violations.

    (d) The Speedcom Property is currently being, and has in the past been, operated by Speedcom in accordance with, and in compliance with, all applicable Environmental Laws.

    Section 4.13. REAL PROPERTY. SCHEDULE 4.13 constitutes a full and complete list of all real property leased, or under option to be leased, by Speedcom. Except as set forth on Schedule 4.13, Speedcom does not own any real property or any option to purchase any real property. All real property leased by Speedcom is held under valid and existing leases. Speedcom does not lease any real or personal property as lessor. Speedcom enjoys peaceful and undisturbed possession of all property described on Schedule 4.13.

    Section 4.14. GUARANTIES. Except as set forth in SCHEDULE 4.14, none of the obligations or liabilities of Speedcom is guaranteed by any person, firm, association or corporation. SCHEDULE 4.14 contains a correct and complete list of all guarantees by, or other contingent obligations of Speedcom, showing the parties and amounts involved and the expiration dates thereof.

    Section 4.15. INSURANCE. Speedcom has in full force and effect, with all premiums due thereon paid, the policies of insurance set forth therein, all insurance necessary to operate its business. No notice of cancellation or termination has been received with respect to any such insurance policy described in this Section.

    Section 4.16. TAX MATTERS. All tax returns required by law to be filed up to and including the Effective Time, and all taxes required to have been paid by Speedcom, the non-filing or non-payment of which could result in a lien or charge on or encumbrance against any assets of Speedcom, have been or prior to the Effective Time will be duly filed or paid other than taxes not yet due and payable. All tax returns filed by Speedcom have been true and correct in all material respects. There are no actions or other proceedings of any kind pending or threatened against Speedcom with respect to any tax matters, and no circumstances exist which may result in the imposition of additional tax liabilities. To Speedcom's knowledge, there exists no fact or circumstance which is reasonably likely to cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Speedcom has not taken or agreed to take any action that would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. The aggregate amount of liabilities of Speedcom (determined under the principles of Section 357(d) of the Code) does not exceed the aggregate adjusted tax basis of the assets of Speedcom.

    Section 4.17. CERTAIN ADVANCES. Except as set forth on SCHEDULE 4.17, there are no receivables of Speedcom owing by directors, officers, employees, consultants or stockholders of Speedcom, or owing by any affiliate of any director or officer of Speedcom, other than advances in the ordinary and usual course of business to officers, employees or consultants for reimbursable business expenses and advances to employees for reimbursable personal expenses not exceeding $10,000 in the aggregate.

    Section 4.18. LICENSES AND PERMITS. Speedcom has obtained, and is in compliance in all material respects with, and SCHEDULE 4.18 contains a correct and complete list of, all necessary licenses, permits, consents, approvals, orders, certificates, authorizations, declarations and filings required by all federal, state, local and other governmental, self-regulatory or regulatory bodies and all courts and other tribunals for the conduct of the business and operations of Speedcom as now conducted, and there are no proceedings pending or, to the knowledge of Speedcom, threatened which may result in the revocation, cancellation or suspension, or any adverse modification, of any such licenses, permits, etc., nor are there any facts which may give rise to such proceedings.

    Section 4.19. PROPRIETARY RIGHTS. SCHEDULE 4.19 contains a full and complete list of all material trademarks, trade names, service marks, copyrights and patents, or applications therefor, or other intellectual property owned or used by Speedcom ("SPEEDCOM PROPRIETARY RIGHTS"). The operations of Speedcom do not now conflict with or infringe, and have not in the past conflicted with or infringed, any Speedcom Proprietary Rights owned, possessed or used by any third party. There are no third parties whose operations conflict with or infringe, nor has anyone asserted that such operations conflict with or infringe, any Speedcom Proprietary Rights.

    Section 4.20. LABOR. There are no labor controversies pending or threatened against Speedcom.

    Section 4.21. COMPLIANCE WITH LAW. The business of Speedcom has been and is currently being conducted in all material respects in accordance with all applicable laws, rules, regulations, orders and other requirements of governmental and self-regulatory authorities, including, without limitation, ERISA, all Environmental Laws, all laws, regulations and orders relating to antitrust or trade regulation, employment practices and procedures, the health and safety of employees and consumer credit. Speedcom has not received any notice of alleged violations of any laws, rules, regulations, orders or other requirements of governmental or self-regulatory authorities.

    Section 4.22. LITIGATION. Except as set forth on SCHEDULE 4.22, there is no claim, dispute, action, proceeding, suit or appeal or investigation or inquiry, at law or in equity, involving Speedcom before any court, agency, authority, self-regulatory authority, arbitration panel or other tribunal and, to the knowledge of Speedcom, none have been threatened or are in prospect against Speedcom. Speedcom is not subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal.

    Section 4.23. CONSENTS. SCHEDULE 4.23 contains a full and complete list of all necessary permits, authorizations, consents, waivers and approvals of third parties not set forth on Schedule 4.23 and required to be obtained by Speedcom in connection with the execution and delivery of this Agreement by Speedcom and the performance of its obligations hereunder.

    Section 4.24. SEC REPORTS. Speedcom is not and has not been required to file any reports pursuant to the Securities Exchange Act.

    Section 4.25. VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Speedcom common stock is the only vote of the holders of any class or series of Speedcom's capital stock necessary to approve the Merger and the other transactions contemplated hereby.

    Section 4.26. UNDERLYING DOCUMENTS. All underlying documents listed or described in the Speedcom Disclosure Schedule have been furnished to LTI or its representatives, except as expressly noted in the Speedcom Disclosure Schedule. All such documents furnished to LTI or its representatives are true and complete copies, and there are no amendments or modifications to such documents, except as expressly noted in the Speedcom Disclosure Schedule. The minute books of Speedcom contain full, complete and accurate records of all meetings and other corporate actions taken by the directors and stockholders of Speedcom.

    Section 4.27. BROKERS OR FINDERS. Except as set forth on SCHEDULE 4.27, Speedcom has not and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

    Section 4.28.  EMPLOYEE BENEFITS.

    (a) Speedcom has operated materially in accordance with its terms and with applicable law (i) each "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA of which Speedcom is the plan sponsor (within the meaning of Section 3(16)(A) of ERISA) and which provides benefits to employees of Speedcom and (ii) each "employee welfare benefit plan" (within the meaning of Section 3(1) of ERISA) of which Speedcom is the plan sponsor and which provides benefits to employees of Speedcom.

    (b) Speedcom is not and has not been a contributing employer to any multiemployer pension plan (within the meaning of Section 3(37) of ERISA); Speedcom is not under any obligation to make contributions to any multiemployer pension plan; and Speedcom has no actual or potential liability under Section 4201 of ERISA for any complete or partial withdrawal from any multiemployer pension plan relating to employees or officers of LTI.

    Section 4.29. DISCLOSURE OF MATERIAL FACTS. Speedcom has disclosed to LTI all material facts relating to the condition (financial or otherwise), business, net worth, assets, properties or operations of Speedcom. The representations and warranties contained in this Article IV and in the Speedcom Disclosure Schedule, and any other documents or information furnished to LTI by or on behalf of Speedcom do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE V
                                   COVENANTS

    Section 5.1. NEGATIVE COVENANTS. Except as contemplated by this Agreement, from the date of this Agreement through the Closing Date, (a) LTI shall not, without the prior written consent of Speedcom, take or cause to be taken any action which would cause the representations and warranties set forth in
Article III, as updated from time to time pursuant to Section 5.5, to become untrue, and (b) Speedcom shall not, without the prior written consent of LTI, take or cause to be taken any action which would cause the representations and warranties set forth in Article IV, as updated from time to time pursuant to
Section 5.5, to become untrue. In addition, the Surviving Corporation shall not, for a period of one year after the Effective Time, without the approval of the director appointed by LTI, issue any options or other rights to acquire any of its capital stock for an exercise price less than the fair market value of such capital stock.

    Section 5.2.  PROXY STATEMENT.

    (a) As promptly as practicable after the execution of this Agreement, LTI shall prepare and file with the SEC a proxy statement, which shall be in form and substance reasonably satisfactory to Speedcom (the "PROXY STATEMENT"). LTI shall cause the Proxy Statement to comply in all material respects with the Securities Act, the Exchange Act and the regulations thereunder. LTI shall use its commercially reasonable best efforts to have the Proxy Statement receive prompt clearance from the SEC and shall take all actions required under any applicable federal or state securities laws or rules of self-regulatory organization in connection with the Merger.

    (b) As promptly as practicable after the Proxy Statement has been cleared by the SEC, LTI shall cause the Proxy Statement to be mailed to its stockholders, together with a proxy card in form and substance satisfactory to Speedcom (including the recommendation of LTI, through its Board of Directors, that its stockholders vote in favor of the adoption of this Agreement and the transactions contemplated hereby (subject to Section 5.12)). LTI shall notify Speedcom immediately upon becoming aware of any event or circumstance that should be described in an amendment to the Proxy Statement. LTI shall notify Speedcom immediately after the receipt by LTI of any written or oral comments by the SEC on, or of any written or oral request by the SEC for amendments to, the Proxy Statement, and LTI shall promptly supply Speedcom with copies of all correspondence between it or any of its representatives and the SEC with respect to any of the foregoing.

    (c) Speedcom shall supply LTI with all information in its possession reasonably necessary for LTI to meet its obligations under this
       Section 5.2, and shall otherwise reasonably cooperate with the actions contemplated hereby. If at any time prior to the Effective Time any information relating to LTI or Speedcom, or any of their respective affiliates, officers or directors, should be discovered by LTI or Speedcom which should be set forth in an amendment or supplement to the Proxy Statement so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed by LTI with the SEC and, to the extent required by law, disseminated to the stockholders of LTI.

    Section 5.3. REGISTRATION OF LTI COMMON STOCK AND SPEEDCOM OPTIONS AND WARRANTS.

    (a) As promptly as practicable after the execution of this Agreement, LTI shall prepare and file with the SEC a Form S-4 Registration Statement, which shall be in form and substance reasonably satisfactory to Speedcom (the "S-4 REGISTRATION STATEMENT"). The S-4 Registration

       Statement shall register for resale, without restriction (other than pursuant to Rule 145 promulgated under the Securities Act), all shares of LTI Common Stock issued to former stockholders of Speedcom at the Merger and all shares of LTI Common Stock issuable to former optionholders of Speedcom Options upon exercise of the Speedcom Options and former warrantholders of Speedcom Warrants upon exercise of the Speedcom Warrants.

    (b) LTI shall cause the S-4 Registration Statement to comply in all material respects with the Securities Act, the Exchange Act and the regulations thereunder. LTI shall use its commercially reasonable best efforts to have the S-4 Registration Statement declared effective by the SEC and shall take all actions required under any applicable federal or state securities laws or rules of self-regulatory organizations in connection with the registering of shares of LTI Common Stock under the S-4 Registration Statement.

    (c) LTI and Speedcom each shall use all reasonable best efforts to cause to be delivered to the other party and such other party's directors a letter of its independent auditors, dated the date on which the S-4 Registration Statement shall become effective, and addressed to the other party and such other party's directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

    (d) Speedcom shall supply LTI with all information in its possession reasonably necessary for LTI to meet its obligations under this
       Section 5.3, and shall otherwise reasonably cooperate with the actions contemplated hereby. If at any time prior to the Effective Time any information relating to LTI or Speedcom, or any of their respective affiliates, officers or directors, should be discovered by LTI or Speedcom which should be set forth in an amendment or supplement to the S-4 Registration Statement so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed by LTI with the SEC and, to the extent required by law, disseminated to the stockholders of LTI and Speedcom.

    Section 5.4.  STOCKHOLDER APPROVAL.

    (a) LTI shall take all action necessary in connection with applicable law to convene a meeting of the stockholders of LTI as promptly as practicable after the date hereof and to consider and vote upon this Agreement and the transactions contemplated hereby. LTI shall, through its Board of Directors, recommend that its stockholders vote in favor of the adoption of this Agreement and the transactions contemplated hereby, subject to the provisions of Section 5.12.

    (b) Speedcom shall take all action necessary in connection with applicable law to convene a meeting of the stockholders of Speedcom as promptly as practicable after the date hereof and to consider and vote upon this Agreement and the transactions contemplated hereby. Speedcom shall, through its Board of Directors, recommend that its stockholders vote in favor of the adoption of this Agreement and the transactions contemplated hereby.

    Section 5.5.  UPDATING OF THE DISCLOSURE SCHEDULES.

    (a) From the date hereof until the Closing Date, LTI shall keep up to date the LTI Disclosure Schedule and shall promptly notify Speedcom of any changes or additions or events which may, after the lapse of time, cause any change or addition in the LTI Disclosure Schedule, other than changes to the LTI Disclosure Schedule due to the consummations of the transactions contemplated hereby. This covenant and any notices by LTI hereunder shall not be deemed in any way to constitute a waiver by Speedcom of the condition herein which provides in part that the representations and warranties of LTI set forth herein shall be true and correct on the date hereof and on the Closing Date.

    (b) From the date hereof until the Closing Date, Speedcom shall keep up to date the Speedcom Disclosure Schedule and shall promptly notify LTI of any changes or additions or events which may, after the lapse of time, cause any change or addition in the Speedcom Disclosure Schedule, other than changes to the Speedcom Disclosure Schedule due to the consummations of the transactions contemplated hereby. This covenant and any notices by Speedcom hereunder shall not be deemed in any way to constitute a waiver by LTI of the condition herein which provides in part that the representations and warranties of Speedcom set forth herein shall be true and correct on the date hereof and on the Closing Date.

    Section 5.6.  ACCESS TO INFORMATION.

    (a) LTI will afford to the officers, attorneys, accountants and other representatives of Speedcom full access during reasonable business hours to all of the assets, properties, books and records of LTI in order to afford Speedcom such full opportunity of review, examination and investigation as Speedcom shall desire with respect to the affairs of LTI, and LTI shall furnish or cause to be furnished to Speedcom such financial and operating data and other information as to the condition (financial or otherwise), business, net worth, assets, properties or operations of LTI as Speedcom may reasonably request. No such review, examination or investigation by Speedcom shall affect or in any way diminish the representations, warranties or covenants of LTI hereunder.

    (b) Speedcom will afford to the officers, attorneys, accountants and other representatives of LTI full access during reasonable business hours to all of the assets, properties, books and records of Speedcom in order to afford LTI such full opportunity of review, examination and investigation as LTI shall desire with respect to the affairs of Speedcom, and Speedcom shall furnish or cause to be furnished to LTI such financial and operating data and other information as to the condition (financial or otherwise), business, net worth, assets, properties or operations of Speedcom as LTI may reasonably request. No such review, examination or investigation by LTI shall affect or in any way diminish the representations, warranties or covenants of Speedcom hereunder.

    Section 5.7. FULFILLMENT OF CONDITIONS AND COVENANTS. No party will take any course of action inconsistent with satisfaction of the requirements or conditions applicable to it set forth in this Agreement. Each party shall promptly do all such acts and take all such measures as may be appropriate to enable it to perform as early as possible the obligations herein provided to be performed by it.

    Section 5.8. PRESS RELEASES. No party will issue or authorize to be issued any press release or similar announcement concerning this Agreement or any of the transactions contemplated hereby without the prior approval of the other parties, which approval shall not be unreasonably withheld and shall be given, following an opportunity to review and revise the scope and content of such disclosures, in order to allow compliance with the disclosure requirements of applicable securities laws.

    Section 5.9. CONSENTS. Each party shall use its commercially reasonable best efforts to obtain and to cooperate with each other party in the effort to obtain, as soon as reasonably practicable, all permits, authorizations, consents, waivers and approvals from third parties or governmental authorities necessary to consummate this Agreement and the transactions contemplated hereby. Each party shall pay its own expenses in connection with fulfilling its obligations under this Section.

    Section 5.10. CERTAIN NOTIFICATIONS. Each party shall promptly notify the others in writing of the occurrence of any event known to such party which will or could reasonably be expected to result in the failure to satisfy any of the conditions to the obligations of such other parties specified in this Agreement.

    Section 5.11. ANTITRUST MATTERS. LTI and Speedcom shall prepare and file, and shall in all respects cooperate with each other in the preparation and filing of, any documents required, if any, in connection with providing notification to the Federal Trade Commission and the Antitrust Division of the Department of Justice of the transactions contemplated hereunder, and shall respond, or cooperate in responding, to any inquiry made by either with respect to such transactions.

    Section 5.12.  EXCLUSIVITY.

    (a) In recognition of the fact that each party will incur significant expenditures of time and resources to conduct its due diligence investigation, except as may be desirable to obtain financing for operations, (i) neither LTI nor LTI's employees, officers, agents or other affiliates will provide any information concerning LTI to any other prospective buyer or enter into any discussions with any third party concerning the sale or merger, directly or indirectly, of LTI,
       (ii) neither Speedcom nor Speedcom's employees, officers, agents or other affiliates will provide any information concerning Speedcom to any other prospective buyer or enter into any discussions with any third party concerning the sale or merger, directly or indirectly, of Speedcom and
       (iii) neither the Board of Directors of LTI nor the Board of Directors of Speedcom shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to the other party, its approval or recommendation of the Merger.

    (b) Notwithstanding the foregoing, the provisions of Section 5.12(a) shall not apply if a written proposal has been submitted to LTI or Speedcom by a third party and the Board of Directors of LTI or Speedcom determines in its good faith judgment, based as to legal matters on the written advice of independent legal counsel, that continued compliance with
       Section 5.12(a) would result in a significant possibility that the Board of Directors could breach or violate its fiduciary duties under applicable law.

    (c) In the event either party exercises its rights pursuant to the immediately preceding subsection and enters into a letter of intent or definitive agreement to merge or otherwise combine with a third party on or prior to October 30, 2000, such party hereto shall pay to the other party, immediately upon the execution of such letter of intent or definitive agreement, a fee of $100,000.

    Section 5.13.  INDEMNIFICATION; D&O INSURANCE.

    (a) All rights of indemnification now existing in favor of the present or former directors or officers of LTI and Speedcom, which rights are in effect as of the date hereof, shall, with respect to matters occurring prior to the Effective Time, survive the Merger and continue in full force and effect after the Effective Time.

    (b) The Surviving Corporation shall maintain in effect with respect to matters occurring prior to the Effective Time the policy of directors' and officer's insurance currently maintained by Speedcom on behalf of its officers and directors.

    (c) The Surviving Corporation shall provide to LTI's current and past directors and officers, for a period of at least three years after the Effective Time, liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by LTI's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable in any material respect than those of such policy in effect on the date hereof.

    (d) Notwithstanding any other provision of this Agreement to the contrary, the provisions of this Section 5.13 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party, his or her heirs, representatives, successors and assigns, and (ii) are in addition to, and not in substitution for, any other right of indemnification or contribution such person may have by contract, law, or otherwise.

    Section 5.14. PRESERVATION OF TAX TREATMENT. Each of the LTI and Speedcom will (a) not take any action, or fail to take any required action, that is reasonably likely to cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code and (b) use its best efforts (including the provision of customary representations) to permit counsel to render the opinions described in Section 6.14 and Section 7.12. Prior to the Effective Time, neither LTI nor Speedcom shall take or cause to be taken any action which would cause to be untrue in any material respects (or fail to take or cause not to be taken any action which would cause to be untrue in any material respects) any of the representations set forth in certificates delivered to such counsel. After the Effective Time, the Surviving Corporation will not take or cause to be taken any action (or fail to take or cause not be taken any action) that would violate any covenant or undertaking set forth in such certificates.

    Section 5.15.  POST-EFFECTIVE AMENDMENT OF REGISTRATION STATEMENT.

    (a) As promptly as practicable after the execution of this Agreement, LTI shall prepare and file with the SEC a post-effective amendment to LTI's Registration Statement registering LTI's Class A and Class B Warrants, the LTI common stock issuable in connection with the exercise of such Warrants and, to the extent required, such other securities issued or issuable in connection with LTI's initial public offering (the "POST-EFFECTIVE AMENDMENT"), which shall be in form and substance reasonably satisfactory to Speedcom, bringing such Registration Statement current.

    (b) LTI shall cause the Post-Effective Amendment to comply in all material respects with the Securities Act and the regulations thereunder. LTI shall use its commercially reasonable best efforts to have the Post-Effective Amendment declared effective by the SEC and shall take all actions required under any applicable federal or state securities laws or rules of self-regulatory organizations in connection with the registering of securities under the Post-Effective Amendment.

    (c) LTI and Speedcom each shall use all reasonable best efforts to cause to be delivered to the other party and such other party's directors a letter of its independent auditors, dated the date on which the Post-Effective Amendment shall become effective, and addressed to the other party and such other party's directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Post-Effective Amendment.

    (d) Speedcom shall supply LTI with all information in its possession reasonably necessary for LTI to meet its obligations under this
       Section 5.15, and shall otherwise reasonably cooperate with the actions contemplated hereby. If at any time prior to the Effective Time any information relating to LTI or Speedcom, or any of their respective affiliates, officers or directors, should be discovered by LTI or Speedcom which should be set forth in an amendment or supplement to the Post-Effective Amendment so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed by LTI with the SEC and, to the extent required by law, disseminated to the holders of the Class A and Class B Warrants of LTI.

    Section 5.16. MAINTENANCE OF CLASS A AND CLASS B WARRANT PROCEEDS. LTI shall maintain in a separate account and shall not expend any proceeds received from the date of this Agreement until the Closing Date in connection with the exercise of any Class A or Class B Warrants.

                                   ARTICLE VI
                     CONDITIONS TO OBLIGATIONS OF SPEEDCOM

    The obligations of Speedcom to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, except as Speedcom may waive the same in writing.

    Section 6.1. PERFORMANCE. LTI shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or satisfied by it on or prior to the Closing Date.

    Section 6.2. REPRESENTATIONS AND WARRANTIES. The representations and warranties of LTI set forth herein shall be true and correct in all material respects on the date hereof and on the Closing Date, as if made again at and as of such time, subject to any transactions which are contemplated or permitted by this Agreement, except for any inaccuracies which, taken as a whole, could not have a Material Adverse Effect.

    Section 6.3 MATERIAL ADVERSE CHANGE. From the date of this Agreement to the Closing Date, there shall have been no material adverse change in the condition (financial or otherwise), business, net worth, assets, properties, or operations of LTI, and there shall not have been any occurrence, circumstance or combination thereof, including litigation pending or threatened, which might reasonably result in any such material adverse change before or after the Closing Date.

    Section 6.4 LEGAL OPINION. Piper Marbury Rudnick & Wolfe, as counsel to LTI, shall, immediately prior to the Closing Date, have delivered to Speedcom its legal opinion, dated the Closing Date and addressed to Speedcom, in substantially the form of EXHIBIT 6.4.

    Section 6.5 CONSENTS. On or prior to the Closing Date, LTI shall have obtained all permits, authorizations, consents and approvals referred to, directly or indirectly, in this Agreement in form and substance satisfactory to Speedcom and Speedcom shall have received evidence satisfactory to it of the receipt of such permits, authorizations, consents and approvals.

    Section 6.6. STOCKHOLDERS' APPROVAL. On or prior to the Closing Date, Speedcom shall have obtained the approval of the stockholders of Speedcom to the transactions contemplated by this Agreement.

    Section 6.7. DELIVERY OF CORPORATE RECORDS. LTI shall, on or immediately prior to the Closing Date, have delivered to Speedcom LTI's (a) original minute books, and (b) original stock record and transfer books held by LTI's transfer agent, reflecting as of the Closing Date the name and address of, and the number of shares of capital stock owned of record by, any person or entity, and all stock certificates in its possession or control.

    Section 6.8. RESIGNATIONS. LTI shall have delivered to Speedcom resignations, effective on the Closing Date, of each of the employees, directors and officers of LTI.

    Section 6.9. EFFECTIVENESS OF S-4 REGISTRATION STATEMENT AND POST-EFFECTIVE AMENDMENT. The S-4 Registration Statement and Post-Effective Amendment shall have been declared effective by the SEC.

    Section 6.10. FINANCIAL CONDITIONS. At the Effective Time, the net worth and total cash of LTI, determined in accordance with GAAP, shall each not be less than $1.0 million.

    Section 6.11. NO LITIGATION. Immediately prior to the Effective Time, there shall (a) have been no order, decree or ruling issued or any other action taken by any court of competent jurisdiction or other governmental or self-regulatory authority, which has become final and nonappealable, restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement; (b) be no litigation or proceeding pending against LTI or Speedcom, which, if decided adversely to such party would materially and adversely affect transactions contemplated by this Agreement. Immediately prior to the Closing Date, there shall be no governmental or self-regulatory investigation or inquiry pending or threatened which might lead to or result in any litigation or proceeding of the nature referred to in the foregoing sentence.

    Section 6.12. CLOSING CERTIFICATES. LTI shall have furnished to Speedcom such certificates to evidence its compliance with the conditions set forth in this Article as may be reasonably requested by Speedcom.

    Section 6.13. TAX OPINION. Speedcom shall have received an opinion of Foley & Lardner in form and substance reasonably satisfactory to Speedcom, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Speedcom and LTI will be a party to the reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon certain representations of officers of Speedcom and LTI.

    Section 6.14. OPINION OF FINANCIAL ADVISOR. The Board of Directors of LTI shall have received the opinion of its financial advisor to the effect that the Merger is fair from a financial point of view to the holders of LTI Common Stock and outstanding options and warrants.

    Section 6.15. GENERAL RELEASES. At the Effective Time, all directors and officers of LTI shall deliver general releases to Speedcom, in form and substance reasonably satisfactory to Speedcom and its counsel, by which each such director and officer shall release the Surviving Corporation and the directors, officers, agents and employees of the Surviving Corporation from all claims prior to the Effective Time; provided, however, that such releases shall not affect or otherwise limit (i) any rights benefiting such directors or officers under the certificate of incorporation or bylaws of LTI or the Surviving Corporation, as in effect as of the Effective Time; (ii) the provisions of this Agreement that are specifically intended to run to the benefit of such directors and officers, including, but not limited to,
Section 5.13 of this Agreement; (iii) any right of Michael Noonan pursuant to the Executive Employment Agreement dated July 26, 1999 between LTI and
Mr. Noonan, including, but not limited to, the right of Mr. Noonan to severance pay upon termination of his employment as set forth in the Executive Employment Agreement and (iv) any rights arising under outstanding options to purchase LTI Common Stock or Class A and Class B Warrants held by such officers and directors and referenced in the LTI Disclosure Schedule (provided, however, that such release shall release the Surviving Corporation from any liability relating to any failure of LTI to maintain an updated registration statement relating to such options or warrants prior to the Effective Time).

                                  ARTICLE VII
                        CONDITIONS TO OBLIGATIONS OF LTI

    The obligations of LTI to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, except as LTI may waive the same in writing.

    Section 7.1. PERFORMANCE. Speedcom shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or satisfied by it on or prior to the Closing Date.

    Section 7.2. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Speedcom set forth in herein shall be true and correct in all material respects on the date hereof and on the Closing Date, as if made again at and as of such time, subject to any transactions which are contemplated or permitted by this Agreement, except for any inaccuracies which, taken as a whole, could not have a Material Adverse Effect.

    Section 7.3. LEGAL OPINION. Foley & Lardner shall, immediately prior to the Closing Date, have delivered to LTI an opinion, dated the Closing Date and addressed to LTI, in substantially the form of EXHIBIT 7.3.

    Section 7.4. CONSENTS. On or prior to the Closing Date, Speedcom shall have obtained all permits, authorizations, consents and approvals referred to, directly or indirectly, in this Agreement in form and substance satisfactory to LTI and LTI shall have received evidence satisfactory to it of the receipt of such permits, authorizations, consents and approvals.

    Section 7.5. STOCKHOLDERS' APPROVAL. On or prior to the Closing Date, in accordance with Section 5.4(a), LTI shall have obtained the approval of the stockholders of LTI to the transactions contemplated by this Agreement.

    Section 7.6. NO LITIGATION. Immediately prior to the Closing Date, there shall (a) have been no order, decree or ruling issued or any other action taken by any court of competent jurisdiction or other governmental or self-regulatory authority, which has become final and nonappealable, restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement;
(b) be no litigation or proceeding pending against LTI or Speedcom, which, if decided adversely to such party would materially and adversely affect transactions contemplated by this Agreement. Immediately prior to the Closing Date, there shall be no governmental or self-regulatory investigation or inquiry pending or threatened which might lead to or result in any litigation or proceeding of the nature referred to in the foregoing sentence.

    Section 7.7. CLOSING CERTIFICATES. Speedcom shall have furnished to LTI such certificates to evidence its compliance with the conditions set forth in this Article as may be reasonably requested by LTI.

    Section 7.8. MATERIAL ADVERSE CHANGE. From the date of this Agreement to the Closing Date, there shall have been no material adverse change in the condition (financial or otherwise), business, net worth, assets, properties, or operations of Speedcom that would have a Material Adverse Effect on Speedcom, and there shall not have been any occurrence, circumstance or combination thereof which would result in any such material adverse change before or after the Closing Date.

    Section 7.9. EFFECTIVENESS OF S-4 REGISTRATION STATEMENT AND POST-EFFECTIVE AMENDMENT. The S-4 Registration Statement and Post-Effective Amendment shall have been declared effective by the SEC.

    Section 7.10. OPINION OF FINANCIAL ADVISOR. The Board of Directors of LTI shall have received the opinion of its financial advisor to the effect that the Merger is fair from a financial point of view to the holders of LTI Common Stock and outstanding options and warrants.

    Section 7.11. TAX OPINION. LTI shall have received an opinion of Piper Marbury Rudnick & Wolfe, in form and substance reasonably satisfactory to LTI, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Speedcom and LTI will be a party to the reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon certain representations of officers of Speedcom and LTI.

                                  ARTICLE VIII
                                  TERMINATION

    Section 8.1.  TERMINATION.  This Agreement may be terminated as follows:

       (a) By mutual written consent of LTI and Speedcom.

       (b) By Speedcom (i) at any time if any representation and warranty of LTI contained in this Agreement was incorrect in any material respect when made or becomes incorrect in any material respect at any time after the date hereof and prior to the Closing Date and is incapable of being cured by LTI or is not cured within 15 days of written notice thereof from Speedcom; (ii) at any time if LTI fails to comply in any material respect with any provision of Article V binding upon it; (iii) upon written notice to LTI given on or at any time after October 15, 2000 if all the conditions precedent set forth in this Agreement to be performed by LTI have not been performed by that date; or (iv) if Speedcom provides written notice of termination of this Agreement as contemplated by Section 5.12.

       (c) By LTI (i) at any time if any representation and warranty of Speedcom contained in this Agreement was incorrect in any material respect when made or becomes incorrect in any material respect at any time after the date hereof and prior to the Effective Time, such that a Material Adverse Effect on Speedcom would result and is incapable of being cured by Speedcom or is not cured within 15 days of written notice thereof from LTI; (ii) at any time if Speedcom fails to comply in any material respect with any provision of Article V binding upon it; (iii) upon written notice to Speedcom given on or at any time after October 15, 2000 if all the conditions precedent set forth in this Agreement to be performed by Speedcom have not been performed by that date; or (iv) if LTI provides written notice of termination of this Agreement as contemplated by Section 5.12.

    Section 8.2. EFFECT OF TERMINATION. Termination of this Agreement pursuant to Section 8.1(b) or 8.1(c) shall not in any way terminate, limit or restrict the rights and remedies of any party against any other party that has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof; provided, however, that all rights and remedies shall be terminated in the event of a termination of this Agreement as contemplated by either Section 8.1(b)(iv) or Section 8.1(c)(iv) provided that the terminating party pays the other the fee required by Section 5.12.

                                   ARTICLE IX
                                 MISCELLANEOUS

    Section 9.1. NOTICES. Any notice or other communication required or which may be given hereunder shall be in writing and either delivered personally to the addressee, by facsimile to the addressee or mailed, certified or registered mail, postage prepaid, and shall be deemed given when so delivered personally, sent by facsimile, or if mailed, two days after the date of mailing as follows:

if to LTI:

                             LTI Holdings, Inc.
                             5115 New Peachtree Road
                             Suite 200
                             Atlanta, GA 30341
                             Attention: Michael E. Noonan
                             Fax: (770) 451-9131

with a copy to:

                             Piper Marbury Rudnick & Wolfe
                             1200 Nineteenth St., NW
                             Washington, D.C. 20036
                             Attention: Thomas Hanley
                             Fax: (202) 223-2085
if to Speedcom or, after the Effective Time, the Surviving Corporation:

                             Speedcom Wireless International Corporation
                             1748 Independence Blvd. D-4
                             Sarasota, FL 34234
                             Attention: Jay O. Wright
                             Fax: (941) 358-6208

with a copy to:

                             Foley & Lardner
                             One IBM Plaza
                             330 N. Wabash Ave.
                             Chicago, IL 6061
                             Attention: Edwin D. Mason
                             Fax: (312) 755-1925

    Section 9.2. ENTIRE AGREEMENT. This Agreement (including the Disclosure Schedule and Exhibits) contains the entire agreement among the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, written or oral, with respect thereto.

    Section 9.3. WAIVERS AND AMENDMENTS. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

    Section 9.4. CONFIDENTIALITY. All information which is not public knowledge disclosed heretofore or hereafter by any party to any other party (including its attorneys, accountants or other representatives) in connection with this Agreement (including the existence of this Agreement and the terms thereof) shall be kept confidential by such other party, and shall not be used by such other party otherwise than for use as herein contemplated, except to the extent (a) it is or hereafter becomes public knowledge or becomes lawfully obtainable from other sources, including a third party who is under no obligation of confidentiality to the party disclosing such information or to whom information was released without restriction, or (b) such other party is compelled to disclose such information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, or (c) such duty as to confidentiality and non-use is waived by such disclosing party.

    Section 9.5. SURVIVAL. The representations and warranties of LTI and Speedcom contained in this Agreement shall terminate as of the Effective Time.

    Section 9.6. EXPENSES. Except as otherwise expressly provided herein, each party shall bear the respective legal, accounting and other costs and expenses of any nature, relating to or in connection with the consummation of the transactions contemplated by this Agreement, incurred by each of them, whether or not this Agreement is consummated or terminated. Notwithstanding the foregoing, with respect to printing and filing costs incurred by LTI for documents distributed to stockholders by LTI, Speedcom and LTI shall pay such costs in the proportion of the number of stockholders of each to the aggregate number of stockholders of Speedcom and LTI; provided, however, that Speedcom shall not be required to pay any such costs if LTI exercises its rights pursuant to Section 5.12(b).

    Section 9.7. FURTHER ACTIONS. At any time and from time to time, each party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

    Section 9.8. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware.

    Section 9.9. NO ASSIGNMENT. This Agreement is not assignable except by operation of law.

    Section 9.10. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

    Section 9.11. THE DISCLOSURE SCHEDULE AND EXHIBITS. The Disclosure Schedule and the Exhibits are a part of this Agreement as if set forth in full herein.

    Section 9.12. HEADINGS. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

    Section 9.13. KNOWLEDGE. For purposes of this Agreement, "knowledge" as of any date that a representation or warranty is given by a party shall mean the actual or constructive knowledge of the management of such party, at the level of vice president or above, and "knows" shall have a correlative meaning.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SPEEDCOM WIRELESS INTERNATIONAL CORPORATION

By:
-------------------------------------------------

Title
------------------------------------------------

LTI HOLDINGS, INC.

By:
-------------------------------------------------

Title
------------------------------------------------

                                     INDEX

Agreement...................................................        1
Buyer.......................................................        1
CBCA........................................................        1
Certificates................................................        4
Closing.....................................................        2
Closing Date................................................        2
Dissenting Shares...........................................        4
Effective Time..............................................        2
employee pension benefit plan...............................   13, 25
Environmental Laws..........................................       12
ERISA.......................................................       13
Exchange Agent..............................................        4
FBCA........................................................        1
Financial Statements........................................        9
GAAP........................................................        3
Hazardous Materials.........................................       12
knowledge...................................................       39
knows.......................................................       40
LTI.........................................................        1
LTI Common Stock............................................        2
LTI Contracts...............................................       11
LTI Disclosure Schedule.....................................        7
Material Adverse Effect.....................................       10
Merger......................................................        1
Net Cash....................................................        3
Pension Plans...............................................       13
Plans.......................................................       14
Property....................................................   12, 22
Proprietary Rights..........................................   15, 23
S-4 Registration Statement..................................       27
SEC.........................................................       16
Securities Act..............................................       16
Securities Exchange Act.....................................       16
Speedcom Contracts..........................................       21
Speedcom Disclosure Schedule................................       17
Speedcom Option.............................................        3
Speedcom Warrant............................................        3
Surviving Corporation.......................................        1
Welfare Plans...............................................       13

                                   APPENDIX B

                          FORM OF AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                         SPEEDCOM WIRELESS CORPORATION

                                   ARTICLE I

    The name of the corporation is Speedcom Wireless Corporation.

                                   ARTICLE II

    The registered office of the corporation is located at 30 Old Rudnick Lane, Suite 100, in the City of Dover, in the County of Kent, in the State of Delaware. The name of its initial registered agent at the address is Lexis Document Services Inc.

                                  ARTICLE III

    The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

    The total number of shares of capital stock which the corporation is authorized to issue is forty million (40,000,000) of which thirty million (30,000,000) shares shall be common stock, $0.001 par value per share ("Common Stock"), and ten million (10,000,000) shall be preferred stock, $0.001 par value per share ("Preferred Stock").

    A. Common Stock.

       1. Each share of Common Stock shall, subject to provisions contained elsewhere herein, have one vote, and except as provided by resolutions adopted by the corporation's board of directors providing for the issuance of any class or series of Preferred Stock, the exclusive voting power for all purposes shall be vested in the holders of Common Stock.

       2. Subject to any preferential rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive their pro rata share, based upon the number of shares of Common Stock held by them, of such dividends or other distributions as may be declared by the board of directors from time to time, and of any distribution, after the payment or provision for payment of debts and other liabilities of the corporation, of the assets of the corporation upon its liquidation, dissolution or winding up, whether voluntary or involuntary.

    B.  Preferred Stock.

       1. The Preferred Stock may be issued from time to time in one or more class or series pursuant to a resolution or resolutions providing for such issue duly adopted by the board of directors (authority to do so being hereby expressly vested in the board). The board of directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued class or series of Preferred Stock and to fix the number of shares of any class or series of Preferred Stock and the designation of any such class or series of Preferred Stock. The board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any class or series, may increase or decrease (but not below the number of shares in any such class or series then outstanding) the number of shares of any class or series subsequent to the issue of shares of that class or series.

    The authority of the board of directors with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix:

           (a) the distinctive designation of such class or series and the number of shares to constitute such class or series;

           (b) the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be preferential and cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

           (c) the right or obligation, if any, of the corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

           (d) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation;

           (e) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

           (f) the obligation, if any, of the corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

           (g) voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

           (h) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

           (i) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the board of directors of the corporation, acting in accordance with this certificate of incorporation, may deem advisable and are not inconsistent with law and the provisions of this certificate of incorporation.

                                   ARTICLE V

    The corporation is to have perpetual existence.

                                   ARTICLE VI

    A. Limitation of Liability. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

    B. Indemnification. The corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the corporation, or any predecessor of the corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the corporation or any predecessor to the corporation.

    C. Amendments. Neither any amendment nor repeal of this Article nor the adoption of any provision of the corporation's certificate of incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                  ARTICLE VII

    The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

                                  ARTICLE VIII

    A. Number of Directors. The number of directors which constitutes the whole board of directors of the corporation shall be designated in the bylaws of the corporation.

    B. Election of Directors. Election of directors need not be by written ballot unless bylaws of the corporation shall so provide.

    C. Classes of Directors. The directors shall be divided into three classes, as equal in number as possible, with the term of office of the first class to expire at the annual meeting of stockholders to be held in 2001, the term of office of the second class to expire at the annual meeting of stockholders to be held in 2002, and the term of office of the third class to expire at the annual meeting of stockholders to be held in 2003, with each director to hold office until his successor shall have been duly elected and qualified. At each annual meeting of stockholders following such initial classification, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election with each director to hold office until his successor shall have been duly elected and qualified.

                                   ARTICLE IX

    In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter, amend or repeal the bylaws of the corporation without the assent or vote of the stockholders. The stockholders shall not have the right to make, alter, amend or repeal the bylaws of the corporation.

                                   ARTICLE X

    No action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with the bylaws and no action shall be taken by the stockholders by written consent.

                                   ARTICLE XI

    Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept, subject to any provision contained in the statutes, outside of the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

                                   APPENDIX C

                   OPINION OF MARSHALL & STEVENS INCORPORATED

August 4, 2000

Board of Directors
LTI Holdings, Inc.
5115 New Peachtree Road
Suite 200
Atlanta, GA 30341

Gentlemen:

    We have been asked to render an opinion (the "Opinion") with respect to the fairness, from a financial point of view, to the shareholders (the "Shareholders") of LTI Holdings, Inc. (LTI or the "Company") of the proposed merger of the Company and Speedcom Wireless International Corporation (Speedcom), with LTI being the surviving corporation, pursuant to the Agreement and Plan of Merger dated August 4, 2000 by and between LTI Holdings, Inc. and Speedcom Wireless International Corporation.

    The agreement calls for the reverse stock split of LTI at 4.26 shares to 1. The Speedcom shareholders will then receive 1 share of LTI for each share of Speedcom. As consideration for the merger the current LTI shareholders will receive between 6% and 8% of the new LTI, to be renamed Speedcom Wireless Corporation.

    In the course of our analyses for rendering this opinion, we have:

    1.  Reviewed the Agreement and Plan of Merger dated August 4, 2000;

    2.  Reviewed LTI's (and it predecessor company Laminating
       Technologies Inc.) annual reports to shareholders and Annual Reports on Form 10-KSB for the fiscal years ended March 31, 1997, 1998, 1999 and 2000 and its internal financial statements for June 30, 2000;

    3.  Reviewed information concerning the effort to market the company;

    4. Reviewed the historical prices and trading volume of the common shares of the Company;

    5. Reviewed certain operating and financial information, including financial projections, provided to us by Speedcom's management relating to Speedcom's business plan;

    6. Met with certain members of Speedcom's senior management to discuss Speedcom's history, financial performance and future prospects;

    7.  Performed valuation tests and analysis of the proposed combined company;

    8. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

    In the course of our review, we have relied upon and assumed the accuracy of the financial and other information provided to us. We do not assume any responsibility for the information or projections provided to us. We have relied upon the assurances of the management of the "Company" that they are unaware of any facts that would make the information provided to us incomplete or misleading. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us as of the date hereof. This opinion does not address the "Company's" underlying decision to effect the merger.

    We have based our conclusion on the comparison of the expected value of the LTI shareholder's stake in the combined company compared to the standalone value of LTI, including the future prospects of each alternative.

    It is understood that this letter is intended solely for the benefit and use of the Board of Directors of LTI Holdings, Inc. and is subject to the attached Assumptions and Limiting Conditions.

    Based on the above referenced reviews and analyses, it is our opinion that the merger is fair, from a financial point of view, to the shareholders of LTI Holdings, Inc.

    We are independent of the management of the "Company" and have no current or anticipated financial interest in either the "Company" or "Speedcom." Our compensation is not contingent on the results of our analysis.

    Very truly yours,

    Marshall & Stevens Incorporated

                      ASSUMPTIONS AND LIMITING CONDITIONS

DATE OF OPINION

    We assume no responsibility for economic or physical factors occurring subsequent to the date of value which may affect the opinions reported.

NON-APPRAISAL EXPERTISE

    No opinion is intended to be expressed for matters which require legal or specialized expertise, investigation, or knowledge, beyond that customarily employed by us.

INFORMATION AND DATA

    Information supplied by others that was considered in this analysis is from sources believed to be reliable, and no further responsibility is assumed for its accuracy. We reserve the right to make such adjustments to the opinion herein reported based upon consideration of additional or more reliable data that may become available subsequent to the issuance of this report.

MANAGEMENT

    The opinions expressed herein assume the continuation of prudent management policies over whatever period of time is deemed reasonable and necessary to maintain the character and integrity of the subject business enterprise.

PURPOSE

    All opinions are presented as Marshall & Stevens Incorporated's considered opinion based on the facts and data obtained during the course of the investigation. This opinion has been prepared for the sole purpose stated herein and shall not be used for any other purpose.

UNEXPECTED CONDITIONS

    We assume there are no hidden or unexpected conditions associated with the subject property that might adversely affect our opinion. Further, we assume no responsibility for changes in market conditions.

FEE

    The fee established for the formulation and reporting of these conditions has not been contingent upon the results of our analysis.

FUTURE EVENTS

    The reader is advised that this opinion is heavily dependent upon future events with respect to industry performance, economic conditions, and the ability or lack there of for certain product lines and business divisions to meet certain performance levels. The operating projections are deemed to be reasonable and valid at the date of this appraisal; however, there is no assurance or implied guarantee that the assumed facts and circumstances will actually occur.

                                   APPENDIX D

                SECTION 262 OF DELAWARE GENERAL CORPORATION LAW

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254,
       Section 257, Section 258, Section 263, or Section 264 of this title:

       (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

       (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b., and c. of this paragraph.

       (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

       (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or
           (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

       (2) If the merger or consolidation was approved pursuant to Section228 or
           Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice, may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within

           10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections
       (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection
       (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware general corporation law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Our certificate of incorporation and bylaws include provisions to require us to indemnify our directors and officers to the fullest extent permitted by
Section 145, including circumstances in which indemnification is otherwise discretionary. Section 145 also empowers us to purchase and maintain insurance that protects our officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions. We have also entered into separate indemnification agreements with our directors and executive officers.

    At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS

EXHIBIT
NUMBER                                              DESCRIPTION
-------                                             -----------
          2.1(1)            Asset Purchase Agreement between Packaging Atlanta
                            Corporation and Laminating Technologies Inc. dated April 26,
                            1999
         *2.2               Agreement and Plan of Merger by and between Speedcom
                            Wireless International Corporation and LTI Holdings, Inc.,
                            dated as of August 4, 2000 (included as Appendix A to the
                            proxy statement/prospectus filed as part of this
                            Registration Statement and incorporated herein by reference)
          3.1(2)            Amended and Restated Certificate of Incorporation of LTI
                            Holdings, Inc.
          3.2(2)            Amended and Restated Bylaws of LTI Holdings, Inc.
         *3.3               Form of Amended and Restated Certificate of Incorporation,
                            to be effective upon completion of the Merger (included as
                            Appendix B to the proxy statement/ prospectus filed as part of this Registration Statement and incorporated herein by
                            reference)
          4.1(2)            Form of Bridge Note
          4.2(2)            Form of Warrant Agreement
          4.3(2)            Form of Underwriter's Unit Purchase Option
         *5.1               Opinion of Piper Marbury Rudnick & Wolfe LLP
          8.1               Opinion of Piper Marbury Rudnick & Wolfe LLP as to certain tax matters
          8.2               Opinion of Foley & Lardner as to certain tax matters
         10.1(3)            Employment Agreement between the registrant and Michael E.
                            Noonan
         10.2(3)            Registration Rights Agreement between the registrant and
                            Michael E. Noonan
         10.3(2)            Escrow Agreement between the registrant, American Stock
                            Transfer & Trust Company and certain security holders of the registrant
         10.3A(3)           Amendment to Escrow Agreement between the registrant,
                            American Stock Transfer & Trust Company and certain security holders of the registrant
         10.4(2)            Form of Debt Conversion Agreement between the registrant and the Conversion Investors
         10.5(2)            Memorandum of Understanding dated August 26, 1994, between the Registrant and TMR, as amended

EXHIBIT
NUMBER                                              DESCRIPTION
-------                                             -----------
         10.6(2)            Outsourcing Agreement dated September 1, 1994, between the registrant and TMR
         10.7(2)            Amended and Restated 1996 Stock Option Plan
         10.8(2)            Form of Indemnification Agreement
        *16.1               Letter re: Change in certifying accountant
        *23.1               Consent of Piper Marbury Rudnick & Wolfe LLP (included in
                            Exhibits 5.1 and 8.1)
         23.2               Consent of Foley & Lardner (included in Exhibit 8.2)
         23.3               Consent of Grant Thornton, LLP
         23.4               Consent of Ernst & Young LLP
        *23.5               Consent of Marshall & Stevens Incorporated
        *24.1               Power of Attorney (included on Signature Page)
        *99.1               Opinion of Marshall & Stevens Incorporated (included as
                            Appendix C to the proxy statement/prospectus filed as part of this Registration Statement and incorporated herein by
                            reference)
        *99.2               Proxy Card for LTI Holdings Special Meeting of Stockholders

------------------------

*   Previously filed.

(1) Incorporated by reference to the registrant's Definitive Proxy Statement dated May 27, 1999.

(2) Incorporated by reference to the registrant's Registration Statement on Form SB-2 (File No. 333-6711) filed with the SEC on June 24, 1996.

(3) Incorporated by reference to Amendment No. 1 to the registrant's Registration Statement on Form SB-2 (File No. 333-6711) filed with the SEC on July 31, 1996.

(B) FINANCIAL STATEMENT SCHEDULES:

    Not applicable.

ITEM 22. UNDERTAKINGS

(1) The undersigned Registrant hereby undertakes as follows: that prior to any public offering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such offering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(4) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(5) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 25th day of August, 2000.

                                                       LTI HOLDINGS, INC.

                                                       By:  /s/ MICHAEL E. NOONAN
                                                            -----------------------------------------
                                                            Michael E. Noonan
                                                            CHAIRMAN OF THE BOARD, PRESIDENT
                                                            AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                /s/ MICHAEL E. NOONAN                  Chairman of the Board,       August 25, 2000
     -------------------------------------------       President and Chief
                  Michael E. Noonan                    Executive Officer
                                                       (Principal Executive
                                                       Officer)

                          *                            Chief Financial Officer      August 25, 2000
     -------------------------------------------       (Principal Financial
                 Donald L. Aldridge                    Officer)

                          *                            Controller (Principal        August 25, 2000
     -------------------------------------------       Accounting Officer)
                   Shirley A. Pigg

                          *                            Director                     August 25, 2000
     -------------------------------------------
                Ronald L. Christensen

                          *                            Director                     August 25, 2000
     -------------------------------------------
                  William J. Warren

  *By:                /s/ MICHAEL E. NOONAN
              ------------------------------------
                        Michael E. Noonan
                        Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                              DESCRIPTION
-------                                             -----------
          2.1(1)            Asset Purchase Agreement between Packaging Atlanta
                            Corporation and Laminating Technologies Inc. dated April 26,
                            1999
         *2.2               Agreement and Plan of Merger by and between Speedcom
                            Wireless International Corporation and LTI Holdings, Inc.,
                            dated as of August 4, 2000 (included as Appendix A to the
                            proxy statement/prospectus filed as part of this
                            Registration Statement and incorporated herein by reference)
          3.1(2)            Amended and Restated Certificate of Incorporation of LTI
                            Holdings, Inc.
          3.2(2)            Amended and Restated Bylaws of LTI Holdings, Inc.
         *3.3               Form of Amended and Restated Certificate of Incorporation,
                            to be effective upon completion of the Merger (included as
                            Appendix B to the proxy statement/ prospectus filed as part of this Registration Statement and incorporated herein by
                            reference)
          4.1(2)            Form of Bridge Note
          4.2(2)            Form of Warrant Agreement
          4.3(2)            Form of Underwriter's Unit Purchase Option
         *5.1               Opinion of Piper Marbury Rudnick & Wolfe LLP
          8.1               Opinion of Piper Marbury Rudnick & Wolfe LLP as to certain tax matters
          8.2               Opinion of Foley & Lardner as to certain tax matters
         10.1(3)            Employment Agreement between the registrant and Michael E.
                            Noonan
         10.2(3)            Registration Rights Agreement between the registrant and
                            Michael E. Noonan
         10.3(2)            Escrow Agreement between the registrant, American Stock
                            Transfer & Trust Company and certain security holders of the registrant
         10.3A(3)           Amendment to Escrow Agreement between the registrant,
                            American Stock Transfer & Trust Company and certain security holders of the registrant
         10.4(2)            Form of Debt Conversion Agreement between the registrant and the Conversion Investors
         10.5(2)            Memorandum of Understanding dated August 26, 1994, between the Registrant and TMR, as amended
         10.6(2)            Outsourcing Agreement dated September 1, 1994, between the registrant and TMR
         10.7(2)            Amended and Restated 1996 Stock Option Plan
         10.8(2)            Form of Indemnification Agreement
        *16.1               Letter re: Change in certifying accountant
        *23.1               Consent of Piper Marbury Rudnick & Wolfe LLP (included in
                            Exhibits 5.1 and 8.1)
         23.2               Consent of Foley & Lardner (included in Exhibit 8.2)
         23.3               Consent of Grant Thornton, LLP
         23.4               Consent of Ernst & Young LLP
        *23.5               Consent of Marshall & Stevens Incorporated
        *24.1               Power of Attorney (included on Signature Page)
        *99.1               Opinion of Marshall & Stevens Incorporated (included as
                            Appendix C to the proxy statement/prospectus filed as part of this Registration Statement and incorporated herein by
                            reference)
        *99.2               Proxy Card for LTI Holdings Special Meeting of Stockholders

------------------------

*   Previously filed.

(1) Incorporated by reference to the registrant's Definitive Proxy Statement dated May 27, 1999.

(2) Incorporated by reference to the registrant's Registration Statement on Form SB-2 (File No. 333-6711) filed with the SEC on June 24, 1996.

(3) Incorporated by reference to Amendment No. 1 to the registrant's Registration Statement on Form SB-2 (File No. 333-6711) filed with the SEC on July 31, 1996.